  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998
                                                     REGISTRATION NO. 333-51097
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 3
                                      TO
                              NOTE EXCHANGE OFFER
                                      ON
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                       COVAD COMMUNICATIONS GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------

            DELAWARE                           1731                        77-0461529
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                              3560 BASSETT STREET
                         SANTA CLARA, CALIFORNIA 95054
                                (408) 490-4500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------

                           ROBERT KNOWLING JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       COVAD COMMUNICATIONS GROUP, INC.
                              3560 BASSETT STREET
                         SANTA CLARA, CALIFORNIA 95054
                                (408) 490-4500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:

                             BARRY E. TAYLOR, ESQ.
                           MEREDITH S. JACKSON, ESQ.

                         ROBERT G. O'CONNOR, ESQ.
                           CECILIA M. DE LEON, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                (650) 493-9300
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                               ----------------
  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION DATED AUGUST 7, 1998

PROSPECTUS

                        COVAD COMMUNICATIONS GROUP, INC.

                             OFFER TO EXCHANGE ITS
           13 1/2% SENIOR DISCOUNT NOTES DUE MARCH 15, 2008, SERIES B
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                       FOR ANY AND ALL OF ITS OUTSTANDING
           13 1/2% SENIOR DISCOUNT NOTES DUE MARCH 15, 2008, SERIES A

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME ON      , 1998, UNLESS EXTENDED.

                                  -----------

  Covad Communications Group, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount at maturity of its 13 1/2% Senior Discount Notes due March 15, 2008, Series B (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part, for each $1,000 principal amount at maturity of its outstanding 13 1/2% Senior Discount Notes due March 15, 2008, Series A (the "Old Notes"), of which $260,000,000 principal amount at maturity is outstanding as of the date hereof.

  The Company will accept for exchange any and all validly tendered Old Notes
prior to 5:00 P.M., New York City time, on    , 1998, unless extended (the
"Expiration Date"). Old Notes may be tendered only in integral multiples of $1,000 principal amount at maturity. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. The Company will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."

  The terms of the New Notes will be identical in all material respects to those of the Old Notes, except that the New Notes (i) will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) will not be entitled to certain registration or other rights under the Registration Rights Agreement (as defined below), including the provision in the Registration
Rights Agreement for additional interest on the Old Notes of up to 2.0% per annum upon failure by the Company to consummate the Exchange Offer. See "Description of the Old Notes--Registration Rights; Additional Interest." The New Notes will be entitled to the benefits of the indenture governing the Old Notes. See "Description of the Old Notes" and "The Exchange Offer." The definitions of certain terms used herein are set forth in "Description of the Old Notes--Certain Definitions" or in Appendix A of this Prospectus.
                                                   (Continued on following page)

THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO HOLDERS
                                ON      , 1998.

  SEE "RISK FACTORS" ON PAGE 12 FOR INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS OFFERING.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                  -----------

                  The date of this Prospectus is       , 1998

 (Continuation of cover page)

  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated as of March 11, 1998 (the "Registration Rights Agreement") by and among the Company and Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated (the "Initial Purchasers"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy the Company's obligations under the Registration Rights Agreement to register the Old Notes under the Securities Act. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Old Notes not tendered by the holders of the Old Notes (together with the holders of the New Notes, the "Holders") for exchange. See "Risk Factors-- Consequences to Non-Tendering Holders of Old Notes."

  The Old Notes were initially represented (i) in the case of Old Notes initially purchased by "qualified institutional buyers" (as such term is defined in Rule 144A under the Securities Act), by two global Old Notes in fully registered form, all registered in the name of a nominee of The Depository Trust Company ("DTC"), and (ii) in the case of Old Notes initially purchased by persons other than U.S. persons in reliance upon Regulation S under the Securities Act, by one global Regulation S Old Note in fully registered form, all registered in the name of a nominee of DTC for the accounts of Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel Bank"). The New Notes exchanged for the Old Notes represented by the global Old Notes and global Regulation S Old Note will be represented (a) in the case of "qualified institutional buyers", by two global New Notes in fully registered form, registered in the name of the nominee of DTC, and (ii) one global Regulation S New Note in fully registered form registered in the name of the nominee of DTC for the accounts of Euroclear and Cedel Bank. The global New Notes and global Regulation S New Note will be exchangeable for definitive New Notes in registered form, in denominations of $1,000 principal amount at maturity and integral multiples thereof. The New Notes in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such New Notes will therefore settle in immediately available funds. See "The Exchange Offer--Book-Entry Transfer; Delivery and Form."

  The New Notes will accrete in principal amount at the rate of 13.5% per annum from the date of issuance thereof until March 15, 2003. Thereafter, the New Notes will bear interest at a rate equal to 13.5% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2003. The Old Notes will continue to accrete in principal amount at the rate of 13.5% per annum to, but not including, the date of issuance of the New Notes. Such accretion will become a part of the Accreted Value (as defined in "Description of the Old Notes--Certain Definitions") of the New Notes. Any Old Notes not tendered or accepted for exchange will continue to accrete in principal amount at the rate of 13.5%per annum in accordance with its terms.

  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. On or prior to March 15, 2001, up to 35% of the aggregate principal amount at maturity of the New Notes will be redeemable at the option of the Company with the net cash proceeds of one or more Public Equity Offerings (as defined in "Description of the Old Notes--Certain Definitions") or the sale of at least $35.0 million of Capital Stock (as defined in "Description of the Old Notes--Certain Definitions") to one or more Strategic Equity Investors (as defined in "Description of the Old Notes--Certain Definitions"); provided, however, that New Notes representing $87.8 million of initial aggregate Accreted Value of the Old Notes originally issued remain outstanding immediately after such redemption. Upon the occurrence of a Change of Control (as defined in "Description of the Old Notes--Certain Definitions"), each Holder of the New Notes may require the Company to repurchase all or a portion of such Holder's New Notes at 101% of the aggregate Accreted Value thereof (if prior to March 15, 2003) or the principal amount thereof (if on or after March 15, 2003), together with accrued and unpaid interest if any, to the date of repurchase. See "Description of the Old Notes" and "Description of the New Notes."

  The Company is making the Exchange Offer in reliance on the position of the Staff of the Division of Corporation Finance of the Securities Exchange Commission (the "SEC" or "Commission") as set forth in the

 (Continuation of cover page)

Staff's Exxon Capital Holdings Corp. SEC No-Action Letter (available April 13,
1989), Morgan Stanley & Co., Inc. SEC No-Action Letter (available June 5,
1991), Shearman & Sterling SEC No-Action Letter (available July 7, 1993), and other interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff of the Division of Corporation Finance of the SEC would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule144A under the Securities Act ("Rule144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the Staff of the Division of Corporation Finance of the SEC set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer") and exchanges such Old Notes for New Notes, then such Participating Broker-Dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

  Each Holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such Holder is not a broker-dealer, such Holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff of the Division of Corporation Finance of the SEC in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 150 days after the effective date of the Registration Statement (subject to extension under certain limited circumstances described below) or, if earlier, when such Participating Broker-Dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See "Plan of Distribution."

 (Continuation of cover page)

Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 150-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

  The New Notes will be senior obligations of the Company, will rank pari passu (equally) in right of payment with all existing and future senior Debt (as defined in "Description of the Old Notes--Certain Definitions") of the Company and will rank senior in right of payment to all future subordinated Debt of the Company. As of March 31, 1998, the Company had approximately $128.4 million of long-term obligations (including current portion but net of the debt discount (the "Debt Discount") associated with the warrants issued with the issuance of the Old Notes (the "Old Note Issuance"). However, the Company is a holding company and the New Notes will be effectively subordinated to future Debt and other liabilities (including any subordinated indebtedness and trade payables) of the Company's Subsidiaries (as defined in "Available Information"). See "Risk Factors--Substantial Leverage", "-- No Assurance of Ability to Service Indebtedness" and "--Holding Company Structure; Restrictions on Access to Subsidiary Cash Flow." The Indenture permits the Company and its Subsidiaries to incur substantial additional Debt, including secured Debt, subject to certain limitations. The Company conducts its operations primarily through its Subsidiaries. These Subsidiaries do not guarantee the Old Notes and will not be required to guarantee the New Notes, and the Company is permitted to make substantial investments in these Subsidiaries.

  Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture and the Registration Rights Agreement (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders (other than to the Initial Purchasers under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Notes could be adversely affected. See "Summary-- Certain Consequences of a Failure to Exchange Old Notes."

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

 (Continuation of cover page)

  Prior to this Exchange Offer, there has been no public market for the Old Notes or New Notes. The Company does not intend to list the New Notes on a national securities exchange or to seek approval for quotation through the Nasdaq National Market. As the Old Notes were issued and the New Notes are being issued to a limited number of institutions who typically hold similar securities for investments, the Company does not expect that an active public market for the New Notes will develop. In addition, resales by certain Holders of any outstanding Old Notes and the New Notes of a substantial percentage of the aggregate principal amount at maturity of such New Notes could constrain the ability of any market maker to develop or maintain a market for the New Notes. To the extent that a market for the New Notes should develop, the market value of the New Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the New Notes to trade at a discount from face value. See "Risk Factors-- Absence of Public Market for the New Notes; Restrictions on Transfer." The Company has agreed to pay the expenses of the Exchange Offer.

  The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                          FORWARD-LOOKING STATEMENTS

  THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. ALL STATEMENTS REGARDING THE COMPANY'S AND ITS SUBSIDIARIES' EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY AND ITS SUBSIDIARIES BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. ACTUAL RESULTS WILL DIFFER AND SUCH DIFFERENCES MAY BE MATERIAL. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY, ITS SUBSIDIARIES OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

  This Prospectus includes "forward-looking" statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act. The safe harbor provisions are not applicable to any "forward looking" statements made in connection with the initial issuance of New Notes pursuant to this Prospectus, although such provisions are applicable to such statements made in connection with resales of New Notes.

                             AVAILABLE INFORMATION

  The Company is not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has agreed that, whether or not it is required to do so by the rules and regulations of the SEC, for so long as any of the Old Notes and New Notes remain outstanding, it will furnish to the Holders of the Old Notes and New Notes and file with the SEC (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual

 (Continuation of cover page)

information only, a report thereon by the Company's independent auditors and
(ii) all reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods set forth in the rules and regulations of the SEC. In addition, for so long as any of the Old Notes and New Notes remain outstanding, the Company has agreed to make available to the Holders of the Old Notes and New Notes, securities analysts, prospective purchasers of the Old Notes and New Notes or beneficial owners of the Old Notes and New Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

  Market data and certain industry forecasts used throughout this Prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified by the Company.

  Covad Communications Company, Inc. was incorporated in California on October 7, 1996 under the name Covad Communications Company, Inc. In July 1997, Covad Communications Company became a wholly-owned subsidiary of Covad
Communications Group, Inc., a Delaware corporation. Unless the context otherwise requires, "Covad" and the "Company" refer to Covad Communications Group, Inc. and its subsidiaries (the "Subsidiaries"), including Covad Communications Company.

  The "Covad(TM)", "TeleSpeed SM", "The Speed to Work SM"and the Covad crescent logo names and marks are among the trademarks of the Company. This Prospectus contains other product names, trade names and trademarks of the Company and of other organizations.

                            ADDITIONAL INFORMATION

  This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") filed by the Company with the SEC under the Securities Act. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to the Company and the New Notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed by the Company with the SEC and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the Registration Statement may be obtained from the SEC's Internet address at http://www.sec.gov.

                               PROSPECTUS SUMMARY

  Unless the context requires otherwise, references to "Covad" or the "Company" herein refer to Covad Communications Group, Inc. and its Subsidiaries. The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. This Prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act; provided, however, that the safe harbor provisions of
Section 27A and Section 21E are not applicable to any "forward looking" statements made in connection with the initial issuance of New Notes pursuant to this Prospectus, although such provisions are applicable to such statements made in connection with resales of New Notes. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Actual results will differ from such plans, intentions and expectations, and such differences may be material. Important factors that could cause actual results to differ materially from the Company's forward-looking statements are set forth in "Risk Factors" and elsewhere in this Prospectus. The Company disclaims any obligation to update forward-looking statements contained herein. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. The New Notes offered hereby involve a high degree of risk. See "Risk Factors." The definitions of certain terms used herein are set forth in "Description of the Old Notes" or in Appendix A of this Prospectus. Unless otherwise indicated, information in the Prospectus reflects a two-for-one stock split effected by the Company in May 1998.

                                  THE COMPANY

  The Company is a packet-based Competitive Local Exchange Carrier ("CLEC") which provides high-speed data communication services using Digital Subscriber Line ("DSL") technology. Covad was formed to capitalize on the substantial business opportunity created by the growing demand for high-speed data communications, the commercial availability of low-cost DSL technology and the passage of the Telecommunications Act of 1996 (the "1996 Act"). The Company's services enhance remote access from homes to Local Area Networks ("LANs") of large corporations, government entities and educational institutions (collectively, "enterprises") and enable Internet Service Providers ("ISPs") to offer high-speed Internet access to their end-users. The Company's services are provided over standard copper telephone lines at speeds of up to 1.5 Megabits per second ("Mbps"), approximately 50 times the speed available through a standard 28.8 Kilobits per second ("Kbps") modem. The Company markets its services directly to enterprises that are increasingly emphasizing remote LAN ("RLAN") access to improve employee productivity and reduce operating costs. The Company also markets its services indirectly through ISPs that wish to sell high-speed Internet access initially to small- and medium-sized businesses, and subsequently to consumers, using the Company's DSL lines.

  The Company was founded in October 1996 and launched its services in its first market, the San Francisco Bay Area, in December 1997. Covad has entered into arrangements with a number of enterprise customers which are making the Company's services generally available to their employees and has arrangements for pilot implementations with additional enterprise customers. The Company has also entered into marketing arrangements with 23 ISP customers, including Concentric Network Corporation and Verio Inc. Covad's services are currently available for subscription to over one million homes and businesses in the San Francisco Bay Area. The Company is aggressively expanding its geographical coverage in the San Francisco Bay Area. The Company plans to offer its services in other regions, initially including Boston, Los Angeles, New York, Seattle and Washington, D.C.

  The demand for high-speed data services is growing rapidly. Over the past ten years, high-speed LANs have become increasingly important to enterprises in order for employees to share information, send e-mail, search databases and conduct business. The Company believes that a large majority of personal computers used in enterprises are connected to LANs. Enterprises are now seeking to extend this same high-speed connectivity to employees accessing the LAN from home to improve employee productivity and reduce operating costs. High-speed connectivity has also become important to small- and medium-sized businesses due to the dramatic increase in Internet usage. High-speed Internet connections are required for small- and medium-sized businesses to host Web sites and access critical business information outside the company. The Company expects the market size for both RLAN access and small- and medium-sized business Internet access to continue to grow rapidly as businesses increase their use of the Internet, intranets and privately managed networks. Industry analysts estimate that the number of remote access lines in the U.S. will grow from approximately ten million in 1996 to approximately 30 million in 2000, a compound annual growth rate in excess of 30%.

  Through its use of DSL technology, the Company can effectively leverage the existing telephone network copper infrastructure to deploy service more quickly and at lower costs than technologies such as cable modems and wireless data networks that require large initial infrastructure investments before service can be provided.

NEW EQUITY INVESTMENTS

  The Company's investors include Intel, Warburg, Pincus Ventures, L.P. ("Warburg" or "WPV") and Crosspoint Venture Partners 1996 ("Crosspoint" and together with Intel and Warburg, the "Investors"). On February 20, 1998, the Company entered into a subscription agreement with the Investors, pursuant to which Warburg and Crosspoint unconditionally agreed to invest $16.0 million of additional equity capital in the Company at a date to be determined by the Company but no later than March 11, 1999 (the "Equity Commitment"). The Company agreed to either call the Equity Commitment or to complete an alternate equity financing of at least $16.0 million by the end of March 11, 1999. Also, pursuant to this subscription agreement, Intel invested $1.0 million of additional equity capital (the "Stock Purchase") concurrently with the closing of the Old Note Issuance. In April 1998, the parties amended the Subscription Agreement to provide for the assignment by Warburg and Crosspoint of their obligations to invest $100,000 of the $16.0 million Equity Commitment to a director of the Company. As a result of this amendment, Warburg and Crosspoint's obligations were reduced to an aggregate of $15.9 million. See "Certain Relationships and Related Transactions."

FINANCING STRATEGY

  The Company intends to use its current capital resources to expand its operations to five additional regions in the next 18 months and to complete additional deployment in the San Francisco Bay Area. The Company believes such resources will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, associated with the rollout of its initial regions. While the Company believes that such resources will be sufficient to finance its expansion into the initial regions, it may need to secure additional financing to enter additional regions or to meet higher-than-expected subscription rates for its services. If demand for the Company's services is less than expected, the Company may require additional financing at an earlier date, although the Company believes it would be able to reduce certain costs that are, to a large extent, demand-driven, or delay its entry into various of its targeted regions. There can be no assurance that the Company will be able to implement its rollout strategy in a timely fashion, if at all. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."

                               THE EXCHANGE OFFER

The Exchange Offer............  $1,000 principal amount at maturity of the New
                                Notes in exchange for each $1,000 principal amount at maturity of the Old Notes. As of August 6, 1998, $260,000,000 in aggregate principal amount at maturity of Old Notes were outstanding. The Company will issue the New Notes to Holders on or promptly after the Expiration Date.

                                Based on an interpretation by the Staff of the SEC set forth in the Staff's Exxon Capital Holdings Corp. SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc. SEC No-Action Letter (available June 5, 1991), Shearman & Sterling SEC No-Action Letter (available July 7, 1993), and other no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act
                                (i) cannot rely on the interpretation by the Staff of the SEC set forth in the above referenced no-action letters, (ii) cannot tender its Old Notes in the Exchange Offer and
                                (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors-- Consequences to Non-Tendering Holder of Old Notes."

                                Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 150 days after the effective date of the Registration Statement, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date...............       , 1998, unless the Exchange Offer is
                                extended, in which case the term "Expiration
                                Date" means the latest date and time to which the Exchange Offer is extended.

Accretion of the New Notes
and the Old Notes.............  No cash interest will accrue or be payable in respect of the New Notes prior to March 15, 2003. Thereafter, interest will accrue at the rate of 13.5% per annum, payable semiannually in arrears on each March 15 and September 15, commencing September 15, 2003. The Old Notes accepted for exchange will continue to accrete in principal amount at the rate of 13.5% per annum to, but excluding, the issuance date of the New Notes and will cease to accrete in principal amount upon cancellation of the Old Notes and issuance of the New Notes. Any Old Notes not tendered or accepted for exchange will continue to accrete in principal amount at the rate of 13.5% per annum in accordance with its terms. The Accreted Value of the New Notes upon issuance will equal the Accreted Value of the Old Notes accepted for exchange immediately prior to issuance of the New Notes.

Conditions to the Exchange
Offer.........................  The Exchange Offer is subject to certain customary conditions. The conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of the Company to proceed with the Exchange Offer. As of the date hereof, none of these events had occurred, and the Company believes their occurrence to be unlikely. If any such conditions do exist prior to the Expiration Date, the Company may (i) refuse to accept any Old Notes and return all previously tendered Old Notes, (ii) extend the Exchange Offer or
                                (iii) waive such conditions. See "The Exchange Offer-Conditions."

Procedures for Tendering Old
Notes.........................  Each Holder of Old Notes wishing to accept the
                                Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes to be exchanged and any other required documentation to The Bank of New York, as Exchange Agent (the "Exchange Agent"), at the address set forth herein and therein or effect a tender of such Old Notes pursuant to the procedures for book-entry transfer as provided for herein. By executing the Letter of Transmittal or effecting a book-entry transfer, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Holder nor any such person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Each Participating Broker-Dealer that receives New Notes not acquired directly from the Company must acknowledge that it will deliver a copy of this Prospectus in connection with any resale of such New Notes. See "The Exchange Offer-- Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
Beneficial Owners.............  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender such Old Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures....................  Holders of Old Notes who wish to tender their
                                Old Notes and whose Old Notes are not
                                immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent, or cannot complete the procedure for book-entry transfer, prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights.............  Tenders may be withdrawn at any time prior to
                                5:00 p.m., New York City time, on the
                                Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent in conformity with certain procedures set forth under "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Old Notes and
Delivery of New Notes.........  The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. Any Old Notes not accepted for exchange will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer."

Certain Tax Considerations....  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "United States Federal Income Tax Considerations."

Exchange Agent................  The Bank of New York.

                               TERMS OF NEW NOTES

  The Exchange Offer applies to up to $260,000,000 aggregate principal amount at maturity of the Company's Old Notes. The New Notes will be obligations of the Company evidencing the same Debt as the Old Notes and will be entitled to the benefits of the same Indenture. See "Description of the New Notes." The form and terms of the New Notes are the same as the form and terms of the Old Notes in all material respects except that the New Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to additional interest payments applicable to the Old Notes. See "Description of the New Notes."

New Notes Offered.............  $260,000,000 aggregate principal amount at maturity of 13 1/2% Senior Discount Notes due 2008, Series B.

Maturity......................  March 15, 2008.

Interest......................  The New Notes will be sold at a substantial discount to their principal amount at maturity, and will accrete in value through March 15, 2003 (the "Full Accretion Date") at a rate of 13.5% per annum, compounded semi-annually. Cash interest will neither accrue nor be payable on the New Notes prior to the Full Accretion Date. Thereafter, the New Notes will bear interest at the rate of 13.5% per annum, payable in cash semi-annually in arrears on March 15 and September 15, commencing September 15, 2003.

Ranking.......................
                                The New Notes will be senior obligations of the Company, will rank pari passu in right of payment with all existing and future senior Debt of the Company and will rank senior in right of payment to all future subordinated Debt of the Company, but will be effectively subordinated to any secured Debt of the Company and future Debt and other liabilities (including subordinated Debt and trade payables) of the Company's Subsidiaries. The Indenture permits the incurrence of substantial additional Debt, including secured Debt, by the Company and its Subsidiaries, subject to certain restrictions. See "Risk Factors-- Holding Company Structure; Restrictions on Access to Subsidiary Cash Flow." As of March 31, 1998, the Company had approximately $128.4 million of long-term obligations (including current portion but net of the Debt Discount) outstanding.

Sinking Fund..................  None.

Optional Redemption...........  The New Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after March 15, 2003, at a premium declining to par on March 15, 2006, plus accrued and unpaid interest through the redemption date.

                                In addition, at any time prior to or on March 15, 2001, the Company may redeem up to 35% of the aggregate principal amount at maturity of the New Notes at a redemption price of 113.5% of the Accreted Value to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings or the sale of at least $35.0 million of Capital Stock to one or more Strategic Equity Investors; provided, however, that New Notes representing at least $87.8 million of initial aggregate Accreted Value of Old Notes originally issued remain outstanding immediately after the occurrence of such redemption.

Change of Control.............  In the event of a Change of Control, the
                                Holders of the New Notes will have the right to require the Company to purchase the New Notes at a price equal to 101% of the aggregate principal amount or Accreted Value thereof, as applicable, plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the New Notes upon a Change of Control. See "Risk Factors-- Substantial Leverage" and "--Ability to Service Indebtedness" and "Description of the Old Notes--Events of Default and Remedies."

Covenants.....................  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in "Description of the Old Notes-- Certain Definitions") to make certain restricted payments, incur additional indebtedness and issue Disqualified Stock (as defined in "Description of the Old Notes-- Certain Definitions"), pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale or leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Restricted Subsidiaries, change their lines of business, issue or sell equity interests of the Company's Restricted Subsidiaries or enter into mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to purchase the New Notes at a price equal to 100% of the principal amount or Accreted Value thereof, as applicable, plus accrued and unpaid interest to the date of purchase, with the proceeds of certain asset sales. See "Description of the Old Notes--Certain Covenants" and "Description of the New Notes."

Exchange Rights...............  Holders of New Notes will not be entitled to any exchange or registration rights with respect to the New Notes. Holders of Old Notes are entitled to certain exchange rights pursuant to the Registration Rights Agreement. Under the Registration Rights Agreement, the Company is required to offer to exchange the Old Notes for New Notes having substantially identical terms which have been registered under the Securities Act. This Exchange Offer is intended to satisfy such obligation. Once the Exchange Offer is consummated, the Company will have no further obligations to register any Old Notes not tendered by the Holders thereof for exchange. See "Risk Factors-- Consequences to Non-Tendering of Old Notes."

Form of New Notes.............  The New Notes will be represented by one or more permanent global Notes in definitive, fully registered form, to be deposited with The Bank of New York, as the Trustee (the "Trustee") under the Indenture, as custodian for, and registered in the name of, a nominee of DTC. The New Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will be represented by one or more permanent global Notes in definitive, fully registered form deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC for the accounts of Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear and Cedel Bank. See "The Exchange Offer--Book-Entry Transfers; Delivery and Form."

Use of Proceeds...............  The Company will not receive any proceeds from the Exchange Offer.

            CERTAIN CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

  The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, Holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions applicable solely to the Initial Purchasers). The Company currently does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable).

  To the extent that Old Notes are tendered and accepted in the Exchange Offer any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

  The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether Holders of the requisite percentage in outstanding principal amount at maturity thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes."

  The Registration Rights Agreement provides that, if the Exchange Offer were not consummated within the time period specified therein, additional interest will accrue on the Old Notes at a rate of 0.50% per annum over the rate at which interest is then accruing or, as applicable, principal is then accreting, during the 90-day period immediately following the occurrence of any registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period until such Registration Default has been cured, but in no event would such additional interest exceed 2.0% per annum. See "Description of the Old Notes--Registration Rights; Additional Interest." Following consummation of the Exchange Offer, neither the Old Notes nor the New Notes will be entitled to any such additional interest.

                             SUMMARY FINANCIAL DATA

  The following summary consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The consolidated statement of operations data for the year ended December 31, 1997, and the consolidated balance sheet data at December 31, 1997 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements and the related Notes thereto included herein. The consolidated statement of operations data for the three months ended March 31, 1998, and the consolidated balance sheet data at March 31, 1998 are derived from unaudited consolidated financial statements included herein that include, in the opinion of management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The consolidated results of operations for the three months ended March 31, 1998 are not necessarily indicative of future results. For the three months ended March 31, 1997, the Company had no revenues and total expenses were not significant.

                                                                 THREE MONTHS
                                                 YEAR ENDED          ENDED
                                                DECEMBER 31,    MARCH 31, 1998
                                                    1997          (UNAUDITED)
                                              ----------------- ---------------
                                                   (DOLLARS IN THOUSANDS,
                                                  EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS:
  Revenues...................................    $       26       $      186
  Operating expenses:
    Network and product costs................            54              203
    Sales, marketing, general and
     administrative..........................         2,669            2,171
    Depreciation and amortization............            70              164
                                                 ----------       ----------
      Total operating expenses...............         2,793            2,538
                                                 ----------       ----------
  Loss from operations.......................        (2,767)          (2,352)
  Interest income (expense):
    Interest income..........................           167              435
    Interest expense.........................           (12)            (864)
                                                 ----------       ----------
      Net interest...........................           155             (429)
                                                 ----------       ----------
  Net loss...................................    $   (2,612)      $   (2,781)
                                                 ==========       ==========
  Net loss per common share..................    $    (0.36)      $    (0.37)
  Weighted average shares used in computing
   net loss per share........................     7,344,276        7,575,803
  Ratio of earnings to fixed charges (1).....    $       --       $       --
  Deficiency of earnings to cover fixed
   charges(1)(2).............................         2,612            2,781
CASH FLOW DATA:
  Provided by (used for) operating
   activities................................    $   (1,895)      $      521
  Provided by (used for) investing
   activities................................        (2,494)          (3,802)
  Provided by (used for) financing
   activities................................         8,767          130,661
                                                                     AS OF
                                                    AS OF       MARCH 31, 1998
                                              DECEMBER 31, 1997   (UNAUDITED)
                                              ----------------- ---------------
                                                   (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents..................    $    4,378       $  131,758
  Net property and equipment.................         3,014            6,652
  Total assets...............................         8,074          147,481
  Long-term obligations, net, including
   current portion...........................           783          128,401
  Total stockholders' equity.................         6,498           16,193
                                                                 THREE MONTHS
                                                 YEAR ENDED          ENDED
                                                DECEMBER 31,    MARCH 31, 1998
                                                    1997          (UNAUDITED)
                                              ----------------- ---------------
                                                   (DOLLARS IN THOUSANDS,
                                                  EXCEPT PER SHARE AMOUNTS)
OTHER DATA:
  EBITDA(3)..................................        (2,402)          (1,961)

--------
(1) For purposes of determining the ratio of earnings to fixed charges, and the deficiency of earnings to cover fixed charges, "earnings" included pre-tax loss from operations adjusted for fixed charges. "Fixed charges" include interest expense, capitalized interest, amortization of debt discount and financing costs, and that portion of rent expense which the Company believes to be representative of interest.

(2) In view of the Company's limited operating history and due to additional interest charges (including amortization of debt discount and debt issuance costs), the deficiency of earnings to cover fixed charges should not be considered indicative of the deficiency of earnings to fixed charges in the future.

(3) EBITDA consists of net loss excluding net interest, depreciation and amortization, including deferred compensation. EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. EBITDA is presented to enhance an understanding of the Company's operating results and should not be construed as an alternative to operating income, as determined in accordance with generally accepted accounting principles, as an indicator of the Company's operating performance or to cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. EBITDA as calculated by the Company may be calculated differently than EBITDA for other companies. See the Company's Consolidated Financial Statements and the related Notes thereto contained elsewhere in this Prospectus.

                                 RISK FACTORS

  An investment in the New Notes involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the New Notes offered hereby. No investor should participate in the Exchange Offer unless such investor can afford a complete loss of the investment. In addition, this Prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act; provided, however, that the safe harbor provisions of Section 27A and
Section 21E are not applicable to any "forward looking" statements made in connection with the initial issuance of New Notes pursuant to this Prospectus, although such provisions are applicable to such statements made in connection with resales of New Notes. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Actual results will differ from such plans, intentions and expectations, and such differences may be material. Important factors that could cause actual results to differ materially from the Company's forward-looking statements are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. The Company disclaims any obligation to update information contained in any forward-looking statement.

SUBSTANTIAL LEVERAGE

  As a result of the Old Note Issuance, the Company is highly leveraged. At March 31, 1998, the Company and its Subsidiaries had approximately $128.4 million of long-term obligations (including current portion but net of the Debt Discount). In addition, the Indenture permits the Company and its Subsidiaries to incur substantial additional indebtedness subject to certain restrictions. See "Description of the Old Notes--Certain Covenants." The impact of the Company's indebtedness should be considered in light of expected interest charges relating to the New Notes, which the Company expects will be approximately $16.0 million during the year ending December 31, 1998, will increase to approximately $22.3 million for the year ending December 31, 1999 and will increase annually thereafter to approximately $36.9 million for the year ending December 31, 2004. The Company plans to incur substantial additional indebtedness to finance the continued development, commercial deployment and expansion of its network and for funding operating losses. The degree to which the Company is leveraged could have important consequences to the Holders of the New Notes, including, but not limited to, the following:
(i) the Company's ability to obtain additional financing or refinancing in the future for working capital, capital expenditures, service development and enhancement, acquisitions, general corporate purposes or other purposes may be materially limited or impaired; (ii) the Company's cash flow, if any, may be unavailable for the Company's business as a substantial portion of the Company's cash flow must be dedicated to the payment of principal and interest on its indebtedness, including the New Notes; (iii) the terms of future permitted indebtedness may limit the Company's ability to redeem the New Notes in the event of a Change of Control; and (iv) the Company's high degree of leverage may make it more vulnerable to economic downturns, may limit its ability to withstand competitive pressures and may reduce its flexibility in responding to changing business and economic conditions.

NO ASSURANCE OF ABILITY TO SERVICE INDEBTEDNESS

  The Company expects that it will continue to generate substantial operating losses and negative cash flow for at least the next several years. No assurance can be given that the Company will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness, including the New Notes. The Company expects that annual interest and amortization charges relating to the New Notes will be approximately $16.0 million during the year ending December 31, 1998, will increase to approximately $22.3 million for the year ending December 31, 1999 and will increase annually thereafter to approximately $36.9 million for the year ending December 31, 2004. The ability of the Company to make scheduled payments with respect to indebtedness (including the New Notes) will depend upon, among other things: (i) the Company's ability to achieve significant and sustained growth in cash flow; (ii) the rate of and successful commercial deployment of its network; (iii) the market acceptance, customer demand, rate of utilization and pricing for the Company's services; (iv) the future operating performance of the Company and the extent to which the Company's TeleSpeed service is subject to performance problems; (v) the Company's ability to successfully complete development, upgrades and enhancements of its network and (vi) the Company's ability to complete additional financings, as necessary. Each of these factors is, to a large extent, subject to economic, financial, competitive and other factors, many of which are beyond the Company's control. If the Company is unable to generate sufficient cash flow to service its indebtedness, including the New Notes, it may have to reduce or delay network deployments, restructure or refinance its indebtedness or seek additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, in light of the Company's high leverage, or that any such strategy would yield sufficient proceeds to service and repay the Company's indebtedness, including the New Notes. Any failure by the Company to satisfy its obligations with respect to the New Notes at maturity or prior thereto would constitute a default under the Indenture and could cause a default under agreements governing other indebtedness of the Company. In the event of such default, the holders of such indebtedness would have enforcement rights, including the right to accelerate such debt and the right to commence an involuntary bankruptcy proceeding against the Company. Absent successful commercial introduction of its service on a broad scale, ongoing technical development of the network to achieve scalability and reduced costs and significant growth of its cash flow, the Company will not be able to service or repay its indebtedness, including the New Notes.

LIMITED OPERATING HISTORY AND EARLY STAGE OF DEPLOYMENT

  The Company was incorporated in October 1996, signed its first interconnection agreement with an ILEC in April 1997, established its first ILEC collocation facilities in July 1997 and introduced its service commercially in December 1997. As a result of the Company's limited operating history and because the Old Note Issuance and the Company's expected use of proceeds therefrom make recent and future operating results not comparable to historical operating results, the Company does not have historical financial data for any period upon which an evaluation of the Company or its prospects can be based. In addition, many members of the senior management team and other employees have been working together at the Company for less than one year.

  The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, rapidly expand the geographic coverage of its services, attract and retain customers, increase awareness of the Company's services, respond to competitive developments, continue to attract, retain and motivate qualified persons and continue to upgrade its technologies and commercialize its network services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks and failure to do so could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes.

FUTURE EXPECTED LOSSES

  The Company has incurred net operating losses and experienced negative cash flow each month since its inception. As of March 31, 1998, the Company had an accumulated deficit of $5.4 million. The Company expects that annual interest and amortization charges relating to the New Notes will be approximately $16.0 million during the year ending December 31, 1998, will increase to approximately $22.3 million for the year ending December 31, 1999 and will increase annually thereafter to approximately $36.9 million for the year ending December 31, 2004. In addition, the Company currently intends to increase its capital expenditures and operating expenses in order to expand its network to support additional expected end-users in existing and future markets and to market and provide the Company's services to a growing number of potential end-users. As a result, the Company expects to incur substantial additional operating and net losses and substantial negative cash flow for at least the next several years. The Company's business strategy is unproven and, to be successful, the Company must, among other things, develop and market services that are widely accepted by enterprises and ISPs at prices that will yield a profit. The Company's TeleSpeed services are its only planned services and have only recently been launched in the San Francisco Bay Area. There can be no assurance that these services will achieve broad customer or commercial acceptance. The Company believes its TeleSpeed services have favorable performance to price ratios when compared to alternative digital communications services. However, the prices the Company charges for its services are in some cases higher than those charged by providers for some competing services. There can be no assurance that sufficient numbers of end-users will be willing to pay the prices charged by the Company for its TeleSpeed services. Additionally, prices for digital communications services have fallen historically, and prices in the industry in general, and for the services the Company offers and plans to offer in particular, are expected to continue to fall. Accordingly, it is difficult to predict whether the Company's pricing model will prove to be viable, whether demand for the Company's services will materialize at the prices it expects to charge or whether current or future pricing levels will be sustainable. The failure to achieve or sustain projected pricing levels or to achieve or sustain broad market acceptance could result in a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to repay its indebtedness, including the New Notes. Because of the foregoing factors, among others, the Company may not be able to forecast its revenues or the rate at which it will add new customers or end-users with any degree of accuracy. There can be no assurance that the Company will be able to increase its customer base in accordance with its forecasts. There can be no assurance that the Company will ever achieve favorable operating results or profitability, or cash flow sufficient to service or repay its indebtedness, including the New Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

  The Company's annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, many of which are outside the Company's control. Factors that may affect the Company's operating results include the timing of the respective ILECs' ability to provide and construct the required CO collocation facilities, the rate at which customers subscribe to the Company's TeleSpeed service, the prices the customers pay for such services and end-user churn rates. The Company believes its financial performance depends to a great extent on retaining customers and on levels of customer churn, which can result from a variety of sources, including employee turnover within enterprise customers and relocation of end-users of ISP customers. Additionally, the Company does not currently have long-term contracts with any of its customers, and there can be no assurance that Covad will not experience substantial customer churn as a result of customers discontinuing the use of service or switching to an alternative service provider. Further factors that may add to volatility in the Company's operating results include the amount and timing of capital expenditures and other costs relating to the expansion of the Company's network, the introduction of new services by the Company or its competitors, price competition by competitors, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Company's industry. There can be delays in the commencement and recognition of revenue because the installation of telecommunication lines to implement certain services has lead times that are controlled by third parties. In addition, the Company plans to increase operating expenses to fund operations, sales, marketing, general and administrative activities and infrastructure. To the extent that these expenses are not accompanied by an increase in revenues, the Company could experience a material adverse effect on its business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes.

UNCERTAIN AVAILABILITY OF COLLOCATION SPACE AND DEPENDENCE ON ILECS TO PROVIDE COLLOCATION SPACE AND COLLOCATION FACILITIES

  The primary dependency of the Company in its initial years is the ability to secure space from the various ILECs for physical collocation of the Company's equipment in the ILECs' COs. Such physical collocation allows the Company to own, install, operate, maintain and upgrade its own equipment at the ILECs' COs. In approximately 15% of COs in the San Francisco Bay Area, the Company has experienced rejections of its applications to obtain collocation space from Pacific Bell. The Company has also experienced rejections in certain COs in the Los Angeles region from both Pacific Bell and GTE, in Massachusetts and other states from

Bell Atlantic and, when it submits applications for collocation space in its other target markets, expects it will face additional rejections in COs, which may be a material number, in these and other regions as it proceeds with its deployment. The Company cannot predict the extent of these rejections or their impact on its ability to provide broad service availability in its target markets. To the extent the Company's applications for collocation space are rejected, the Company will encounter delays in, or increased expenses associated with, the rollout of its service in its target markets, which could result in a material adverse effect on its business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes.

  Broad service availability is important for the Company's enterprise and ISP customers which desire to provide RLAN access and Internet access on a regional basis. The Company's inability to obtain physical collocation space could have a material adverse impact on the Company's ability to secure and retain customers. The availability of collocation space in high demand target markets will also be affected to the extent that other CLECs are seeking or have obtained collocation space to offer services. In such COs, the Company has the option of virtual collocation (where the ILEC manages and operates the Company's equipment), which the Company believes is an unattractive solution due to restrictions on the Company's ability to maintain the quality of its network. In addition, in some COs where the Company plans to collocate, the Company believes space will become available at a later date. Currently, however, ILECs are not in all cases agreeing to maintain the Company's position in the queue for CO collocation space where the Company is seeking collocation; hence, the Company is unable to determine if or when it will be able to obtain collocation space in these COs. The Company is engaged in a variety of negotiations and is making a variety of legal arguments to resolve situations where ILECs in initial target markets assert that certain COs lack sufficient space for physical collocation by the Company. There can be no assurances that the Company's legal disputes will be resolved successfully or that it will achieve collocation arrangements in a sufficient number of COs in one or more of its target markets within the Company's desired time frame, if at all. Insofar as ILECs do not face similar space limitations, the ILECs are less likely to confront collocation risks in seeking to provide blanket DSL coverage in the Company's target markets.

  Under the 1996 Act, and a December 31, 1997 ruling of the Federal District Court for the Northern District of Texas (the "December 31, 1997 Ruling"), the Regional Bell Operating Companies ("RBOCs"), formerly subject to antitrust decree restrictions on interLATA (interexchange) long distance services, are no longer barred from entry into this market. Moreover, the December 31, 1997 Ruling declares that the portions of the 1996 Act subjecting RBOCs to a prior Federal Communications Commission ("FCC") approval process in order to provide interLATA services are unconstitutional. Under the December 31, 1997 Ruling, RBOCs are no longer compelled to prove to the FCC that, in the states where they desire to provide interLATA services, they have entered into one or more state utility commission-approved agreements with one or more facilities-based competitors which provide business and residential local exchange service and such agreement satisfies 14 specified interconnection requirements. As a result of the December 31, 1997 Ruling, and to the extent such Ruling stands, RBOCs will no longer have incentives to promote local facilities-based competition and sign interconnection agreements as a quid pro quo for obtaining approval to provide interLATA service. The December 31, 1997 Ruling has been appealed to the U.S. Court of Appeals for the Fifth Circuit and it is uncertain whether the December 31, 1997 Ruling will be upheld on appeal. On February 11, 1998, the Federal District Court for the Northern District of Texas stayed the effect of the December 31, 1997 Ruling pending appeal. The outcome or the duration of this litigation may adversely affect the level of cooperation the Company receives from the RBOCs.

  The 1996 Act nevertheless continues to impose interconnection obligations on ILECs and the obligation that ILECs provide CLECs, such as the Company, access to its unbundled network elements ("UNEs"), and generally requires that interconnection charges as well as charges for UNEs be cost-based and nondiscriminatory. In particular, the Company depends on ILECs to provide unbundled DSL-capable lines that connect each end-user to the Company's equipment collocated in the COs. The nonrecurring and recurring monthly charges for DSL-capable lines required by the Company vary greatly. These rates are subject to the approval of the appropriate state regulatory commission. The rate approval processes for DSL-capable lines typically involve a lengthy review of the ILEC-proposed rates in each state. The ultimate rates approved typically depend greatly on ILEC's initial rate proposals, and such factors as the geographic deaveraging/averaging policy of the state Public Utility Commission. These rate approval proceedings are time-consuming and absorb scarce resources including legal personnel and cost experts as well as participation by Company management. Consequently, the Company is subject to the risk that the non-recurring and recurring charges for DSL-capable lines will increase based on new rates proposed by the ILECs and approved by state regulatory commissions from time to time. See "Business--Network Architecture and Technology, " "--Government Regulation" and "--Legal Proceedings."

DEPENDENCE ON ILECS TO PROVIDE TRANSMISSION FACILITIES AND TO ORDER AND PROVISION COPPER LINES

  The Company interconnects with and uses an ILEC's network to service its customers, and accordingly, the Company is highly dependent upon the technology and capabilities of the ILEC to meet certain telecommunications needs of the Company's customers and to maintain its service standards. The Company is also dependent to some extent on cooperation from the ILECs, including the provision and repair of transmission facilities. This dependence on the ILECs could cause the Company to encounter delays in establishing its network. Any such delay could result in a material adverse impact on the Company's relationships with its customers.

  In particular, the Company has not yet established a history of ordering and obtaining the provisioning and repair of large volumes of DSL-capable lines from any ILEC. It is uncertain whether the Company will be successful in doing so or whether the ordering and provisioning processes achieved by the Company will be satisfactory for the retention and growth of its end-user base and the retention and growth of its customer base.

DEPENDENCE ON INTERCONNECTION AGREEMENTS WITH ILECS

  The success of the Company's strategy is dependent upon the Company's ability to enter into interconnection agreements in each of its target markets with the respective ILECs on a timely basis. The Company's interconnection agreements have a maximum term of three years, requiring the Company to renegotiate agreements with the ILECs. There is no guarantee that existing or new agreements will be extended or renegotiated on terms favorable to the Company. Additionally, the Company's interconnection agreements are subject to interpretation by both parties and there may arise differences in interpretation that cannot be resolved on favorable terms to the Company. Finally the interconnection agreements are subject to state commission, FCC and judicial oversight. There can be no guarantee that these bodies will not modify the terms or prices of the Company's interconnection agreements in ways that adversely affect the Company's business. See "Business--Interconnection Agreements with ILECs."

UNCERTAIN QUALITY AND AVAILABILITY OF THE ILEC COPPER LINES USED BY THE
COMPANY

  The 1996 Act imposes obligations on ILECs, and generally requires that interconnection charges and charges for UNEs and provisioning of interconnection facilities and UNEs be cost-based and nondiscriminatory. The Company's strategy requires the Company to interconnect with and use an ILEC's copper telecommunications lines to service the Company's customers. As such, the Company is dependent upon the technology and capabilities of the ILECs to meet certain telecommunications needs of the Company's customers and maintain its service standards. The Company is highly dependent on the quality and availability of the ILECs' copper lines and the ILECs' maintenance of such lines. There can be no assurance that the Company will be able to obtain the services it requires from the ILECs and to do so at satisfactory rates, terms and conditions to the Company, which would have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes.

COMPETITION

  The Company expects that the markets for RLAN access and business and consumer Internet transport services will become increasingly competitive in the future. The Company's most immediate competitors are the

ILECs, Cable Modem Service Providers ("CMSPs"), National Long Distance Carriers ("IXCs"), Fiber-Based CLECs ("FCLECs"), ISPs, On-Line Service Providers ("OSPs"), Wireless and Satellite Data Service Providers ("WSDSPs") and other CLECs. Many of these competitors are offering (or may soon offer) technologies and services that will directly compete with some or all of the Company's high-speed digital service offerings. Such technologies include ISDN, DSL, wireless data and cable modems. Certain bases of competition in the Company's markets include transmission speed, reliability of service, breadth of service availability, price/performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. The Company believes that it compares unfavorably with its competitors with regard to, among other things, brand recognition, operating experience, exclusive contracts and capital availability. Many of the Company's competitors and potential competitors have substantially greater resources than the Company and there can be no assurance that the Company will be able to compete effectively in its target markets.

  All of the largest ILECs which are present in the Company's target markets are conducting technical and/or market trials or have entered into commercial deployment of DSL-based data services. For example, US West, Inc. is offering commercial DSL services in certain areas in Arizona, Colorado, Minnesota, Utah and ten other states. Ameritech has announced such services in Michigan and Illinois. Bell Atlantic has announced such services in the Washington, D.C. metropolitan area and in Pennsylvania. In addition, Pacific Bell announced its commercial DSL services in 1998. Both Bell South and GTE have announced their intention to offer commercial DSL services by December 1998. The Company recognizes that the ILECs have the potential to quickly overcome many of the issues that the Company believes have slowed wide deployment of DSL services by ILECs in the past; if and when they do so, the ILECs will represent strong competition in all of the Company's target service areas. The ILECs have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. The ILECs are in a position to offer service from COs where the Company is unable to secure collocation space and offer service because of space restrictions.

  In addition to the ILECs, many of the Company's potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to develop and adopt new or emerging technologies and respond to changes in customer requirements or devote greater resources to the development, promotion and sale of their products and services more effectively than the Company. It is also possible that such competitors may form new alliances and rapidly acquire significant market share. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing high-speed digital services. Such intense competition could materially and adversely affect the Company's business, prospects, operating results, financial condition and its ability to service and repay indebtedness, including the New Notes. Further, as a strategic response to changes in the competitive environment, the Company may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could result in a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes.

  The telecommunications industry is subject to rapid and significant changes in technology, and the effect of technological changes on the business of the Company, such as continuing developments in DSL technology and alternative technologies for providing high-speed communications data, cannot be predicted. There can be no assurance that technological developments in the telecommunications industry will not have a material adverse effect on the competitive position of the Company. For a detailed description of the current and potential competition of the Company, including competition from ILECs, CMSPs, IXCs, FCLECs, ISPs, OSPs, WSDSPs, and other CLECs, see "Business-- Competition" and "--Government Regulation."

RISKS ASSOCIATED WITH ANTICIPATED GROWTH

  Although the Company is currently in the early stage of deployment, rapid growth by the Company could place a significant strain on its management, operating and financial resources. The Company plans to substantially expand its network in the future. There can be no assurance that the Company will be able to add services at the rate or according to the schedule presently planned by the Company. The development and expansion of the Company's operations will depend upon, among other things, the Company's ability to identify and assess markets, design an adequate Operating Support System ("OSS"), design and construct regional data centers ("RDCs"), obtain CO collocation facilities, obtain the required government authorizations (which allow the Company to obtain cost-based pricing from the ILECs in each of its target regions) and enter into and renew interconnection agreements with the respective ILECs on satisfactory terms and conditions. To grow at its desired pace, the Company must, among other things, (i) market to and acquire substantial customers and end-users; (ii) continue to implement and improve its operational, financial and management information systems, including its billing, accounts receivable and payable tracking, fixed assets and other financial management systems; (iii) hire and train additional qualified personnel; and (iv) continue to expand and upgrade its network infrastructure. The Company expects the demands on its network infrastructure and technical support resources to grow rapidly along with the Company's customer base, and if the Company is successful in implementing its marketing strategy, it may experience difficulties responding to demand for its services and technical support in a timely manner and in accordance with its customers' expectations. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company's network, procedures or controls will be adequate to support the Company's operations or that management will be able to keep pace with such growth. If the Company is unable to manage growth effectively, the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes, will be materially adversely affected. See "Management."

SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS

  The Company will require substantial additional funds for the continued development, commercial deployment and expansion of its network. As of March 31, 1998, the Company had $131.8 million in cash and cash equivalents. From inception until March 31, 1998, the Company incurred operating expenses of approximately $5.3 million in the development of its business, development of technology and operating support systems, conducting of sales and marketing activities and establishment of its management team. In addition, the Company has made and expects to continue to make significant capital outlays in order to continue required development activities, commercially deploy its service and fund operations until such time, if at all, as the Company begins to generate positive EBITDA. The Company believes its current capital resources will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, associated with the rollout of its initial regions. While the Company believes that its current capital resources will be sufficient to finance its expansion into the initial regions, it may need to secure additional financing to enter new regions or to meet higher-than-expected subscription rates for its services. If demand for the Company's services is less than expected, the Company may require additional financing at an earlier date, although the Company believes it would be able to reduce certain costs that are, to a large extent, demand-driven, or delay its entry into various of its targeted regions. The Company's ability to fund the commercial deployment and expansion of its network should also be considered in light of the Company's significant interest and amortization charges relating to the New Notes. The Company expects that annual interest and amortization charges relating to the New Notes will be approximately $16.0 million during the year ending December 31, 1998, will increase to approximately $22.3 million for the year ending December 31, 1999 and will increase annually thereafter to approximately $36.9 million for the year ending December 31, 2004. There can be no assurance that the Company will be able to implement its rollout strategy in a timely fashion, if at all. There can be no assurance that the Company's current estimates of EBITDA, which will depend on numerous future factors and conditions described elsewhere in these "Risk Factors," many of which are outside of the Company's control, will be accurate, and it is likely that actual results will vary materially from such estimates.

  Other than the Equity Commitment, the Company has no present commitments or arrangements assuring it of any future equity or debt financing, and there can be no assurance that any such equity or debt financing will be available to the Company on favorable terms or at all. In addition, the Indenture contains certain covenants restricting the Company's ability to incur further indebtedness, and future borrowing instruments such as credit facilities are likely to contain similar or more restrictive covenants and could require the Company to pledge assets as security for borrowings thereunder. In the event that the Company is unable to obtain such additional capital or is required to obtain it on unsatisfactory terms, the Company will be required to delay the expansion of its business or take or forego actions that could materially adversely affect the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes. In the event that the Company is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments on its indebtedness, the Company could be in default under the terms of the agreements governing its indebtedness, including the New Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON NEW AND UNCERTAIN MARKETS

  The markets for high bandwidth RLAN and small- and medium-sized business Internet access are in the early stages of development. Since these markets are new and because current and future competitors are likely to introduce competing services, it is difficult to predict the rate at which these markets will grow, if at all, or whether new or increased competition will result in market saturation. Because packet-based high-speed data communications services using copper telephone lines is a relatively new and evolving market, it is difficult to predict its future growth rate and size. Various providers of high-speed data communications services are testing products from various suppliers for various applications, and no industry standard has been broadly adopted. Certain critical issues concerning commercial use of RLAN and Internet access, including security, reliability, ease and cost of access and quality of service remain unresolved and may impact the growth of such services. ISPs represent a market for a portion of the Company's business. The Company's ISP customers are expected to provide through their marketing channels a portion of the Company's services to small- and medium-sized businesses and residential Internet users. The Company plans to build relationships with multiple ISP customers in order to gain access and provide its services to as many ISP business and residential end-users as possible. If the number of business and residential users of the Company's services, provided through the ISP channel, is significantly lower than the Company's forecast, or if the ISPs with which the Company has entered into such arrangements are unsuccessful in competing in their own intensely competitive markets, the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes, would be materially adversely affected. If the markets for the services offered by the Company, including Internet access, fail to grow, grow more slowly than anticipated or become saturated with competitors, the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes, could be materially adversely affected. See "--Competition."

UNPROVEN NETWORK SCALABILITY AND SPEED

  Due to the limited deployment of the Company's services, the ability of the Company's DSL network to connect and manage a substantial number of online end-users at high transmission speeds is still unknown, and the Company faces risks related to its ability to scale its network up to its expected end-user numbers while achieving superior performance. While peak digital data transmission speeds across the Company's DSL network are 1.5 Mbps downstream, the actual data transmission speeds over the Company's network could be significantly slower and will depend on a variety of factors, including the type of DSL technology deployed, the distance an end-user is located from a CO, the configuration of the telecommunications line being used, the existence of analog load coils, the number of bridged taps, the gauge of the copper wires and the presence and severity of interfering transmissions on nearby lines. As a result, there can be no assurance that the Company's network will be able to achieve and maintain the highest possible digital transmission speed. The Company's failure to achieve or maintain high-speed digital transmissions would significantly reduce customer and end-user demand for its services and have a material adverse effect on its business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes. See "Business--Network Architecture."

DIGITAL COMMUNICATIONS SIGNAL COMPATIBILITY AND POTENTIAL NETWORK INTERFERENCE

  Certain technical laboratory tests and field experience indicate that the DSL technology the Company and others are using may cause interference with and be interfered with by other signals present in an ILEC's copper plant, usually with lines in close proximity, while other laboratory tests indicate that this equipment does not cause interference. Interference, if present, could cause degradation of performance of the Company's services or render the Company unable to offer its services on selected lines. The amount and extent of such interference will depend on the condition of the ILEC's copper plant and the number and distribution of DSL and other signals in such plant and cannot now be ascertained. When interference occurs it is difficult to detect, the procedures to resolve interference issues between CLECs and an ILEC are still being developed and there is no assurance that these procedures will be effective. Although the Company has agreed to interference resolution procedures with certain ILECs, there can be no assurance that the Company will successfully negotiate similar procedures with other ILECs in future interconnection agreements or in renewals of existing interconnection agreements, or that the ILECs will not unilaterally take action to resolve interference issues to the detriment of the Company's services. Further, this degradation of performance, if widespread, would have a material adverse effect on the Company's reputation, brand image, service quality, and customer satisfaction and retention. As such, network interference could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes.

RISK OF SYSTEM FAILURE

  The Company's operations are dependent upon its ability to support its highly complex network infrastructure and avoid damages from fires, earthquakes, floods, power losses, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at the Company's Network Operations Center ("NOC") or any of the Company's RDCs could cause interruptions in the services provided by the Company. Additionally, failure of an ILEC or other service provider, such as other CLEC service providers, to provide communications capacity required by the Company, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes. See "Business--Network Architecture."

SECURITY RISK IN THE NETWORK

  Despite the implementation of security measures, the Company's network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Corporate networks and ISPs have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers and such customers' end-users, which might result in liability of the Company to its customers and also might deter potential customers. Although the Company intends to implement security measures that are standard within the telecommunications industry, as well as newly Company-developed security measures, the Company has not yet done so and there can be no assurance that the Company will implement such measures in a timely manner or to the degree that may be compatible with its various customers' expectations, or that if and when implemented, such measures will not be circumvented. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's customers and such customers' end-users, which could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes. See "Business--Network Architecture."

DEPENDENCE UPON SUPPLIERS AND LIMITED SOURCES OF SUPPLY

  The Company relies and will continue to rely on outside parties to manufacture its network equipment, such as digital subscriber line access multiplexers ("DSLAMs"), customer premise equipment ("CPE") modems, network routing and switching hardware, network management software, systems management software and database management software. As the Company signs additional service contracts, the Company believes there may need to be a significant ramp-up in the amount of manufacturing by third parties in order for the Company to meet its contractual commitments. There can be no assurance that these manufacturers will be able to meet the Company's manufacturing needs in a satisfactory and timely manner or that the Company can obtain additional manufacturers when and if needed. Although the Company has identified alternative suppliers for each of these technologies and it is not constrained to use the same DSLAM or CPE vendor in multiple regions, it could take a significant period of time to establish relationships with alternative suppliers for each of these technologies and substitute their technologies into the Company's network. The Company's reliance on third-party manufacturers involves a number of additional risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. The loss of any of the Company's relationships with these suppliers could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes. See "Business--Network Architecture."

RELIANCE ON KEY PERSONNEL

  The Company's performance is dependent on the performance of its officers and key employees, most of whom have worked together for only a short period of time. Given the Company's early stage of deployment, the Company is dependent on its ability to retain and motivate high quality personnel, especially its management. The Company does not have "key person" life insurance policies on any of its employees. There can be no assurance that key personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future. The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical, sales, marketing and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management. There can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical, sales, marketing and managerial personnel in the future. The inability to attract and retain its officers and key employees and the necessary technical, sales, marketing and managerial personnel could have a material adverse effect upon the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes. See "Business--Employees" and "Management."

UNCERTAIN FEDERAL AND STATE TAX AND OTHER SURCHARGES ON THE COMPANY'S SERVICES

  Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate services and intrastate services. Interstate surcharges include Federal Universal Service Fees, Common Carrier Regulatory Fees and TRS Fund fees. In addition, state regulators impose similar surcharges and fees on intrastate services. The division of the Company's services between interstate services and intrastate services is a matter of interpretation and may in the future be contested by the FCC or relevant state commission authorities. A change in the characterization of the jurisdiction of its services could cause the Company's payment obligations pursuant to the relevant surcharges to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, the Company may be subject to increases in the surcharges and fees currently paid.

GOVERNMENT REGULATION AND CURRENT INDUSTRY LITIGATION

  The services offered by the Company are subject to federal, state and local government regulation. The 1996 Act, which became effective in February 1996, introduced widespread changes in the regulation of the telecommunications industry, including the digital access services segment in which the Company operates. The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telecommunications services business and sets basic criteria for relationships between telecommunications providers.

  Among other things, the 1996 Act removes barriers to entry in the local exchange telephone market by preempting state and local laws that restrict competition by providing competitors interconnection, access to UNEs and retail services at wholesale rates. The FCC's primary rules interpreting the 1996 Act, which were issued on August 8, 1996 (the "FCC Order"), have been reviewed by the U.S. Court of Appeals for the Eighth Circuit, which has overruled certain of the FCC's pricing and nondiscrimination regulations and upheld the FCC's definition of UNEs and OSS rules. The Company has entered into competitive interconnection agreements using the federal guidelines established in the FCC's interconnection order, which agreements remain in effect notwithstanding the overruling of certain of the FCC's regulations. The Eighth Circuit's overruling of the FCC Order has been appealed to the U.S. Supreme Court, which has agreed to decide the case. The U.S. Supreme Court's ruling, expected in 1999, could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes.

  No assurance can be given that changes to current regulations or the adoption of new regulations by the FCC or state regulatory authorities or legislative initiatives or court decisions would not have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes. See "Business--Government Regulations" and "--Legal Proceedings."

HOLDING COMPANY STRUCTURE; RESTRICTIONS ON ACCESS TO SUBSIDIARY CASH FLOW

  The Company is a holding company, conducting substantially all of its operations through its Subsidiaries. As of March 31, 1998, the Company had approximately $128.4 million of long-term obligations (including current portion but net of the Debt Discount). The Indenture permits the Company and its Subsidiaries to incur substantial additional indebtedness in the future. See "Description of the Old Notes--Certain Covenants." In addition, the New Notes will not be guaranteed by any of the Company's Subsidiaries, and, consequently, the New Notes will be effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's Subsidiaries, including subordinated indebtedness and trade payables.

  In addition, in the event of any distribution or payment of the assets of the Company in any foreclosure, dissolution, winding-up, liquidation or reorganization, holders of any secured indebtedness will have a secured claim to the assets of the Company that constitute their collateral, prior to the satisfaction of any unsecured claim from such assets. The Indenture permits the incurrence of indebtedness secured by assets of the Company and its Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of the Company, Holders of the New Notes will be entitled to payment from the remaining assets of the Company only after payment of, or provision for, all secured indebtedness. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the New Notes.

  Because the Company conducts a substantial portion of its operations through subsidiaries, the Company's cash flow and its ability to service its indebtedness, including the New Notes, will depend upon the cash flow of its Subsidiaries and payments of funds by those Subsidiaries to the Company in the form of repayment of loans, dividends or otherwise. These Subsidiaries are separate and distinct legal entities with no legal obligation, contingent or otherwise, to pay any amounts due pursuant to the New Notes or to make any funds available therefor whether in the form of loans, dividends or otherwise. In addition, the Indenture permits these Subsidiaries to incur indebtedness or become parties to financing arrangements, which may contain limitations on the ability of such Subsidiaries to pay dividends or to make loans or advances to the Company. In certain circumstances, such limitations are permitted under the Indenture. Further, any holders of indebtedness (including subordinated indebtedness and trade payables) of Subsidiaries of the Company would be entitled to repayment of such indebtedness from the assets of the affected Subsidiaries before such assets were made available for distribution to the Company. See "Description of the Old Notes--Certain Covenants."

  In the event that the Company is unable to generate sufficient cash flow or is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness, including the New Notes, the Company would be in default under the terms of the agreements governing such indebtedness, including the Indenture. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable together with accrued and unpaid interest.

If such an acceleration were effected and the Company did not have sufficient funds to pay the accelerated indebtedness, the holders could initiate foreclosure or other enforcement action against the Company. In any such proceeding, the holders of the Company's senior indebtedness would be entitled to receive payment of their claims prior to any distributions to Holders of the New Notes. In addition, any holders of secured indebtedness of the Company and its Subsidiaries would have certain rights to repossess, foreclose upon and sell the assets securing such indebtedness. Any such circumstances would materially adversely affect the market value of the New Notes and the Company's ability to pay principal, premium, if any, and interest on the New Notes.

CONTROL BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The Company's executive officers and directors and the Investors together beneficially own over 90% of the outstanding Common Stock (assuming conversion of all outstanding Preferred Stock into Common Stock) of the Company. In addition, these stockholders have agreed to vote their shares of Common Stock and Preferred Stock at any election of directors so as to fix the number of directors of the Company at seven and to elect as members of the Board (i) three persons designated by the Investors, (ii) two persons who are senior officers of the Company (currently only one member of the Board is a senior officer of the Company), (iii) one person mutually designated by Warburg and the Company and (iv) one other person. Accordingly, these stockholders will be able to determine the composition of the Company's Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over the affairs of the Company. This concentration of ownership could have the effect of delaying or preventing a change in control of the Company. See "Management," "Principal Stockholders" and "Description of Capital Stock--Board Representation and Voting Agreement."

CONSEQUENCES TO NON-TENDERING HOLDERS OF OLD NOTES

  Upon consummation of the Exchange Offer, the Company will have no further obligation to register the Old Notes. Thereafter, any Holder of Old Notes who does not tender its Old Notes in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities
Act) of the Company which cannot tender its Old Notes in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to the Company that such an exemption is available. These restrictions may limit the trading market and price for the Old Notes.

ABSENCE OF A PUBLIC MARKET FOR THE NEW NOTES AND NO ASSURANCE OF ACTIVE TRADING MARKET

  The New Notes are being offered to the Holders of the Old Notes. Prior to this Exchange Offer, there was no existing trading market for the Old Notes and there were no existing New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or on the Nasdaq National Market. Although the New Notes will be eligible for trading in the PORTAL Market, the New Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the Company's performance and other factors. In connection with the Old Note Issuance, the Company was advised by the Initial Purchasers that they intended to make a market in the Old Notes following the Old Note Issuance; however, the Initial Purchasers are not obligated to do so and any such market-making activities may be discontinued at any time without notice. Therefore, there can be no assurance that an active market for the New Notes will develop, either prior to or after performance of the Company's obligations under the Registration Rights Agreements. See "Description of the Old Notes--Registration Rights; Additional Interest" and "Plan of Distribution."

FRAUDULENT CONVEYANCE RISKS

  Under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if the Company, at the time of issuance of, or making any payment in respect of, the New Notes,

(a)(i) was or was rendered insolvent thereby, was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, or intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured and (ii) the Company received less than reasonably equivalent value or fair consideration for such issuance or (b) the Company issued the New Notes or made any payment thereunder with intent to hinder, defraud or delay any of its creditors, the obligations of the Company under some or all of the New Notes could be voided or held to be unenforceable by a court, the obligations of the Company under the New Notes could be subordinated to claims of other subordinated creditors, or the New Note Holders could be required to return payments already received. In particular, if the Company were to cause a Subsidiary to pay a dividend in order to enable the Company to make payments in respect of the New Notes, and such transfer were deemed a fraudulent transfer, the New Note Holders could be required to return the payment. In any of the foregoing cases, there could be no assurance that the Holders would ultimately recover the amounts owing under the New Notes.

  The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in any such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, if it had unreasonably small capital to conduct its business, or if the present fair salable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured. The Company believes that it will not be insolvent at the time of or as a result of the Exchange Offer, that it will not engage in a business or transaction for which its remaining assets constitute unreasonably small capital and that it did not and does not intend to incur or believe that it will incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with the Company's analysis.

  The Indenture provides that, under certain circumstances, Subsidiaries of the Company will be required to guarantee the obligations of the Company under the Indenture and the New Notes. In the event any Subsidiary enters into such a guarantee, if bankruptcy or insolvency proceedings were initiated by or against that Subsidiary within 90 days (or, possibly, one year) after that Subsidiary issued a guarantee, or if that Subsidiary incurred obligations under its guarantee in anticipation of insolvency, all or a portion of the guarantee could be avoided as a preferential transfer under federal bankruptcy or applicable state law. In addition, a court could require Holders of the New Notes to return all payments made within any such 90-day (or, possibly, one year) period as preferential transfers.

ORIGINAL ISSUE DISCOUNT

  The New Notes will be treated as issued with original issue discount for U.S. federal income tax purposes. Consequently, purchasers of the New Notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Furthermore, the New Notes will be subject to the high yield discount obligation rules, which will defer and will, in part, eliminate the Company's ability to deduct for U.S. federal income tax purposes the original issue discount attributable to the New Notes. Accordingly, the Company's after-tax cash flow might be less than if the original issue discount on the New Notes was deductible when it accrued. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences for the Company and the beneficial owners of the New Notes resulting from their purchase, ownership and disposition of the New Notes.

  If a bankruptcy case were commenced by or against the Company under the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), after the issuance of the New Notes, the claim of a Holder with respect to the principal amount thereof may be limited to an amount equal the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest."

FORWARD LOOKING STATEMENTS

  The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties; provided, however, that the safe harbor provisions of Section 27A and Section 21E are not applicable to any "forward looking" statements made in connection with the initial issuance of New Notes pursuant to this Prospectus, although such provisions are applicable to such statements made in connection with the resales of New Notes. These forward-looking statements, such as the Company's plans to expand its existing network or to commence service in new areas, the market opportunity presented by the Company's target regions, and statements regarding development of the Company's business, the estimate of market sizes and addressable markets for the Company's services and products, the Company's anticipated capital expenditures, the effect of regulatory reform and other statements contained in this Prospectus regarding matters that are not historical facts, are only estimates or predictions and cannot be relied upon. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, the Company's ability to successfully market its services to current and new customers, generate customer demand for its services in the particular regions where it plans to market services, achieve acceptable pricing for its services, access regions and negotiate suitable interconnection agreements with the ILECs, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements. All written and oral forward-looking statements made in connection with this Prospectus which are attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in this Prospectus. The Company disclaims any obligation to update information contained in any forward-looking statement.

YEAR 2000 ISSUES

  The Company has determined that its systems do not require updating to continue to function properly beyond 1999. The Company believes that adequate resources have been allocated for this purpose and does not expect to incur significant expenditures to address this issue. However, there can be no assurance that the Company will identify all Year 2000 problems in its systems in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay indebtedness, including the New Notes. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenues and operating profitability.

                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered in the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount at maturity, the form and terms of which are the same in all material respects as the form and terms of the New Notes except that the New Notes (i) will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) will not be entitled to certain registration or other rights under the Registration Rights Agreement, including the provision in the Registration Rights Agreement for additional interest of up to 2.0% per annum upon failure by the Company to consummate the Exchange Offer. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

  The net proceeds to the Company from the Old Note Issuance and the sale of equity pursuant to the Equity Commitment and the Stock Purchase were approximately $146.6 million, net of the Initial Purchasers' discount and other estimated expenses payable by the Company incurred in connection with the Old Note Issuance, the Equity Commitment and the Stock Purchase. The Company expects to use the net proceeds from the Old Note Issuance to fund the expenditures incurred in the continuing deployment of the Company's services in the San Francisco Bay Area and the launch of the Company's services in other regions, for expenses associated with continued development and sales and marketing activities, to fund operating losses and for general corporate purposes. The Company believes that these net proceeds will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, associated with the rollout of its initial regions. The amounts actually expended by the Company for these purposes will vary significantly depending upon a number of factors, including future revenue growth, if any, capital expenditures and the amount of cash generated by the Company's operations. Additionally, if the Company determines it would be in its best interest, the Company may increase or decrease the number, selection and timing of entry of its targeted regions. Accordingly, the Company's management will retain broad discretion in the allocation of such net proceeds. Although the Company may use a portion of the net proceeds to pursue possible acquisitions of businesses, technologies or products complementary to those of the Company in the future, there are no present understandings, commitments or agreements with respect to any such acquisitions. Pending use of such net proceeds for the above purposes, the Company will be required to invest such funds in Cash Equivalents (as defined) to the extent permitted by the Indenture. See "Risk Factors--Limited Operating History and Early Stage of Deployment," "--Future Expected Losses," "-- Potential Fluctuations in Operating Results," "--Substantial Future Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

  The Company has not paid any dividends since its inception and does not intend to pay any dividends on its capital stock in the foreseeable future. In addition, the terms of the Indenture restrict the Company's ability to pay dividends on, or make distributions in respect of, its capital stock. See "Description of the Old Notes--Certain Covenants."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998. This table should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                                                        AS OF MARCH 31, 1998
                                                     --------------------------
                                                       (DOLLARS IN THOUSANDS,
                                                      EXCEPT PER SHARE AMOUNTS)
Cash and cash equivalents...........................          $131,758
                                                              ========
LONG-TERM OBLIGATIONS:
  Capital lease obligations (including current por-
   tion)............................................          $    722
  13 1/2% Senior Discount Notes due 2008, net.......           127,679
                                                              --------
    Total long-term obligations (including current
     portion).......................................           128,401
                                                              --------
STOCKHOLDERS' EQUITY(1):
  Preferred Stock, $0.001 par value; 25,000,000
   shares authorized, 12,140,098 issued and
   outstanding(2)...................................                12
  Common Stock, $0.001 par value; 50,000,000 shares
   authorized; 7,576,136 shares issued and outstand-
   ing(3)...........................................                 8
  Additional paid-in capital........................            22,769
  Deferred compensation.............................            (1,203)
  Accumulated deficit...............................            (5,393)
                                                              --------
    Total stockholders' equity......................            16,193
                                                              --------
      Total capitalization..........................          $144,594
                                                              ========

--------
(1) The authorized shares reflect an amendment and restatement of the Certificate of Incorporation, filed in May 1998, which gave effect to a two-for-one stock split and an increase in the authorized shares of Common Stock to 50,000,000 and an increase in the authorized shares of Preferred Stock to 25,000,000.

(2) Does not include 3,842,762 shares of Series C Preferred Stock and warrants to purchase an additional 3,350,000 shares of Series C Preferred Stock which are issuable pursuant to the Equity Commitment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

(3) Excludes 3,396,000 shares of Common Stock reserved for issuance upon exercise of outstanding options as of March 31, 1998, and 4,569,176 shares reserved for issuance upon exercise of the outstanding warrants. See "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The consolidated statement of operations data for the year ended December 31, 1997, and the consolidated balance sheet data at December 31, 1997 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements and the related Notes thereto included herein. The consolidated statement of operations data for the three months ended March 31, 1998, and the consolidated balance sheet data at March 31, 1998 are derived from unaudited consolidated financial statements that include, in the opinion of management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The consolidated results of operations for the three months ended March 31, 1998 are not necessarily indicative of future results. For the three months ended March 31, 1997, the Company had no revenues and total expenses were not significant.

                               YEAR ENDED                 THREE MONTHS ENDED
                              DECEMBER 31,                  MARCH 31, 1998
                                  1997                       (UNAUDITED)
                         ------------------------      ------------------------
                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT
 OF OPERATIONS:
  Revenues..............     $                     26      $                    186
  Operating expenses:
    Network and product
     costs..............                           54                           203
    Sales, marketing,
     general and
     administrative.....                        2,669                         2,171
    Depreciation and
     amortization.......                           70                           164
                             ------------------------      ------------------------
      Total operating
       expenses.........                        2,793                         2,538
                             ------------------------      ------------------------
    Loss from
     operations.........                       (2,767)                       (2,352)
  Interest income
   (expense):
    Interest income.....                          167                           435
    Interest expense....                          (12)                         (864)
                             ------------------------      ------------------------
      Net interest......                          155                          (429)
                             ------------------------      ------------------------
  Net loss..............     $                 (2,612)     $                 (2,781)
                             ========================      ========================
  Net loss per common
   share................     $                  (0.36)     $                  (0.37)
  Weighted average
   shares used in
   computing net loss
   per share............                    7,344,276                     7,575,803
  Ratio of earnings to
   fixed charges(1).....     $                    --       $                    --
  Deficiency of earnings
   to cover fixed
   charges(1)(2)........                        2,612                         2,781
CASH FLOW DATA:
  Provided by (used for)
   operating
   activities...........     $                 (1,895)     $                    521
  Provided by (used for)
   investing
   activities...........                       (2,494)                       (3,802)
  Provided by (used for)
   financing
   activities...........                        8,767                       130,661
                                                                AS OF
                                  AS OF                     MARCH 31, 1998
                            DECEMBER 31, 1997                (UNAUDITED)
                         ------------------------      ------------------------
                                      (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
  Cash and cash
   equivalents..........     $                  4,378                      $131,758
  Net property and
   equipment............                        3,014                         6,652
  Total assets..........                        8,074                       147,481
  Long-term obligations,
   net, including
   current portion......                          783                       128,401
  Total stockholders'
   equity...............                        6,498                        16,193
                               YEAR ENDED                 THREE MONTHS ENDED
                              DECEMBER 31,                  MARCH 31, 1998
                                  1997                       (UNAUDITED)
                         ------------------------      ------------------------
                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OTHER DATA:
  EBITDA(3).............                       (2,402)                       (1,961)

--------
(1) For purposes of determining the ratio of earnings to fixed charges, and the deficiency of earnings to cover fixed charges, "earnings" included pre-tax loss from operations adjusted for fixed charges. "Fixed charges" include interest expense, capitalized interest, amortization of debt discount and financing costs, and that portion of rent expense which the Company believes to be representative of interest.

(2) In view of the Company's limited operating history and due to additional interest charges (including amortization of debt discount and debt issuance costs), the deficiency of earnings to cover fixed charges should not be considered indicative of the deficiency of earnings to fixed charges in the future.

(3) EBITDA consists of net loss excluding net interest, depreciation and amortization, including deferred compensation. EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. EBITDA is presented to enhance an understanding of the Company's operating results and should not be construed as an alternative to operating income, as determined in accordance with generally accepted accounting principles, as an indicator of the Company's operating performance or to cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. EBITDA as calculated by the Company may be calculated differently than EBITDA for other companies. See the Company's Consolidated Financial Statements and the related Notes thereto contained elsewhere in this Prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this Prospectus. The Company disclaims any obligation to update information contained in any forward-looking statement.

OVERVIEW

  The Company commenced the buildout of its network in the San Francisco Bay Area in July 1997 and launched its services in this region in December 1997. The Company plans to expand its operations to five additional geographic regions during the next 18 months and to complete additional deployment in the San Francisco Bay Area. The Company expects to deploy its network and introduce its services in these initial regions by the end of the first quarter of 1999. The Company expects that it will continue to generate substantial operating losses and negative cash flow for at least the next several years. The Company believes that its current capital resources will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, associated with the rollout of its initial regions.

  For each region, the Company has targeted three market segments: business RLAN, business Internet and consumer Internet. Business RLAN services are sold directly to enterprise customers and business Internet and consumer Internet services are sold indirectly through ISPs. A key determinant of the Company's revenues will be its service penetration into the addressable portion of these market segments.

  The Company derives revenue from (i) monthly recurring service charges for connections from the end-user to the Company's facilities and for backhaul services from the Company's facilities to the enterprise or ISP customer, (ii) service activation, installation and other non-recurring charges and (iii) the sale of CPE which the Company provides to its customers due to the general unavailability of CPE through retail channels. The Company intends to sell and install CPE at prices that will provide the Company with positive margins on such sales and installations. The current prices for the Company's services range from $90 per month for TeleSpeed 144 to $195 per month for TeleSpeed 1.1 and TeleSpeed 1.5, before volume discounts. To date, the Company has not entered into any agreements for volume discounts which are material to its financial results. The Company expects prices for the major components of both recurring and non-recurring charges to decrease each year. The Company also expects to derive revenues from the sale of CPE which the Company provides to its customers due to the general unavailability of CPE through retail channels; the Company believes these revenues will decline over time as CPE becomes more generally available. The Company expects that the prices charged to customers for CPE will decrease each year.

  The Company's network and product costs include costs of recurring and nonrecurring circuit fees charged to the Company by ILECs and other CLECs, including installation, activation, monthly line costs, maintenance and repair of circuits between the Company's DSLAMs and its RDCs, customer backhaul, and subscriber lines. Other costs the Company incurs include those for materials used by the Company in installation and the servicing of customers and end-users, and the cost of CPE. As the Company's end-user base grows, the largest element of network and product cost is expected to be the ILECs' charges for the Company's leased copper lines.

  The Company's financial performance will vary from region to region due to factors such as the size of the addressable markets in a region, the number of COs and the cost of necessary infrastructure to service a region, the timing of market entry and the cost to access the ILEC's UNEs.

  As the Company continues to develop its network within regions, positive EBITDA from more developed regions is expected to be offset partially or completely by negative EBITDA from less developed regions, costs associated with entering new regions and corporate overhead. This trend is expected to continue until the Company has a sufficiently large customer and end-user base to absorb operating costs of new regions or the Company ceases entering new regions.

  The development and expansion of the Company's business will require significant expenditures. The principal capital expenditure incurred during the buildout phase of any region involves the procurement, design and construction of the Company's CO collocation cages, end-user DSL line cards, and expenditures for other elements of the Company's network design, which includes an RDC in each region and the construction of the NOC. The Company expects to deploy its network and launch its services in its initial regions by the end of the first quarter of 1999. The number of targeted COs in a region varies from approximately 40 to 150. Following the buildout of its collocation facilities, the major portion of the Company's capital expenditures is the purchase of DSL line cards to support incremental subscribers. Network expenditures will continue to increase with the number of end-users. However, once an operating region is fully built out, a substantial majority of the regional capital expenditures will be tied to incremental customer and end-user growth. In addition to developing the Company's network, the Company will use its capital for marketing its services, acquiring enterprise and ISP customers, and funding its customer care and field service operations.

  The Company believes that it may take several months from the time a customer is first contacted to the point at which it will be able to book and invoice a customer for its services. In the case of enterprise customers, this long sales cycle is partially due to the technical requirements that must be satisfied prior to a customer's information technology manager allowing the Company's service to be widely available to the customer's employees. In the case of ISP customers, this sales cycle will depend on the time it takes the ISP to market and sell the Company's services to its subscribers.

  The Company has experienced operating losses and generated negative operating cash flow since its inception and, as of March 31, 1998, had an accumulated deficit of $5.4 million. The Company currently intends to increase its capital expenditures as well as its sales and marketing expenditures in order to expand its network to support additional subscribers in existing and future markets. As a result, the Company expects to incur substantial additional net losses for at least the next several years.

  Giving pro forma effect to the Old Note Issuance as if it had been consummated on January 1, 1997 and the related interest and amortization charges relating to the Old Notes accruing from such date through March 31, 1998, the Company's Interest Expense would have been approximately $19.6 million and $5.4 million, Net Loss would have been approximately $22.2 million and $7.4 million, and Net Loss Per Common Share would have been $(3.01) and $(0.97) for the year ended December 31, 1997 and the quarter ended March 31, 1998, respectively. For purposes of such pro forma calculation, the Company has assumed (i) no correlating additional interest income attributable to interest earned on the cash proceeds of the Old Note Issuance and (ii) no application of the use of proceeds from the Old Note Issuance for the Company's corporate purposes. Therefore, the interest and amortization charges relating to the Old Notes would have had a significant adverse effect on the Company's Net Loss and Net Loss Per Share had the Old Note Issuance occurred on January 1, 1997.

HISTORICAL RESULTS OF OPERATIONS

  Since its inception on October 7, 1996, the Company has engaged principally in the development of the technology and activities related to the commencement of its business operations. Accordingly, the Company's historical results of operations are not indicative of, and should not be relied upon as an indicator of, the future performance of the Company.

  The Company's operations prior to December 1997 were limited principally to the development of the technology and activities related to the commencement of its business operations. As a result, the Company's revenues and expenditures prior to such period are not indicative of anticipated revenues which may be attained or expenditures which may be incurred by the Company in future periods. In particular, the Company's expenditure levels during the year ended December 31, 1997 does not reflect the Old Note Issuance in March

1998 and the related interest and amortization charges, which the Company expects will be approximately $16.0 million during the year ending December 31, 1998 and will increase annually thereafter over the term of the New Notes. See "Risk Factors--Limited Operating History and Early Stage of Deployment." The Company did not have any revenue until the fourth quarter of 1997. As a result, any comparison of the three month period ended March 31, 1998 with the three month period March 31, 1997 is not meaningful.

 Revenues

  The Company commercially introduced its services in December 1997. Revenues were first recognized in October 1997 from its services. Revenues were approximately $26,000 for fiscal 1997 and approximately $186,000 for the quarter ended March 31, 1998. The Company plans to enter additional regions and to significantly increase sales activity throughout 1998, and believes this will result in significantly greater revenues. Revenues may fluctuate based on factors including the success and timing of deployment, the Company's success in obtaining and retaining customers and pricing of the Company's services.

 Network and Product Costs

  Total Network and Product Costs were approximately $54,000 for fiscal 1997 and approximately $203,000 for the quarter ended March 31, 1998. These costs consisted of monthly line costs between the Company's COs and its San Francisco Bay Area RDC and customer and subscriber line installation and monthly service costs charged to the Company by the ILECs. A small portion of Network and Product Costs consists of the cost associated with the CPE acquired for resale to the Company's customers. The Company expects line costs to increase significantly during 1998 due to increased sales activity and expected revenues as discussed above.

 Sales, Marketing, General and Administrative Expenses

  Total Sales, Marketing, General and Administrative expenses were approximately $2.7 million for fiscal 1997 and consisted primarily of salaries and related expenses for the development of the Company's business, technology and software of $241,000, and expenses of $190,000 for the establishment of its management team, of $231,000 for the development of corporate identification, promotional and advertising materials and of $2,007,000 for the commencement of its operations. These expenses were approximately $2.2 million for the quarter ended March 31, 1998 and consisted of salaries and expenses for the continuing development of the Company's technology and software of $131,000, of $212,000 for additional recruiting costs, of $122,000 for the further development of corporate identification, promotional and advertising materials and of $1,706,000 for indirect costs related to operations. Sales, Marketing, General and Administrative expenses are expected to significantly increase as the Company expands its business.

 Deferred Compensation

  During the quarter ended March 31, 1998, the Company recorded a deferred compensation charge of approximately $819,000 as a result of granting stock options to employees with exercise prices per share below the deemed fair values per share for accounting purposes of the Company's common stock at the dates of grant. Amortization of this amount, as well as the compensation charge of $906,000 deferred during the year ended December 31, 1997, resulted in a charge of $227,000 to operations during the three months ended March 31, 1998. As a result of additional stock option grants through July 31, 1998, the Company will subsequently record an additional deferred compensation charge of approximately $7.2 million. Based on the options granted through July 31, 1998, the total charge to operations during the year ending December 31, 1998 for amortization of the deferred charge will approximate $3.8 million.

 Depreciation and Amortization

  Depreciation and Amortization include: (i) depreciation of network infrastructure equipment, (ii) depreciation of information systems, furniture and fixtures, (iii) amortization of improvements to COs, RDC and NOC facilities and corporate facilities, (iv) amortization of software and
(v) amortization of deferred financing fees. Depreciation and Amortization was approximately $70,000 in fiscal 1997 and approximately $164,000 in the quarter ended March 31, 1998 and consisted primarily of depreciation costs for CO and RDC improvements and network equipment placed in service in late 1997, for information systems, office equipment, furniture and fixtures placed in service throughout 1997 and amortization of leasehold improvements at corporate facilities. The Company expects Depreciation and Amortization expense to increase significantly as the Company increases its capital expenditures to expand its network.

 Interest Income and Expense

  Interest Income and Expense consists primarily of interest income on the Company's cash balance and interest expense associated with the Company's debt. For fiscal 1997, net interest was approximately $155,000, which was primarily attributable to the interest income earned from the proceeds raised in the Company's Series B Preferred Stock financing in July 1997. Interest income for the quarter ended March 31, 1998, was approximately $435,000 and consisted of interest earned from investing the proceeds from the issuance of equity and debt securities until such proceeds are needed for operating expenses and capital expenditures. Interest expense for the quarter ended March 31, 1998, was approximately $864,000 and consisted primarily of interest on the Company's debt, principally the Old Notes issued on March 11, 1998, and capital lease obligations. The Company expects interest expense to increase significantly as a result of the issuance of the Old Notes in March 1998. In this regard, the Company expects that annual interest charges (which includes amortization of debt discount, debt issuance costs and capitalized financing costs) relating to the New Notes will be approximately $16.0 million during the year ending December 31, 1998, will increase to approximately $22.3 million for the year ending December 31, 1999 and will increase annually thereafter to approximately $36.9 million for the year ending December 31, 2004.

 Income Taxes

  Income taxes will consist of federal, state and local taxes, when applicable. The Company expects significant consolidated net losses for the foreseeable future which should generate net operating loss ("NOL") carryforwards. However, utilization of NOLs is subject to substantial annual limitations. In addition, income taxes may be payable during this time due to operating income in certain tax jurisdictions. Once the Company achieves operating profits and the NOLs have been exhausted or have expired, the Company may experience significant tax expense. The Company recognized no provision for taxes as it operated at a loss throughout 1997 and through the quarter ended March 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's operations have required substantial capital investment for the procurement, design and construction of the Company's CO collocation cages, the purchase of telecommunications equipment and the design and development of the Company's networks. Capital expenditures were approximately $3.8 million for the first three months of 1998. The Company expects that its capital expenditures will be at substantially higher levels in future periods in connection with the purchase of infrastructure equipment necessary for the development and expansion of its network and the development of new markets.

  Since inception, the Company has financed its operations primarily through private placements of $9.9 million of equity securities, $831,000 of lease financings and $129.6 million in net proceeds raised from the Old Note Issuance. As of March 31, 1998, the Company had an accumulated deficit of $5.4 million, and cash and cash equivalents of $131.8 million. In addition, in February 1998, the Company entered into a Series C Preferred Stock and Warrant Subscription Agreement (the "Subscription Agreement") with certain of its investors (the "Series C Investors") in connection with the Equity Commitment pursuant to which the Series C Investors have unconditionally agreed to purchase an aggregate of 3,842,762 shares of Series C Preferred Stock and warrants to purchase an aggregate of 3,153,000 shares of Series C Preferred Stock (the "Series C Warrants") for an aggregate purchase price of $16.0 million at a date to be determined by the Company but no later than

March 11, 1999. The Company agreed to either call the Equity Commitment or to complete an alternate equity financing of at least $16.0 million by March 11, 1999. Also, pursuant to this Subscription Agreement, Intel invested $1.0 million of additional equity capital concurrently with the closing of the Old
Note Issuance. In April, the parties amended the Subscription Agreement to provide for the assignment by Warburg and Crosspoint of their obligations to invest $100,000 of the $16.0 million Equity Commitment to a director of the Company. As a result of this amendment, Warburg and Crosspoints's obligations were reduced to an aggregate of $15.9 million. See "Certain Relationships and Related Transactions" and Note 8 of "Notes to Consolidated Financial Statements."

  Net cash used in the Company's operating activities was approximately $1.9 million in fiscal 1997. The net cash used for operations during this period was primarily due to net losses and increases in current assets, offset by increases in accounts payable and accrued liabilities. Net cash provided by operating activities was approximately $0.5 million for the quarter ended March 31, 1998. The net cash provided by operations during this period was primarily due to increases in accounts payable and accrued liabilities offset by increases in current assets and net losses adjusted for non-cash items. Net cash used by the Company for acquisitions of property and equipment was $2.3 million during fiscal 1997 and $3.8 million during the quarter ended March 31, 1998. Net cash provided by financing activities for fiscal 1997 was $8.8 million and related to the issuance of Common and Preferred Stock. Net cash provided by financing activities for the quarter ended March 31, 1998 was $130.7 million which related to the issuance of the Notes and Series C Preferred Stock.

  The Company believes that its available cash, including the Equity Commitment will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, associated with the roll out of its services through at least the end of 1999. While the Company believes that its available cash, together with the Equity Commitment, will be sufficient to finance its expansion into its six initial regions, it may need to secure additional financing to enter new regions or to meet higher-than-expected subscription rates for its services. If demand for the Company's services is less than expected, the Company may require additional financing at an earlier date, although the Company believes it would be able to reduce certain costs that are, to a large extent, demand-driven, or delay its entry into various of its targeted regions. In addition, depending on market conditions, the Company may determine to raise additional capital. The Company may obtain additional funding through the sale of public or private debt and/or equity securities or through securing a bank credit facility. There can be no assurance as to the availability or the terms upon which such financing might be available.

  The Company expects to experience substantial negative cash flow for at least the next several years due to continued development, commercial deployment and expansion of its networks. The Company's future cash requirements for developing, deploying and enhancing its networks and operating its business, as well as the Company's revenues, will depend on a number of factors including (i) the number of regions entered, the timing of entry and services offered; (ii) network development schedules and associated costs due to such issues as the physical requirements of the CO collocation process; (iii) the rate at which customers and subscribers purchase the Company's services and the pricing of such services; (iv) the level of marketing required to acquire and retain customers and to attain a competitive position in the marketplace; and (v) the rate at which the Company invests in engineering and development and intellectual property with respect to existing and future technology. In addition, the Company may wish to selectively pursue possible acquisitions of businesses, technologies or products complementary to those of the Company in the future in order to expand its geographic presence and achieve operating efficiencies. There can be no assurance that the Company will have sufficient liquidity, or be able to obtain additional debt or equity financing on favorable terms or at all, in order to finance such an acquisition. However, no acquisitions are currently contemplated. See "Risk Factors--Substantial Future Capital Requirements."

                                   BUSINESS

  The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. The Company disclaims any obligation to update information contained in any forward-looking statement.

  Covad is a packet-based CLEC which provides high-speed data communication services using DSL technology. The Company's services enhance remote access from homes to enterprise LANs and enable ISPs to offer high-speed Internet access to their end-users. The Company's services are provided over standard copper telephone lines at speeds of up to 1.5 Mbps, approximately 50 times the speed available through a standard 28.8 Kbps modem. The Company markets its services directly to enterprises that are increasingly emphasizing RLAN access to improve employee productivity and reduce operating costs. The Company also markets its services indirectly through ISPs that wish to sell high-speed Internet access initially to small- and medium-sized businesses, and subsequently to consumers, using the Company's DSL lines.

  The Company was founded in October 1996 and launched its services in its first market, the San Francisco Bay Area, in December 1997. Covad has entered into arrangements with a number of enterprise customers which are making the Company's services generally available to their employees and has arrangements for pilot implementations with additional enterprise customers. The Company has also entered into marketing arrangements with 23 ISP customers, including Concentric Network Corporation and Verio Inc. Covad's services are currently available for subscription to over one million homes and businesses in the San Francisco Bay Area. The Company is aggressively expanding its geographical coverage in the San Francisco Bay Area. The Company plans to launch its services in other regions, initially including Boston, Los Angeles, New York, Seattle and Washington, D.C.

  Through its use of DSL technology, the Company can effectively leverage the existing telephone network copper infrastructure to deploy service more quickly and at lower costs than technologies such as cable modems and wireless data networks that require large initial infrastructure investments before service can be provided.

INDUSTRY BACKGROUND

 Market Demand for Increased Digital Communications Bandwidth

  The demand for high-speed data services is growing rapidly. Over the past ten years, high-speed LANs have become increasingly important to enterprises in order for employees to share information, send e-mail, search databases and conduct business. The Company believes that a large majority of personal computers used in enterprises are connected to LANs. Enterprises are now seeking to extend this same high-speed connectivity to employees accessing the LAN from home to improve employee productivity and reduce operating costs.

  High-speed connectivity has also become important to small- and medium-sized businesses due to the dramatic increase in Internet usage. High-speed Internet connections are required for small- and medium-sized businesses to host Web sites and access critical business information. High-speed data connections are also becoming important to consumers as more high bandwidth information and applications become available on the Internet.

  The Company expects the market size for both RLAN access and small- and medium-sized business Internet access to continue to grow rapidly as businesses increase their use of the Internet, intranets and privately managed networks. Industry analysts estimate that the number of remote access lines in the U.S. will grow from approximately ten million in 1996 to approximately 30 million in 2000, a compound annual growth rate in excess of 30%.

  RLAN access and business and consumer Internet access are creating increasing demands for high-speed data services. However, the full potential of Internet and LAN applications cannot be realized without removing the performance bottlenecks of the existing public switched telephone network. Increases in telecommunications bandwidth have significantly lagged improvements in microprocessor performance over the last ten years. Since 1988 microprocessor performance has improved nearly 80-fold, while the fastest consumer modem connection has improved from 9.6 Kbps to 56 Kbps, a factor of six. According to industry analysts, there are nearly 40 million personal computers in U.S. homes today, and most of them can only connect to the Internet or their corporate LAN by low-speed analog lines. Higher speed connections are available, including ISDN, Frame Relay and T1 lines, and this segment has recently experienced dramatic growth in the U.S. However, these alternatives are expensive and complex to order, install and maintain.

 Emergence of DSL Technology

  DSL technologies emerged in 1990 and are commercially available today to address the performance bottlenecks of the public switched telephone network. DSL equipment, when deployed at each end of standard copper telephone lines, increases the data carrying capacity of these lines from analog modem speeds of 56 Kbps and ISDN speeds of 128 Kbps to DSL speeds of 144 Kbps to 6 Mbps depending on the length and condition of the copper line. Also, recent advances in semiconductor technology and Digital Signal Processing ("DSP") algorithms have made the deployment of DSL technology on a widespread basis more economical, with equipment prices falling by up to 75% over the last two years. The Company anticipates that equipment prices will continue to fall as a result of continued advances in semiconductor technologies and increases in equipment production volumes.

  DSL technology is significantly less expensive to deploy on a broad scale than existing alternative high-speed data communications technologies. ISDN has required widespread and expensive upgrading of CO switches. Other technologies, such as cable modems, wireless data and satellite data, require the up-front development of an extensive infrastructure past every home or business regardless of the number of subscribers. By contrast, DSL, which leverages the existing installed copper plant, requires relatively less initial investment and a subsequent variable investment in DSL electronics directly related to the number of paying customers. This "success-based" investment characteristic makes DSL technology more economical to deploy rapidly over a wide area and allows the Company to become profitable at lower subscription rates than alternative technologies.

  In January 1998, a number of companies, including Intel, Compaq Computer Corp., Microsoft Corp. and certain of the major ILECs, jointly announced the formation of the Universal ADSL Working Group (UAWG). The goal of UAWG is to publish a standard specification for a low-cost, consumer oriented ADSL hardware and software solution. Since the Company is a purchaser of ADSL equipment and a service provider, the Company has joined the UAWG and supports its objectives. The Company believes that the efforts of the UAWG will lead to lower cost and more standardized ADSL hardware and software products.

 Impact of the Telecommunications Act of 1996

  The 1996 Act was passed to promote competition by, among other things, creating the legal framework for telephone companies other than the ILECs to provide local analog and digital communications services. These companies, referred to as CLECs, can gain access to the ILEC network and use these facilities to provide voice and data services in competition with the ILECs. The 1996 Act requires ILECs, among other things, to allow CLECs to lease copper lines on a line by line basis, to collocate equipment, including DSL equipment, in the ILECs' COs to connect to these lines, to lease access on the ILECs' inter-CO fiber backbone to link the CLECs' equipment and to use the ILECs' own OSS to place orders and monitor ILECs' performance. In essence, the 1996 Act eliminated a substantial barrier to entry for CLECs. In lieu of having to construct a competing infrastructure, CLECs can leverage the existing telephone infrastructure, which required a $200 billion investment by ILECs and ILEC ratepayers.

THE COVAD SOLUTION

  Covad was formed to capitalize on the substantial business opportunity created by the growing demand for high-speed data communications, the commercial availability of low cost DSL technology and the passage of the

1996 Act. Key aspects of the Company's solution to provide high-speed data communication services include: (i) an attractive value proposition that provides high-speed connections at similar or lower prices than currently available to customers; (ii) a widely available, always-connected, secure network that facilitates deployment of Internet and intranet applications; and
(iii) a management team experienced in the data communications, telecommunications and personal computer industries.

  Attractive Value Proposition. The Company offers higher bandwidth data connections than alternative services at similar or lower prices that do not vary with usage. For the RLAN market, the Company's mid-range services are three to six times the speed of ISDN and up to ten times the speed of analog modems at monthly rates similar to or lower than those for heavily used ISDN lines. For business Internet users, the Company's high-end services offer comparable bandwidth to T1 and Frame Relay circuits at approximately 25% of the cost. The Company believes that many of its enterprise customers can justify deploying lines to their employees if productivity improves by only a few hours per month based on increases in the number of hours worked and decreases in commute time and time spent waiting for information.

  Widely Available, Always-Connected, Secure Network. The Company's strategy of providing blanket coverage is designed to ensure that the Company's services are available to the vast majority of its customers' end-users in any region it enters. The Company's network provides 24-hour, always-on connectivity, unlike ISDN lines and analog modems which require customers to connect to their LAN or the Internet for each use. Also, because the Company uses dedicated connections from each end-user to the enterprise network or ISP, its customers can obtain increased security which reduces the risk of unauthorized access.

  Experienced Management Team. The Company's management team includes individuals with extensive experience in designing, marketing and financing personal computer and networking equipment and services, including Robert Knowling Jr., President and Chief Executive Officer (former Executive Vice President of Operations and Technologies at U S WEST Communications), founders Charles McMinn, Chairman of the Board of Directors, Charles Haas, Vice President of Sales and Marketing and Dhruv Khanna, Vice President, General Counsel and Secretary (all of whom worked at Intel), Rex Cardinale, Vice President of Engineering (former General Manager of the cc:Mail division of Lotus Development Corporation), John Rugo, Vice President of Operations (former Vice President of BBN Planet Corporation) and Timothy Laehy, Vice President of Finance and Chief Financial Officer (former Vice President of Corporate Finance and Treasurer of Leasing Solutions, Inc.).

BUSINESS STRATEGY

  The Company's objective is to be the leading provider of high-speed data communication services using DSL technology in each region that it enters. In order to achieve this goal, the Company is implementing a business strategy with the following key elements:

  Secure CLEC Status and Sign Interconnection Agreements in the Top U.S. Markets. To provide its services, the Company obtains CLEC status in each state that it enters and signs interconnection agreements with the relevant ILECs. To date, the Company has obtained CLEC regulatory approval in the states of California, Illinois, Maryland, Massachusetts, New York, Oregon, Texas, Virginia and Washington and intends to obtain such approval in other states necessary to cover the Company's initial target regions. In the aggregate, the Company's initial target regions represent over 20% of the U.S. population.

  Roll Out Service Rapidly in These Markets. The Company seeks to be the first company to roll out service in each region that it enters in order to: (i) secure CO collocation space prior to competitors; (ii) secure and retain customers before significant competition arises; (iii) maintain advantages over competitors through superior coverage and high customer satisfaction; and
(iv) build the largest volume and market share in order to allow the Company to reduce the costs and prices of its services and, where it is first to market, maintain its leadership position.

  Provide Pervasive Coverage. The Company is pursuing a blanket coverage strategy of providing service in almost every CO in each region that it enters since the typical enterprise desires to offer RLAN access to all employees regardless of where they reside in the region. Blanket coverage is also important to the Company's ISP customers which desire to market their Internet access services on a region-wide basis.

  Focus on Packet Data Services. Although the Company is authorized to provide both data and voice services, it is presently focusing exclusively on packet data services and does not currently plan to offer analog voice services. The Company believes that it can provide a superior data service while avoiding the significant investment that would be required to compete in the already crowded analog voice market.

  Sell Directly to Enterprises and ISPs that Can Provide a Large Number of End-Users. The Company's direct sales force specifically targets large enterprises that it estimates have over 100 existing ISDN or analog modem-based RLAN users. The Company offers these customers higher performance and always-on services at similar or lower prices than those of alternative technologies. Additionally, the Company targets ISPs which can offer their end-users similar cost and performance advantages for Internet access using the Company's services.

  Employ a "Success-Based" Investment Strategy. Because it uses DSL technology, a significant portion of the Company's capital expenditures are "success-based." The Company estimates that over 50% of capital expenditures over the next several years will be for DSL equipment that is directly related to the Company's end-user subscription rate.

  Cooperate with ISPs and Other Industry Participants. The Company does not provide Internet access directly to any of its customers. Instead, the Company provides connections to ISPs which offer high-speed Internet access using the Company's lines. In this way, the Company: (i) carries the traffic of multiple ISPs in any region, increasing its volume and reducing its costs; (ii) leverages its selling efforts through the sales and support staff of these ISPs; (iii) offers ISPs a non-competitive transport alternative, since the ILEC typically provides its own Internet access services in competition with ISPs; and (iv) provides ISPs a high-speed service offering to compete with cable-based Internet access.

  Provide a Superior Product and Service Solution. The Company believes that it can build a significant competitive position by providing a comprehensive product and service solution to its customers. The Company undertakes to provide all of the necessary product and service elements required to establish and maintain data services in its target markets including: (i) managing the ILEC's installation and testing of copper lines used for its service; (ii) installing any in-building wiring required to initiate service;
(iii) selling, configuring and installing the DSL modem required at each end-user site; (iv) providing 24x7 monitoring of each end-user line; and (v) designing and provisioning an enterprise's overall RLAN network including equipment selection, programming and troubleshooting.

COVAD'S PRODUCT AND SERVICE OFFERINGS

  Covad offers four flat rate data services under the TeleSpeed brand to connect its customers' end-users to Covad's RDCs. In addition, enterprises and ISP customers purchase one of two backhaul services from the Company to connect their facilities to Covad's RDC.

 TeleSpeed Services

  The Company's TeleSpeed services connect individual end-users on standard telephone lines to Covad DSL equipment in their serving CO and from there to a Covad RDC serving that metropolitan area. An ILEC's infrastructure consists of numerous COs which are connected by a fiber optic backbone to a regional office that routes local and long distance traffic. Each CO collects the individual copper lines from customers' premises in the neighborhood.

  The four TeleSpeed services are TeleSpeed 144, TeleSpeed 384, TeleSpeed 1.1, and TeleSpeed 1.5. The chart below compares the pricing, performance and markets for each of these services. The particular TeleSpeed service available to an end-user depends on the user's distance to the CO. The Company estimates that approximately 70% of end-users are within 18,000 feet of a CO and can be served by the Company's TeleSpeed

384 services. The Company believes the remaining 30% can be served with TeleSpeed 144. The Company also believes at least a majority of end-users will be able to obtain any of the other TeleSpeed offerings. However, the specific number of potential users for the higher speeds will vary by CO and by region and will be affected by line quality.

                         SPEED TO SPEED FROM   PRICE*   RANGE**
        SERVICE          END-USER  END-USER  ($ /MONTH) (FEET)                 MARKET
        -------          -------- ---------- ---------- ------- ------------------------------------
TeleSpeed 144........... 144 Kbps  144 Kbps    $  90    35,000  ISDN replacement, non-standard lines
TeleSpeed 384........... 384 Kbps  384 Kbps    $ 125    18,000  RLAN, business Internet
TeleSpeed 1.1........... 1.1 Mbps  1.1 Mbps    $ 195    15,000  Business Internet
TeleSpeed 1.5........... 1.5 Mbps  384 Kbps    $ 195    12,000  High-speed Web surfing

--------
* Current price list for the San Francisco Bay Area. Prices are lower for high volume customers and may be different in other regions.
** Estimated maximum distance from the end-user to the CO.

  TeleSpeed 144. Covad's TeleSpeed 144 service operates at up to 144 Kbps in each direction, which is similar to the performance of an ISDN line. This service, which can use existing ISDN equipment at the end-user site, is targeted at the ISDN replacement market where its $90 per month flat rate can compare favorably to ISDN services from the ILEC when per-minute usage charges apply. It is also the service that Covad offers on non-standard lines that are either too long to carry the Company's higher speed services or are served by Digital Loop Carriers or similar equipment where a continuous copper connection is not available from the end-user site to the CO.

  TeleSpeed 384. This service provides three to six times the performance of ISDN at similar price points to heavily-used ISDN lines. The Company expects TeleSpeed 384 to be the main service deployed within the RLAN market.

  TeleSpeed 1.1. This service provides over two-thirds the bandwidth of a T1 data circuit at less than one-quarter of the $800 monthly price typical for T1 service. The target market for the TeleSpeed 1.1 service is small businesses needing T1-level access to the Internet but have previously been unable to afford the price of such service. The service also competes favorably from a price/performance standpoint with traditional fractional T1 and Frame Relay services for these same customers.

  TeleSpeed 1.5. TeleSpeed 1.5 is the Company's only asymmetric service, i.e., with different speeds to and from the end-user. This service is intended for end-users who consume more bandwidth than they generate, and is especially useful for accessing Web sites. The service also provides the highest performance of any TeleSpeed service to stream video or other multimedia content to end-user locations.

 Backhaul Services

  Covad provides two backhaul services from its RDC to an enterprise or ISP customer site. These services include the aggregation of all individual end-users in a metropolitan area and transmission of the packet information to the customer on a single high-speed line. The services, prices and suggested maximum aggregation of end-user traffic are as follows:

  Covad DS1. Covad's DS1 backhaul service is intended for the small business with up to 50 RLAN end-users. The service operates at 1.5 Mbps and implements a Frame Relay protocol compatible with most low-end and mid-range routers. The price is $975 per month.

  Covad DS3. The Company's DS3 backhaul service is targeted to large enterprises and ISPs with up to 1,000 end-users. The service utilizes an ATM protocol that efficiently handles the high data rates involved and operates at up to 45 Mbps. The price is $4,000 per month.

 Activation Services

  In addition to monthly service charges, Covad has a one-time activation charge of $325 for RLAN and ISP end-users. The Company also charges $2,500 for DS1 and $7,500 for DS3 activation. Customers must also purchase a DSL modem, currently $399 to $600, from a third party for each end-user of the TeleSpeed 144 service, or from the Company for $550 for higher speed TeleSpeed services. Fees and charges are subject to change as equipment costs change.

CUSTOMER RELATIONSHIPS

  The Company offers its services to enterprises as well as to ISPs. According to the U.S. Census, there are over 134,000 businesses in the U.S. with over 100 employees, of which the Company estimates that 3,400 are in the San Francisco Bay Area. Since commercial introduction of its service in December 1997, Covad has entered into arrangements for pilot implementation with a number of enterprises and has also entered into marketing arrangements with 23 ISPs.

  In the current early stage of its deployment, the Company's practice for enterprise customers has been to enter into an arrangement for a negotiated price to install the service on a pilot basis to a small number of end-users for a period of typically 30 to 90 days. After a successful pilot, the service would be expanded to a larger group of end-users and then rolled out on a broader scale. The Company estimates that the market potential of its current enterprise customers is in excess of 5,000 end-user lines if these enterprise customers fully roll out the Company's services to the extent that they have rolled out ISDN to date.

  The Company's agreements with ISPs generally have terms of at least one year and provide for cooperative advertising of the TeleSpeed brand. The agreements are nonexclusive and do not require the ISP to have a minimum number of TeleSpeed users.

SALES AND MARKETING

  The Company markets its RLAN services through a direct sales force to large enterprises. The Company intends to increase its sales force in 1998 to support deployment into additional regions. The sales force deals directly with the telecommunications manager responsible for remote access within an enterprise. A typical target enterprise customer would have in excess of 100 RLAN users on ISDN or dial-up connections. The Company's largest enterprise customers currently have thousands of such users.

  For the business and consumer Internet access markets, the Company sells its service to ISPs which combine the Company's lines with their Internet access services and resell the combination to their existing and new end-users. The Company uses dedicated ISP channel sales and marketing personnel to address this market.

  The Company is also pursuing several types of joint marketing arrangements. For example, the Company intends to provide its ISP customers with market development funds when they promote the TeleSpeed service. Certain of the Company's equipment suppliers, including Cisco, have proposed to promote the Company's services through seminars to corporate communications managers in the San Francisco Bay Area.

SERVICE DEPLOYMENT AND OPERATIONS

  Corporate communications managers and ISPs typically have had to assemble their data communications connections using multiple service and equipment suppliers. This leads to additional work, cost and coordination problems. With its TeleSpeed service, the Company emphasizes a one-stop total service solution for its customers. This service solution includes: customer installation, end-user line installation, end-user premises wiring and modem configuration, ongoing network monitoring, customer reporting and customer service and technical support.

  Customer Installation. The Company works with its enterprise and ISP customers to establish all required connectivity and configuration of the backhaul connection from the customer to Covad's RDC. The Company orders the backhaul circuit for the customer, tests the installed circuit, assists the customer in configuring the router or switch that terminates the backhaul circuit and monitors this circuit from the NOC.

  End-User Line Installation. The Company orders all end-user connections from the ILECs, monitors the ILECs' performance, tests the installed lines and monitors the end-user lines from the NOC.

  End-User Premises Wiring and Modem Configuration. The Company maintains its own installation crews and trucks to install any required inside wiring at each end-user site. The Company's installation crews also configure and install end-user modems with information specific to each enterprise and ISP.

  Network Monitoring. The Company monitors its network from the NOC on a continuous basis which often enables the correction of potential network problems before a customer or end-user is affected. The Company is also developing network capability to provide enterprise and ISP customers direct monitoring access of their end-users for more efficient monitoring of their own network performance.

  Customer Reporting. The Company communicates regularly with its customers about the status of their end-users. The Company also operates a toll-free customer care help line. Additionally, the Company is developing tools to allow individual enterprise communications managers and ISPs to monitor their end-users directly on an ongoing basis.

  Customer Service and Technical Support. The Company provides 24x7 service and technical support to its enterprise communications manager and its ISP customers. The communication manager and the ISP serve as the initial contact for service and technical support with the Company providing the second level of support. By avoiding the higher cost of providing direct end-user support, the Company believes it can grow its customer base more rapidly with lower customer support costs. The Company's model is consistent with current enterprise and ISP service contracts.

NETWORK ARCHITECTURE AND TECHNOLOGY

  The key design principles of the Covad network are to provide: (i) robust network security required for enterprise intranet applications, (ii) consistent and scalable performance and (iii) intelligent end-to-end network management.

  Robust Network Security. Modem access to enterprise networks presents significant security risks since any telephone can be used to attempt to access such a network simply by dialing the telephone number. As a result, enterprises expend significant effort and resources to prevent unauthorized access. Enterprises also typically limit remote access users to reading e-mail or other non-sensitive applications. The Covad network is designed to provide enhanced security to ensure secure availability of all internal applications and information for remote locations. The Company's Permanent Virtual Circuit network architecture connects individual end-users at fixed locations to a single enterprise which reduces the possibility of unauthorized access and allows the Company's customers to safely transmit sensitive information and applications over the Company's TeleSpeed lines.

  Consistent and Scalable Performance. The Company believes that eventually public packet networks will evolve to replace the 35 million modems currently connected to circuit switched networks that have been deployed in the U.S. As such, the Company designed its network for scalability and consistent performance to all users as the network grows. The Company has designed a "star topology" network similar to the most popular LAN networking architecture currently used in high performance enterprise networks. In this model, new capacity is added automatically as each new user receives a new line. The Company also uses ATM switches in its RDCs that implement packet switching directly in silicon circuits rather than slower router-based designs that implement switching in router software.

  Intelligent End-to-End Network Management. Because the customers' and end-users' lines are "always-on" they can also always be monitored. The Company has visibility from the enterprise or ISP site across the network and into the end-user's home or business. Because its network is centrally managed, the Company can identify and dynamically enhance network quality, service and performance and address network problems promptly.

  The primary components of the Company's network are the NOC, RDCs, its high-speed private metropolitan backbones, CO collocation spaces, including DSLAMs, copper access lines and DSL modems.

  NOC. The entire Covad network is managed from the NOC. The Company provides end-to-end network management using advanced network management tools on a 24x7 basis which enhances its ability to address performance or connectivity issues before they affect the end-user experience. From the NOC, the Company can monitor the equipment and circuits in the RDC (including the ATM switches), each CO (including the DSLAMs) and individual end-user lines (including the DSL modems). Currently, the NOC is collocated with the Company's San Francisco Bay Area RDC.

  RDCs. The RDCs will act as service hubs for each metropolitan area the Company enters. All traffic from each CO will be collected at an RDC and switched by the Company's ATM switches located there. Each enterprise and ISP also will be connected to the RDC so that the resultant traffic from each CO can be sent to and from the enterprise or ISP on a single high-speed connection. The Company plans to design the RDC for high availability including battery backup power, redundant equipment and active network monitoring.

  Private Metropolitan Backbone. The Company expects to operate its own private metropolitan backbone in each region that it enters. The backbone network is expected to consist of a network of high-speed ATM communications services that the Company leases to connect its RDCs to its equipment in individual COs and to connect its RDCs to enterprises and ISPs. This backbone network operates at a speed of 45 Mbps with portions of the network currently targeted to be upgraded to 155 Mbps or more in 1998.

  Collocation Spaces. Through its interconnection agreements with the ILECs, the Company seeks to secure collocation space in every CO where it desires to offer service. These collocation spaces are designed to offer the same high reliability and availability standards as the ILEC's other CO collocation space. The Company requires access to these collocation spaces for its equipment and for persons employed by, or under contract with, the Company. The Company places DSLAMs in its collocation spaces to provide the high-speed DSL signals on each copper line to its end-users. The Company builds its collocation spaces to handle thousands of end-user lines each.

  Copper Access Lines. The Company leases the copper lines running to end-users from the ILEC under terms specified in its interconnection agreements. The Company leases lines that, in many cases, must be specially conditioned by the ILEC to carry digital signals, usually at an additional charge relative to that for voice grade copper lines.

  DSL Modems and On-Site Connectivity. The Company buys its DSL modems from its suppliers for resale to its enterprise or ISP customers for use by their end-users. The Company configures and installs these modems along with any required on-site wiring needed to connect the modem to the copper line leased from the ILEC. Currently, the DSL modem and DSLAM equipment used must come from the same vendor for all services, except the equipment used in the Company's TeleSpeed 144 services, since there are not yet interoperability standards for the equipment used in the Company's higher-speed services.

  The Company is also pursuing a program of ongoing network development. The Company's service development and engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of the Covad network and to facilitate the development of network applications by third parties that will increase the use of the Company's network.

COMPETITION

  The Company expects that the markets for RLAN access and business and consumer Internet transport services will become increasingly competitive in the future. In addition to the ILECs, the Company's most immediate potential competitors are CMSPs, IXCs, FCLECs, ISPs, OSPs, WSDSPs and other CLECs. Many of these competitors are offering (or may soon offer) technologies and services that will compete, at least in part, with some or all of the Company's high-speed digital service offerings. Such technologies include ISDN, DSL, wireless data and cable modems. Certain bases of competition in the Company's markets include transmission speed, reliability of service, breadth of service availability, price/performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. The Company believes that it compares unfavorably with its competitors with regard to, among other things, brand recognition, operating experience, exclusive contracts, and capital availability. Many of the Company's competitors and potential competitors have substantially greater resources than the Company and there can be no assurance that the Company will be able to compete effectively in its target markets.

  Incumbent Local Exchange Carriers. All of the large ILECs which are present in the Company's target markets are conducting technical and/or market trials or have entered into commercial deployment of DSL-based data services. For example, US West, Inc. is offering commercial DSL services in certain areas in Arizona, Colorado, Minnesota, Utah and ten other states. Ameritech has announced such services in Michigan and Illinois. Bell Atlantic has announced such services in the Washington, D.C. metropolitan area and in Pennsylvania. In addition, Pacific Bell announced its commercial/DSL services in 1998. Both Bell South and GTE have announced their intention to offer commercial DSL services by December 1998. The Company recognizes that the ILECs have the potential to quickly overcome many of the issues that the Company believes have slowed wide deployment of DSL services by ILECs in the past; if and when they do so, the ILECs will represent strong competition in all of the Company's target service areas. The ILECs have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper lines, and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. They are in a position to offer service from COs where the Company is unable to secure collocation space and offer service because of asserted space restrictions.

  Cable Modem Service Providers. CMSPs such as @Home Network and MediaOne (and their respective cable partners) are deploying high-speed Internet access services over Hybrid Fiber Coaxial cable networks. Where deployed, these networks provide similar and in some cases higher-speed Internet access and RLAN access than the Company provides. They also offer these services at lower price points than the Company's TeleSpeed services and target residential consumers, as well as business customers. They achieve these lower price points in part by sharing the bandwidth available on the cable network among multiple end-users. This architecture is less well-suited to the Company's target markets of business Internet access and RLAN access where guaranteed bandwidth, symmetric upstream and downstream bandwidth and network security issues are more important than in the consumer market. In addition, different regions within a metropolitan area may be served by different CMSPs, making it more difficult to offer the blanket coverage required by potential RLAN access and business customers. Also, much of the current cable infrastructure in the U.S. must be upgraded to support cable modems, a process which the Company believes is significantly more expensive and time-consuming than the deployment of DSL-based networks. As of January 1, 1998, approximately 10% of U.S. households are passed by cable infrastructure that is capable of supporting the use of cable modems. Nevertheless, actual or prospective CMSP competition may have a significant negative effect on the ability of the Company to secure customers and may create downward pressure on the prices the Company can charge for its services.

  National Long Distance Carriers. Long distance inter-exchange carriers, such as AT&T Corp., MCI Communications Corp. (planned to be acquired by WorldCom, Inc.), Sprint Corp., WorldCom, Inc. and Qwest Communications have deployed large-scale Internet access networks, ATM networks, sell connectivity to businesses and residential customers, and have high brand recognition. They also have interconnection agreements with many of the ILECs and a number of collocation spaces from which they could begin to offer competitive DSL services.

  Fiber-Based CLECs. Companies such as Teleport Communications Group, Inc.
(TCG) (planned to be acquired by AT&T Corp.), Brooks Fiber Properties, Inc. (acquired by WorldCom, Inc.) and MFS (acquired by

WorldCom, Inc.) have extensive fiber networks in many metropolitan areas primarily providing high-speed digital and voice circuits to large corporations. They also have interconnection agreements with the ILECs pursuant to which they have acquired collocation space in many markets targeted by Covad. These companies could modify their current business focus to include residential and small business customers using DSL in combination with their current fiber networks.

  Internet Service Providers. ISPs such as BBN (acquired by GTE Corporation), UUNET Technologies, Inc. (acquired by WorldCom, Inc.), Earthlink Networks Inc., Concentric Network Corporation, Mindspring Enterprises, Inc., Netcom On-Line Communication Services, Inc. (acquired by ICG) and PSINet, Inc. provide Internet access to residential and business customers, generally using the existing public switched telephone network at ISDN speeds or below. Some ISPs such as UUNET Technologies, Inc. in California and New York, HarvardNet Inc. in Massachusetts, InterAccess in Illinois and Vitts Corporation in New Hampshire have begun offering DSL-based services. To the extent the Company is not able to recruit ISPs as customers for its service, ISPs could become DSL service providers competitive with the Company.

  Online Service Providers. OSPs include companies such as America Online ("AOL"), Compuserve (acquired by AOL), MSN (a subsidiary of Microsoft Corp.), Prodigy, Inc., and WebTV (acquired by Microsoft Corp.) that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enable the provision of digital services to the significant number of consumers who have personal computers with modems. In addition, they provide Internet connectivity, ease-of-use and consistency of environment. Many of these OSPs have developed their own access networks for modem connections. If these OSPs were to extend their access networks to DSL, they would be competitors of the Company.

  Wireless and Satellite Data Service Providers. WSDSPs are developing wireless and satellite-based Internet connectivity. The Company may face competition from terrestrial wireless services, including two Gigahertz ("Ghz") and 28 Ghz wireless cable systems (Multi-channel Microwave Distribution System ("MMDS") and Local Multi-channel Distribution System ("LMDS")), and 18 Ghz and 39 Ghz point-to-point microwave systems. For example, the FCC is currently considering new rules to permit MMDS licensees to use their systems to offer two-way services, including high-speed data, rather than solely to provide one-way video services. The FCC also is currently auctioning LMDS licenses in all markets for wireless cable systems, which can be used for high-speed data services as well. In addition, companies such as Teligent Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing.

  The Company also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Space and Communications Group (a subsidiary of General Motors Corporation), Teledesic and others have filed applications with the FCC for global satellite networks which can be used to provide broadband voice and data services.

  In January 1997, the FCC allocated 300 Mhz of spectrum in the 5 Ghz band for unlicensed devices to provide short-range, high-speed wireless digital communications. These frequencies must be shared with incumbent users without causing interference. Although the allocation is designed to facilitate the creation of new wireless LANs, it is too early to predict what kind of equipment might ultimately be manufactured and for what purposes it might be utilized.

  Other CLECs. Other companies such as Rhythms NetConnections and Northpoint Communications offer high-speed data services using a business strategy similar to that of the Company. The 1996 Act specifically grants any and all CLECs the right to negotiate interconnection agreements with the ILEC. Further, the 1996 Act allows CLECs to enter into interconnection agreements which are identical in all respects to that of the Company. The Company has already had an interconnection agreement copied in this manner.

  As a first mover in selected markets that it enters, the Company seeks the following strategic benefits: (i) securing and retaining customers before the same high speed services are available from others, (ii) engendering end-user loyalty through superior coverage and high customer satisfaction and (iii) capturing the largest customer base and thereby achieving economies of scale sufficient to drive down prices and develop a leadership position. The Company may not be able to achieve these benefits if substantial competition from any of the foregoing competitors exists or develops in the Company's markets.

INTERCONNECTION AGREEMENTS WITH ILECS

  A critical aspect of the Company's business is its interconnection agreements with the ILECs. These agreements cover a number of aspects including: (i) the price the Company pays to lease access to the ILEC's copper lines; (ii) the special conditioning the ILEC provides on certain of these lines to enable the transmission of DSL signals; (iii) the price and terms for collocation of Company equipment in the ILEC's COs; (iv) the price paid by the Company and access the Company has to the ILEC's inter-CO transport facilities that the Company uses to connect COs to its RDC; (v) the ability of the Company to access conduits and other rights of way the ILEC has to construct its own network facilities; (vi) the OSS and interfaces that the Company can use to place orders and trouble reports and monitor the ILEC's response to Company requests; (vii) the dispute resolution process the ILEC and the Company use to resolve disagreements on the terms of the interconnection contract; and (viii) the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of the ILEC and Company relationship.

  Currently, the Company had entered into seven interconnection agreements with different major ILECs. The Company believes that the ILECs have been willing to sign agreements with the Company to date for a variety of reasons including: (i) the ILECs have a legal obligation to do so; (ii) the Company is perceived as a start-up entity whose digital services are a small part of the ILEC's total business; (iii) the Company is providing residential, facilities-based competition to the ILEC, an element of competition that few other CLECs are pursuing and an element of competition that can bolster the arguments of the RBOC-ILECs to be permitted to enter the long distance voice business; and
(iv) the Company is not offering local analog voice services that could capture revenue from the ILEC. Nevertheless, the ILECs do not in many cases agree to the Company's requested provisions in interconnection agreements and the Company has not consistently prevailed in obtaining all of its desired provisions in such agreements either voluntarily or through the interconnection arbitration process. There can be no guarantee that the Company will be able to continue to sign favorable interconnection agreements with subsequent ILECs. The Company is currently negotiating agreements with several ILECs which are necessary before the Company can expand its services into the metropolitan areas served by such ILECs. The ILECs are also permitting CLECs to adopt previously signed interconnection agreements. In certain instances, the Company has adopted the interconnection agreement of another CLEC. Other CLECs have also adopted the same or modified versions of the Company's interconnection agreements, and may continue to do so in the future.

  The Company's interconnection agreements have a maximum term of three years, requiring the Company to renegotiate its existing agreements in the future. Although the Company expects to renew its interconnection agreements and believes the 1996 Act limits the ability of ILECs not to renew such agreements, there can be no assurance that existing or new agreements will be extended or renegotiated on terms favorable to the Company. Additionally, the Company's interconnection agreements are subject to interpretation by both parties and there may arise differences in interpretation that cannot be resolved on favorable terms to the Company. Finally the interconnection agreements are subject to state commission, FCC and judicial oversight. There can be no assurance that these bodies will not modify the terms or prices of the Company's interconnection agreements in ways that adversely affect the Company's business, prospects, operating results, financial conditions and its ability to service and repay its indebtedness, including the Notes.

GOVERNMENT REGULATION

  Overview. The Company's services are subject to a variety of federal regulations. With respect to certain activities and for certain purposes, the Company has submitted its operations to the jurisdiction of state and local authorities who may also assert more extensive jurisdiction over the facilities and services of the Company. The FCC has jurisdiction over all services and facilities of the Company to the extent that the Company provides interstate and international services. To the extent the Company provides identifiable intrastate services, the Company's services and facilities are subject to state regulations. In addition, local municipal government authorities also assert jurisdiction over the Company's facilities and operations. The jurisdictional reach of the various federal, state and local authorities is subject to ongoing controversy and judicial review, and the Company cannot predict the outcome of such review.

  Federal Regulation. The Company's provision of its services must comply with the requirements of the Communications Act of 1934, as amended by the 1996 Act, as well as the FCC's regulations under the statute. The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telecommunications and video programming communications businesses, preempts many of the state barriers to local telecommunications service competition that previously existed in state and local laws and regulations, and sets basic standards for relationships between telecommunications providers. The law delegates to the FCC and the states broad regulatory and administrative authority to implement the 1996 Act.

  Among other things, the 1996 Act removes barriers to entry in the local telecommunications market by preempting state and local laws that are barriers to competition and by requiring ILECs to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, long distance companies and CLECs such as the Company.

  Regulations promulgated by the FCC under the 1996 Act specify in greater detail the requirements of the 1996 Act imposed on the ILECs, among other things, to open their networks to competition by providing competitors interconnection, collocation space, access to UNEs, retail services at wholesale rates and nondiscriminatory access to telephone poles, ducts, conduits, and rights-of-way. As a result of these changes, companies such as Covad are now able to interconnect with the ILECs in order to provide local telephone exchange services and to use portions of the ILECs' existing network to offer new and innovative services such as the Company is currently offering. Numerous parties have appealed certain aspects of these regulations. The appeals have been consolidated and have been reviewed by the U.S. Court of Appeals for the Eighth Circuit, which has overruled certain of the FCC's pricing and nondiscrimination regulations and upheld others. The Eighth Circuit Court's ruling has been appealed to the U.S. Supreme Court which has agreed to accept the case for review. Covad has entered into competitive interconnection agreements using the federal guidelines established in the FCC's interconnection order, which agreements may be modified to conform to the Court of Appeals rulings and any subsequent rulings of the U.S. Supreme Court.

  The 1996 Act also allows the RBOCs to enter the long distance market within their own local service regions. The timing of the various RBOCs' entry into their respective in-region long distance service businesses is also extremely uncertain. The timing of the various RBOCs' in-region long distance entry will likely affect the level of cooperation the Company receives from the RBOCs.

  In addition, the 1996 Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. ILEC tariff filings at the FCC have been subjected to increasingly less regulatory review. However, precisely when and to what extent the ILECs will secure pricing flexibility or other regulatory freedom for their services is uncertain. For example, under Section 706 of the 1996 Act, the FCC is considering eliminating certain regulations that apply to the ILEC's provision of services that are competitive with those of the Company. The timing and the extent of regulatory freedom and pricing flexibility and regulatory freedom granted to the ILECs will affect the competition the Company faces from the ILECs' competitive services.

  In addition, the 1996 Act provides the FCC with the authority to forbear from regulating entities such as the Company who are classified as "non-dominant" carriers. The FCC has exercised its forbearance authority. As a result, the Company is not obligated to obtain prior certificate approval from the FCC for its interstate services or file tariffs for such services. The Company has determined not to file tariffs for its interstate services. The Company provides its interstate services to its customers on the basis of contracts rather than tariffs. The Company believes that it is unlikely that the FCC will require the Company to file tariffs for its interstate services in the future.

  Changes in applicable federal law and regulations, in particular, changes in its interconnection agreements with ILECs, the prospective entry of the RBOCs into the in-region long distance business and grant of regulatory freedom and pricing flexibility to the ILECs, could have a material adverse impact on the Company's business.

  State Regulation. To the extent the Company provides identifiable intrastate services or has otherwise submitted itself to the jurisdiction of the relevant state telecommunications regulatory commissions, the Company is subject to such jurisdiction. In addition, certain states have required prior state certification as a prerequisite for processing and deciding an arbitration petition for interconnection under the 1996 Act. To date, the Company has obtained certification from nine states. The Company has filed arbitration petitions in different states for interconnection arrangements with the relevant ILECs. The Company has filed tariffs in certain states for intrastate services as required by state law or regulation. The Company is also subject to periodic financial and other reporting requirements of these states with respect to its intrastate services.

  The different state commissions have various proceedings to determine the rates, charges and terms and conditions for UNEs, as well as the discount for wholesale services purchased by the Company from the relevant ILEC. The rates set forth in the Company's interconnection agreements are interim rates and will be prospectively, and, in some cases, retroactively, affected by the permanent rates set by the various state commissions for such UNEs as unbundled loops and interoffice transport. The state commission rate determinations could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the Notes.

  The applicability of the various state regulations on the Company's business and compliance requirements will be affected to the extent to which the Company's services are determined to be intrastate services. Jurisdictional determinations of the Company's services as intrastate services could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the Notes.

  Local Government Regulation. The Company in certain instances may be required to obtain various permits and authorizations from municipalities in which it operates its own facilities. Whether various actions of local governments over the activities of telecommunications carriers such as the Company, including requiring payment of franchise fees or other surcharges, pose barriers to entry for CLECs which may be preempted by the FCC is the subject of litigation. Although the Company relies primarily on the UNEs of the ILECs, in certain instances the Company deploys its own facilities, including fiber optic cables, and therefore may need to obtain certain municipal permits or other authorizations. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the Notes.

  The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals, which could change, in varying degrees, the manner in which communications companies operate in the U.S. The ultimate outcome of these proceedings, and the ultimate impact of the 1996 Act or any final regulations adopted pursuant to the 1996 Act on the Company or its business cannot be determined at this time but may well be adverse to the Company's interests. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business and there can be no assurance that such future regulation or regulatory changes will not have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the Notes.

INTELLECTUAL PROPERTY

  The Company regards its technology as proprietary and attempts to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. There can be no assurance these methods will be sufficient to protect the Company's technology. The Company also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products, services or technology without authorization, or to develop similar technology independently. Currently the Company holds no patents, but is filing patent applications and intends to prepare additional applications and to seek patent protection for its systems and services to the extent possible. There is no assurance that the Company will obtain any issued patents or that any such patents would protect the Company's intellectual property from competition which could seek to design around or invalidate such patents. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes. In addition, certain of the Company's information, including its CLEC status in individual states and its interconnection agreements, are a matter of public record and can be readily obtained by the Company's competitors and potential competitors, possibly to the Company's detriment.

EMPLOYEES

  As of June 30, 1998, the Company had 150 employees (excluding temporary personnel and consultants), employed in engineering, sales, marketing, customer support and related activities, and general and administrative functions. None of the Company's employees is represented by a labor union, and the Company considers its relations with its employees to be good. The Company's ability to achieve its financial and operational objectives depends in large part upon the continued service of its senior management and key technical, sales, marketing and managerial personnel, and its continuing ability to attract and retain highly qualified technical, sales, marketing and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management.

BOARD OF ADVISORS

  The Company maintains a Board of Advisors and conducts meetings of this advisory group for two days each quarter. The Board of Advisors gives the Company guidance on issues such as developments in communications equipment technology, network design strategy, regulatory matters, the competitive landscape, marketing of the Company's services, identification of potential employees, financial strategy, and introductions to potential strategic partners and alliances. The Board of Advisors serves in an advisory capacity and does not have any managerial control over the Company. Below is a list of the Company's Board of Advisors as of June 30, 1998 and their backgrounds.

  ROBERT BERGER is a founder of InterNex Information Services, an ISDN and high bandwidth services-focused ISP in California.

  DUNCAN DAVIDSON is a founder of the Company and is currently Senior Vice President of InterTrust Technologies Corporation, a leading provider of trust management systems for electronic commerce and digital rights management. He previously served as Managing Partner of Regis McKenna's consulting company.

  DAVE FARBER is a chaired telecommunications professor at the University of Pennsylvania and currently serves as a member of President Clinton's Policy Advisory Committee on Information Technology and the Next Generation Internet (PACIT).

  BOB HAWK is a member of the Company's Board of Directors. For a description of his professional background, see "Management--Directors and Executive Officers."

  BILL LANE is the former Chief Financial Officer at Intuit Inc. and is a board member of MetaCreations Corporation, Quarterdeck Corporation, Expert Software Inc., Storm Technology Inc. and several private companies.

  DANIEL LYNCH is a member of the Company's Board of Directors. For a description of his professional background, see "Management--Directors and Executive Officers."

  FRANK MARSHALL is a member of the Company's Board of Directors. For a description of his professional background, see "Management--Directors and Executive Officers."

  KIM MAXWELL is the former Chairperson of the ADSL Forum and founder of Racal Vadic and Amati.

  SHARON NELSON is the former Chairperson of the Washington State Public Utilities Commission.

  DAVID PISCITELLO is the President of Core Competence, Inc., program chairman for U.S. (domestic) Networld and Interop Conferences, and co-producer of the Internet Security Conference.

  DAVID STROM is the president of David Strom, Inc. and was the founding editor-in-chief of Network Computing Magazine.

FACILITIES

  The Company is currently headquartered in facilities consisting of approximately 18,000 square feet in Santa Clara, California, which the Company occupies under a two-year lease with a one-year renewal option. The Company intends to relocate its headquarters to a new facility in Santa Clara, CA which consists of approximately 62,000 square feet pursuant to a lease that will expire on or before July 14, 2002. The Company believes that the new leased premises will be sufficient to accommodate its growth for the forseeable future. In addition, the Company's San Francisco RDC consists of approximately 2,000 square feet and is located in San Jose, California, which the Company occupies under a ten-year lease with two five-year renewal options. Currently, and until a permanent location is secured, the Company utilizes a portion of the San Francisco Bay Area RDC space to operate its NOC. The Company is in the process of acquiring additional headquarters space in 1998 as its business expands. The Company also leases collocation space in COs in the San Francisco Bay Area and the Los Angeles Metropolitan Area under the terms of its interconnection agreements with Pacific Bell and GTE California Incorporated (a subsidiary of GTE Corporation) and obligations imposed by the California Public Utilities Commission and the FCC. While the terms of these leases are perpetual, the productive use of the Company's collocation facilities are subject to the terms of its interconnection agreements which expire on or before June 5, 2000. The Company will increase its collocation space as it expands its network in the San Francisco Bay Area and other regions.

LEGAL PROCEEDINGS

  The Company is not currently engaged in any legal proceedings that could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes. The Company is, however, subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Act, the interpretation of CLEC interconnection agreements in general and the Company's interconnection agreements in particular. In some cases, the Company may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to the Company's agreements. The results of any of these proceedings could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes. On May 8, 1998, the Company filed a complaint in the United States District Court for the Northern

District of California against Pacific Bell seeking damages and is also seeking equitable relief from Pacific Bell regarding its collocation practices, failures to timely and properly deliver transmission and local loop facilities, positions on local loop spectral interference issues, as well as other practices. Failure to resolve these controversies favorably could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the New Notes.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below are the names, ages, and positions of the directors and executive officers of the Company. All directors hold office until their successors are duly elected and qualified and all executive officers hold office at the pleasure of the Board of Directors.

          NAME           AGE                            POSITION
          ----           --- --------------------------------------------------------------
Charles McMinn..........  46 Chairman, Board of Directors
Robert Knowling Jr......  43 President and Chief Executive Officer
Timothy Laehy...........  41 Chief Financial Officer, Treasurer and Vice President, Finance
Robert Hawk.............  56 Director
Henry Kressel...........  64 Director
Joseph Landy............  37 Director
Daniel Lynch............  56 Director
Frank Marshall..........  51 Director
Rich Shapero............  50 Director
Rex Cardinale...........  45 Vice President, Engineering
Charles Haas............  38 Vice President, Sales and Marketing
Dhruv Khanna............  38 Vice President, General Counsel and Secretary
Walter Pienkos..........  51 Vice President, Administration
John Rugo...............  40 Vice President, Operations

  CHARLES MCMINN is a founder of the Company and has been the Chairman of the Board of Directors since July 1998. He served as the Company's President, Chief Executive Officer and a member of its Board of Directors from October 1996 to July 1998. Mr. McMinn has over 20 years of experience in creating, financing, operating and advising high technology companies. From July 1995 to October 1996, and from August 1993 to June 1994, Mr. McMinn managed his own consulting firm, Cefac Consulting, which focused on strategic development for information technology and communications businesses. From June 1994 to November 1995, he served as Principal, Strategy Discipline, at Gemini Consulting. From August 1992 to June 1993, he served as the first president and Chief Executive Officer of Visioneer Communications, Inc. and from October 1985 to June 1992 was a general partner at the venture capital firm, InterWest Partners. Mr. McMinn began his Silicon Valley career as the product manager for the 8086 microprocessor at Intel.

  ROBERT KNOWLING JR. has served as the Company's President and Chief Executive Officer since July 1998. From October 1997 through July 1998, Mr. Knowling served as the Executive Vice President of Operations and Technologies at U S WEST Communications, an RBOC. In this capacity, Mr. Knowling was responsible for planning, delivering and maintaining high-quality telecommunications services for more than 25 million customers in 14 western and midwestern states. From March 1996 through September 1997, he served as Vice President of Network Operations at U S WEST Communications. Mr Knowling began his career in 1977 at Indiana Bell and progressed rapidly through a variety of assignments in operations, engineering and marketing. When Indiana Bell became a part of Ameritech, Mr. Knowling assumed positions of increasing responsibility in marketing, product development, large business marketing and network operations. He was assigned to Ameritech's re-engineering breakthrough development team in 1992. As the lead architect of the Ameritech transformation, Mr. Knowling reported directly to the chairman. From 1994 through 1996, he served as Vice President of Network Operations for Ameritech. Mr. Knowling currently serves on the board of directors of Shell Oil Company.

  TIMOTHY LAEHY joined the Company in August 1997 as its Chief Financial Officer, Treasurer and Vice President, Finance. Prior to joining the Company, Mr. Laehy served as Vice President, Corporate Finance and Treasurer of Leasing Solutions, Inc., a computer equipment leasing company from February 1991 to August 1997. From 1990 through 1991, Mr. Laehy served as senior associate at Recovery Equity Partners, a private venture capital investment fund. From 1985 through 1990, he served in various capacities at Guarantee

Acceptance Capital Corporation, an investment bank, Liberty Mutual Insurance Company and Union Carbide Corporation.

  ROBERT HAWK has served as a member of the Company's Board of Directors since April 1998. Mr. Hawk is President of Hawk Communications and recently retired as President and Chief Executive Officer of US West Multimedia Communications, Inc., where he headed the cable, data and telephony communications business from May 1996 to April 1997. He was president of the Carrier Division of US West Communications, a regional telecommunications service provider, from September 1990 to May 1996. Prior to that time, Mr. Hawk was Vice President of Marketing and Strategic Planning for CXC Corporation. Prior to joining CXC Corporation, Mr. Hawk was director of Advanced Systems Development for AT&T/American Bell. He currently serves on the boards of Xylan Corporation, PairGain Technologies, Inc., Premisys Communications, Concord Communications and Radcom.

  HENRY KRESSEL has served as a member of the Company's Board of Directors since July 1997. Dr. Kressel has been with E.M. Warburg, Pincus & Co., LLC since 1983 and is currently a managing director of the firm. He is also a partner of Warburg, Pincus & Co., the general partner of Warburg, Pincus Investors, L.P. Prior to that time, he served as Staff Vice President of the RCA Corporation responsible for research and development of optoelectronics, semiconductors and related software and technologies. Dr. Kressel serves as a director of Level One Communications, Inc., IA Corporation, NOVA Corporation, Inc. and several privately held companies.

  JOSEPH LANDY has served as a member of the Company's Board of Directors since July 1997. Mr. Landy has been with E.M. Warburg, Pincus & Co., LLC since 1985 and is currently a managing director and a partner of the firm. Throughout his career at Warburg, Mr. Landy has focused primarily on investments in information technology and specialty semiconductors. Mr. Landy is a director of four publicly traded companies including CN Biosciences, Inc., Indus International, Inc., Level One Communications, Inc. and NOVA Corporation, and of several privately held companies.

  DANIEL LYNCH has served as a member of the Company's Board of Directors since April 1997. Mr. Lynch is also a founder of CyberCash, Inc. and has served as chairman of its board of directors since August 1994. From December 1990 to December 1995, he served as Chairman of the Board of Directors of Softbank Forums, a provider of education and conference services for the information technology industry . Mr. Lynch founded Interop Company in 1986, which is now a division of ZD Comdex and Forums. Mr. Lynch is a member of the Association for Computing Machinery and the Internet Society. He is also a member of the Board of Trustees of the Santa Fe Institute, the Bionomics Institute and CommerceNet. He previously served as Director of the Information Processing Division for the Information Sciences Institute in Marina del Rey, where he led the Arpanet team that made the transition from the original NCP protocols to the current TCP/IP based protocols. He has served as a director of Exodus Communications since January 1998. Mr. Lynch previously served as a member of the board of directors at UUNET Technologies, Inc. from April 1994 until August 1996.

  FRANK MARSHALL has served as a member of the Company's Board of Directors since October 1997. Mr. Marshall currently serves on the board of directors of PMC-Sierra Inc. and several private companies. Mr. Marshall also serves on the technical advisory board of several high technology private companies. He is a member of the technical advisory board of InterWest Partners and a Venture Partner at Sequoia Capital. From 1992 to 1997, Mr. Marshall served as Vice President of Engineering and Vice President and General Manager, Core Business Unit of Cisco Systems Inc. From 1982 to 1992, he served as Senior Vice President, Engineering at Convex Computer Corporation.

  RICH SHAPERO has served as a member of the Company's Board of Directors since July 1997. Mr. Shapero serves as a member of the board of directors of Powerwave Corporation. Mr. Shapero has been a general partner of Crosspoint, a venture capital investment firm, since April 1993. From January 1991 to June 1992, he served as Chief Operating Officer of Shiva Corporation, a computer network company. Previously, he was a Vice President of Sun Microsystems, Senior Director of Marketing at AST, and held marketing and sales positions at Informatics General Corporation and UNIVAC's Communications Division.

  REX CARDINALE has served as the Company's Vice President, Engineering since June 1997. From February 1996 to March 1997, Mr. Cardinale served as Chief Executive Officer and Vice President, Engineering at GlobalCenter Inc., an Internet service provider for small businesses. From January 1994 to February 1996, Mr. Cardinale served as Vice President and General Manager, Internet Services Division, at Global Village Communication. From June 1992 to September 1993, Mr. Cardinale was Vice President and General Manager of the cc:Mail division of Lotus Development Corporation. Prior to that time, he served for five years as Vice President, Engineering for Ultra Network Technologies, a provider of high-speed networking systems for supercomputers and for ten years in various engineering management roles at Rolm Corporation.

  CHARLES HAAS is a founder of the Company and has served as the Company's Vice President, Sales and Marketing since May 1997. Mr. Haas has over fourteen years of sales and business development experience with Intel where he held various positions from July 1982 to April 1997. At Intel, Mr. Haas served as manager of corporate business development, focusing on opportunities in the broadband computer communications area, and played a principal role in the development of the Company's Residential Broadband strategy for telephone and satellite companies (DSL, Fiber-to-the-Curb and satellite modems).

  DHRUV KHANNA is a founder of the Company and has served as the Company's Vice President, General Counsel and Secretary since October 1996. Between 1987 and 1993, Mr. Khanna was an associate at Morrison & Foerster where his clients included Teleport Communications Group, McCaw Cellular Communications, Inc. (now AT&T Wireless), and Southern Pacific Telecom (now Qwest). He was an in-house counsel for Intel Corporation's communications products division and its Senior Telecommunications Attorney between 1993 and 1996. Mr. Khanna has extensive experience with regulatory matters and business transactions involving the RBOCs and other telecommunications companies. While at Intel, he helped shape the computer industry's positions on the Telecommunications Act of 1996 and the FCC's rules implementing the 1996 Act.

  WALTER S. PIENKOS has served as the Company's Vice President, Administration since May 1998. Prior to joining the Company, Mr. Pienkos was the Vice President of Administration and a founder of NetPower, a Windows NT workstation and server manufacturer, from February 1993 to May 1998. From 1987 through 1992, he served as Vice President of Administration at MIPS Computer Systems. Prior to that time, he spent 15 years at Hewlett Packard in a variety of management positions, most recently as Hewlett Packard's Corporate Personnel Manager.

  JOHN RUGO has served as the Company's Vice President, Operations since June 1997. Mr. Rugo has more than fifteen years of experience deploying and operating wide area data networks. From October 1996 to June 1997, he was the director of marketing for Service Provider Systems at Cisco. From August 1984 to September 1996, Mr. Rugo held various positions at BBN Planet Corporation, including Vice President, Business Development and Vice President and General Manager, Western Region. From July 1993 to July 1994, he served as President of BBN Technology Services, a provider of Internet-related services, where he was responsible for strategic business direction, overall marketing and sales. From December 1988 to June 1993, he served as NEARNet Executive Director of BBN Systems & Technologies. While at BBN Systems & Technologies, he founded BBN's Internet services business, establishing NEARNet as the premier regional network in New England.

DIRECTOR COMPENSATION

  Except for grants of stock options subject to vesting and restricted stock subject to repurchase, directors of the Company generally do not receive compensation for services provided as a director or committee members. The Company does not pay additional amounts for committee participation or special assignment of the Board of Directors, except for reimbursement of their expenses in attending Board and committee meetings.

EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 during the fiscal year ended December 31, 1997 (the "Named Executive Officers").

                             ANNUAL            LONG-TERM
                          COMPENSATION       COMPENSATION
                        ---------------- ---------------------
                                         SECURITIES UNDERLYING    ALL OTHER
        NAME(1)           SALARY   BONUS     OPTIONS/SARS      COMPENSATION(2)
        -------         ---------- ----- --------------------- ---------------
Charles McMinn,
 President and Chief
 Executive Officer(3).. $87,500.00  --            --               $203.00

--------
(1) Since no executive officer earned more than $100,000 in total annual salary and bonus during fiscal year 1997, only the compensation information of the Chief Executive Officer is listed above.
(2) The dollar amount in this column represents premium payments made by the Company with respect to life insurance policies.

(3) Based on an annual salary of $150,000 for fiscal year 1997. Mr. McMinn stepped down as President and Chief Executive Officer in July 1998 and assumed the position of Chairman of the Board.

                       OPTION GRANTS IN LAST FISCAL YEAR

  No stock options were granted by the Company to the Company's Named Executive Officer during fiscal year 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

  There were no exercises of stock options by the Company's Named Executive Officer during the year ended December 31, 1997.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company has entered into written employment agreements with Dhruv Khanna and Rex Cardinale and one other employee (the "Employees") whereby the Company has agreed to hire each Employee for a two-year term. Pursuant to the employment agreements, Messrs. Khanna and Cardinale receive compensation in the form of annual base salaries of $120,000 and $140,000, respectively and bonuses to be determined by the Board of Directors or the Compensation Committee. The employment commencement date for both Messrs. Khanna and Cardinale was July 15, 1997. During the two-year term, the Employee can only be terminated for cause (as defined in the agreement), at which time the Employee is only eligible for benefits in accordance with the Company's established policies. After the two-year term, either the Employee or the Company may terminate the employment relationship with or without cause. If the Company terminates the Employee's employment relationship without cause, the Company must continue to pay to the Employee such salary and benefits as he received immediately before termination for a period of six months after the date of termination. Under the employment agreements, the Employees agree, during the terms of their employment with the Company, not to (i) open or operate a business which is then in competition with the Company, (ii) act as an employee, agent, advisor or consultant of any then existing competitor of the Company, or (iii) take any action to divert business from the Company or influence any existing customer of the Company to cease doing business with the Company or to alter its then existing business relationship with the Company.

  With respect to all options granted under the Company's 1997 Stock Plan, in the event of a merger of the Company with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of the Company, or the sale of all or substantially all of the assets of the Company, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event the successor corporation refuses to assume the options. See "--1997 Stock Plan."

  The Company has also entered into restricted stock purchase agreements with certain officers and directors of the Company. The Common Stock issued pursuant to the restricted stock purchase agreements are subject to a repurchase right on the part of the Company that is subject to vesting. The agreements include similar provisions to the stock options, providing for accelerated vesting in the event of a change of control. See "Certain Relationships and Related Transactions--Issuance of Common Stock."

BOARD COMMITTEES

  In April 1998, the Board established an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Landy and Lynch, both of whom are outside directors of the Company. The Audit Committee recommends engagement of the Company's independent auditors and approves the services performed by such auditors and reviews and evaluates the Company's accounting policies and its systems of internal accounting controls. The Compensation Committee consists of Messrs. Kressel and Shapero, both of whom are outside directors of the Company. The Compensation Committee administers the Company's stock and stock option plans and makes recommendations to the Board of Directors in connection with matters of compensation, including the compensation of the Company's executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No executive officer of the Company, except Mr. McMinn, serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors.

1997 STOCK PLAN

  As of June 30, 1998, the Company had reserved 5,513,500 shares of Common Stock for issuance pursuant to its 1997 Stock Plan (the "1997 Stock Plan"), which has been approved by the Company's Board of Directors and stockholders and amended in January 1998 and in April 1998. The 1997 Stock Plan provides for the granting to employees (including officers and directors) of qualified "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees (including officers and directors) and consultants of nonqualified stock options. The 1997 Stock Plan also provides for the granting of restricted stock. As of June 30, 1998, options to purchase an aggregate of 4,692,733 shares were outstanding, 801,725 shares remained available for future grants and 19,042 options were exercised.

  The 1997 Stock Plan is administered by the Board of Directors or a committee appointed by the Board of Directors. Options granted generally vest at a rate of 12.5% of the shares subject to the option on the vesting commencement date and 1/48th of the shares subject to the option at the end of each one-month period thereafter and generally expire eight years from the date of grant. Nonstatutory stock options granted to members of the Company's Board of Advisors generally vest at a rate of 25% of the shares subject to the option on the vesting commencement date and 1/4th of the shares subject to the option at the end of each calendar quarter thereafter; provided, that the optionee continues to serve on the Board of Advisors and attends its quarterly meetings.

  Common Stock issuable upon exercise of the options are subject to a right of first refusal on the part of the Company upon certain transfers to third parties. This right of first refusal terminates upon an initial public offering of the Company's Common Stock.

  All stock options and restricted stock grants to officers, employees, directors and consultants provide that in the event of a merger of the Company with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of the Company, or the sale of all or substantially all of the assets of the Company, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event that the successor corporation refuses to assume or substitute the options.

  The exercise price of incentive stock options granted under the 1997 Stock Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The exercise price of options to an optionee who owns more than 10% of the Company's outstanding voting securities must equal at least 110% of the fair value of the Common Stock on the date of grant.

MANAGEMENT BONUS PLAN

  The Company has adopted a bonus plan for its officers whereby each of its officers will be paid three dollars ($3.00) for every end-user served by Covad Communications Company, a wholly-owned subsidiary of the Company ("Covad California") as of June 30, 1998, if Covad California serves up to 10,000 end-users and four dollars ($4.00) for every end-user served by Covad California in excess of 10,000 up to 50,000 end-users. Any bonus for end-users in excess of 50,000 will be determined by the Board of Directors. Payments to corporate officers under the bonus plan will only be owed and paid for end-users that are "paying end-users" (i.e., end-users for whom Covad California receives payment that is booked as revenue to Covad California by July 1, 1998 consistent with generally accepted accounting principles).

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law, and the Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by law. The Company has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE EQUITY COMMITMENT

  On February 20, 1998, the Company entered into a Series C Preferred Stock and Warrant Subscription Agreement (the "Subscription Agreement") with the Investors pursuant to which Warburg and Crosspoint unconditionally agreed to purchase an aggregate of 3,842,762 shares of Series C Preferred Stock and warrants to purchase an aggregate of 3,153,000 shares of Series C Preferred Stock (the "Series C Warrants") for an aggregate purchase price of $16.0 million at a date to be determined by the Company but no later than March 11, 1999. The Company either has agreed to call the Equity Commitment or to complete an alternate equity financing of at least $16.0 million by March 11, 1999. A proposed alternate equity financing providing for a price per share greater than or equal to $4.165 and securities that are pari passu (equal) with, or more favorable to the Company than, the Series C Preferred Stock as set forth in the Company's Amended Certificate of Incorporation (as currently in effect) requires approval by the disinterested directors of the Company. A proposed alternate equity financing providing for a price per share of less than $4.165 or securities whose terms are less favorable to the Company than the Series C Preferred Stock requires unanimous approval by the Company's entire Board of Directors. In consideration of this commitment, the Company issued to Warburg and Crosspoint warrants to purchase an aggregate of 1,129,432 shares of the Company's Common Stock at a purchase price of $0.005 per share (the "Common Warrants"). For a description of the terms of the Series C Preferred Stock, see "Description of Capital Stock--Preferred Stock."

  On April 24, 1998, the Subscription Agreement was amended pursuant to an Assignment and Assumption Agreement between the Company, Warburg, Crosspoint and Mr. Hawk (the "Assignment and Assumption Agreement") whereby Warburg and Crosspoint assigned to Mr. Hawk their obligation to purchase 24,010 shares of Series C Preferred Stock and 19,706 Series C Warrants for an aggregate purchase price of $100,001.65. On the same date, Mr. Hawk purchased 24,010 shares of Series C Preferred Stock at a price per share of $4.165. As a result of this amendment, the aggregate obligation of Warburg and Crosspoint to purchase Series C Preferred Stock and Series C Warrants was reduced from 3,842,762 shares to 3,818,752 shares and from 3,153,000 shares to 3,133,294 shares, respectively, for an aggregate purchase price of $15.9 million, reduced from $16.0 million. On the same date, the Stockholder Rights Agreement was amended to add Mr. Hawk as a party.

  The Series C Warrants issuable in connection with the closing of the Equity Commitment will have five-year terms, have purchase prices of $4.165 per share of Series C Preferred Stock (subject to adjustment in certain events), are immediately exercisable and contain a net exercise provision. The Common Warrants issued upon the signing of the Subscription Agreement have five-year terms (but must be exercised prior to the closing of an initial public offering of equity securities by the Company), have purchase prices of $0.005 per share, are immediately exercisable and contain net exercise provisions.

   On March 11, 1998 the Company amended the Stockholder Rights Agreement among it and certain of its stockholders, including all of the holders of the outstanding Preferred Stock, to extend the rights held by the Investors to the Common Warrants, the Series C Preferred Stock and the Series C Warrants issued or issuable to the Investors pursuant to the Subscription Agreement. For a description of the rights set forth in the Stockholder Rights Agreement, see "Description of Capital Stock--Registration Rights," "--Preemptive Rights, Rights of First Refusal and Co-Sale Right" and "--Board Representation and Voting Agreement."

THE STOCK PURCHASE

  Pursuant to the Stock Purchase, Intel purchased 240,096 shares of Series C Preferred Stock and Series C Warrants to purchase an aggregate of 197,000 shares of Series C Preferred Stock for an aggregate purchase price of $1,000,000 concurrently with the closing of the Old Note Issuance; provided, that the Company does not have any obligation to issue such Series C Warrants to Intel until such time as Warburg and Crosspoint fund their respective commitments under the Equity Commitment. In connection with its agreement to purchase such Series C Preferred Stock and Series C Warrants, the Company issued to Intel Common Warrants to purchase an aggregate of 70,568 shares of Common Stock at a purchase price of $0.005 per share.

TRANSACTIONS IN CONNECTION WITH THE FORMATION OF THE DELAWARE HOLDING COMPANY

  The Company originally was incorporated in California as Covad California in October 1996. In July 1997, the Company was incorporated as part of the Company's strategy to operate through a holding company structure and to conduct substantially all of its operations through subsidiaries. To effect the holding company structure, in July 1997 the Company entered into an Exchange Agreement with the existing holders of the Common Stock and Series A Preferred Stock of Covad California to acquire all of such stock in exchange for a like number of shares of Common Stock and Preferred Stock in the Company, so that after giving effect to the exchange Covad California became a wholly-owned Subsidiary of the Company. In addition, the Company entered into an Assumption Agreement pursuant to which the Company assumed certain outstanding obligations of Covad California, including a $500,000 demand note issued to Warburg and certain commitments to issue stock options to two consultants of the Company. The Company committed to issue options to purchase Common Stock to one consultant in amounts to be determined by his achievement of certain subscriber levels (to a maximum of 200,000 options if the consultant obtains 50,000 subscribers) for the calendar year ended December 31, 1998. Any options for subscribers obtained in excess of 50,000 must be determined by the Board of Directors if the situation occurs. The Company also offered to issue 11,000 options to purchase Common Stock to a professional search firm in the event the search firm was able to identify a Chief Financial Officer of the Company. Since the search firm was ultimately unsuccessful, no options were issued.

  In connection with the Exchange Agreement, Messrs. McMinn, Khanna and Haas, officers of the Company, each exchanged 2,000,000 shares of Common Stock of Covad California, originally purchased for $0.00625 per share, for a like number of shares of Common Stock of the Company pursuant to restricted stock purchase agreements. In addition, Mr. Lynch, a director of the Company, exchanged 96,000 shares of Common Stock of Covad California, originally purchased for $0.05 per share, for a like number of shares of Common Stock of the Company pursuant to a restricted stock purchase agreement. The Common Stock issued to Messrs. McMinn, Khanna, Haas and Lynch are generally subject to vesting over a period of four (4) years. This vesting is subject to acceleration upon a change of control (involving a merger, sale of all or substantially all of the assets of the Company or a shift in 50% or more of the voting power of the Company). Specifically, the Company's repurchase rights lapse in their entirety one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause, or in the event the successor corporation refuses to assume the agreements.

ISSUANCE OF COMMON STOCK

  On July 16, 1997, the Company issued 750,000 shares of Common Stock to Mr. Cardinale, an officer of the Company, for a purchase price of $0.05 per share. On August 30, 1997, the Company issued 230,000 shares of Common Stock to Mr. Laehy, an officer of the Company, for $0.075 per share. On October 14, 1997, the Company issued 96,000 shares of Common Stock to Mr. Marshall, a director of the Company, for a purchase price of $0.075 per share. On April 24, 1998, the Company issued 64,000 shares of Common Stock to Mr. Hawk, a director of the Company, for a purchase price of $1.00 per share. The shares of Common Stock issued to Messrs. Cardinale, Laehy, Marshall and Hawk were issued pursuant to restricted stock purchase agreements which contain vesting and change of control provisions similar to those contained in the above-described restricted stock purchase agreements of Messrs. McMinn, Khanna, Haas and Lynch.

ISSUANCE OF SERIES A PREFERRED STOCK

  On June 30, 1997 Covad California issued 100,000 shares of Series A Preferred Stock, to each of Messrs. McMinn, Khanna and Haas and 200,000 shares of Series A Preferred Stock to Mr. Lynch for a purchase price of $0.50 per share. In July 1997, these shares were exchanged for a like number of shares of Series A Preferred Stock of the Company pursuant to the Exchange Agreement.

ISSUANCE OF SERIES B PREFERRED STOCK

  In July 1997, the Company sold an aggregate of 11,333,334 shares of Series B Preferred, of which 8,000,000 shares were sold to Warburg, 2,000,000 shares were sold to Crosspoint and 1,333,334 shares were sold to Intel. The purchase price of the Series B Preferred was $0.75 per share. A portion of the purchase price of the Series B Preferred was paid by cancellation of a $500,000 demand note issued to Warburg in June 1997. Messrs. Kressel and Landy, each of whom currently serve as members of the Company's Board of Directors, are affiliated with Warburg. Mr. Shapero, who currently serves on the Company's Board of Directors, is affiliated with Crosspoint. See "Management--Directors and Executive Officers."

  On February 12, 1998, the Company sold an additional 66,668 shares of Series B Preferred at a purchase price of $1.50 per share to Mr. Marshall, a director of the Company. For a description of the rights and preferences of the Series B Preferred, see "Description of Capital Stock--Preferred Stock."

EQUIPMENT LEASE FINANCING

  The Company has obtained equipment lease financing through a sale lease-back transaction with Charter Financial, Inc. ("Charter Financial") whereby the Company is obligated to make aggregate payments of $860,000. Through March 31, 1998, total lease payments to Charter Financial, including principal and interest payments, were approximately $115,000 Warburg, a principal stockholder of the Company, owns a majority of the capital stock of Charter Financial. The Company believes that the terms of the lease financing with Charter Financial were completed at rates similar to those available from alternative providers. The Company's belief that the terms of the sale lease-back arrangement are similar to those available from alternative providers is based on the advice of its officers who reviewed at least two alternative proposals and who reviewed and negotiated the terms of the arrangement with Charter Financial.

VENDOR RELATIONSHIP

  Crosspoint, a principal stockholder of the Company, owns approximately 12% of the capital stock of Diamond Lane, a vendor of the Company. The Company's payments to Diamond Lane through March 31, 1998 totaled approximately $142,000. The Company believes that the terms of its transactions with Diamond Lane were completed at rates similar to those available from alternative vendors. This belief is based on the Company's management team's experience in obtaining vendors and the fact that the Company sought competitive bidders before entering into the relationship with Diamond Lane.

REGISTRATION RIGHTS

  Certain holders of Common Stock and Common Stock issuable upon conversion of the Preferred Stock are entitled to registration rights. See "Description of Capital Stock--Registration Rights."

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with certain of its officers. See "Management--Employment Agreements and Change in Control Arrangements."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding ownership of the Company's Common and Preferred Stock as of June 30, 1998 by (i) each Named Executive Officer, (ii) each director of the Company, (iii) all executive officers and directors as a group, and (iv) all persons who directly own 5% or more of the Company's Common Stock on an as-converted basis.

                           SHARES OF                 TOTAL EQUITY
                            COMMON      SHARES OF      ASSUMING     OWNERSHIP
    BENEFICIAL OWNER         STOCK   PREFERRED STOCK  CONVERSION  PERCENTAGE(1)
    ----------------       --------- --------------- ------------ -------------
Charles McMinn...........  2,000,000      100,000      2,100,000      10.60%
Robert Hawk(2)...........     64,000       24,010         88,010          *
Henry Kressel(3).........    903,546    8,000,000      8,903,546      42.97%
Joseph Landy(3)..........    903,546    8,000,000      8,903,546      42.97%
Daniel Lynch(4) .........    104,000      200,000        304,000       1.53%
Frank Marshall(4)........    104,000       66,668        170,668          *
Rich Shapero(5)..........    225,886    2,000,000      2,225,886      11.11%
All executive officers
 and directors as a
 group(6)................  8,489,765   10,590,678     19,080,443      90.55%
Warburg, Pincus Ventures,
 L.P.(7).................    903,546    8,000,000      8,903,546      42.97%
Crosspoint Venture
 Partners, L.P.(8).......    225,886    2,000,000      2,225,886      11.11%
Intel Corporation(9).....     70,568    1,573,430      1,643,998       8.27%

--------
*  Less than 1% of the outstanding voting stock.

(1) Based on 7,653,178 shares of Common Stock and 12,164,108 shares of Preferred Stock outstanding as of June 30, 1998. Beneficial ownership is determined in accordance with the rules of the Commission. In computing the aggregate number of shares beneficially owned by the individual stockholders and groups of stockholders described above and the percentage ownership of such individuals and groups, shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 30, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of the other stockholders or groups of stockholders. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Covad Communications Group, Inc., 3560 Bassett Street, Santa Clara, CA 95054.
(2) Excludes 19,706 shares subject to warrants to purchase Series C Preferred Stock that the Company will have the right to sell to Mr. Hawk pursuant to the Equity Commitment.
(3) All of the shares indicated are owned of record by WPV and are included because of Mr. Kressel's and Mr. Landy's affiliation with WPV. Mr. Kressel and Mr. Landy disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. The address of Mr. Kressel and Mr. Landy is c/o E.M. Warburg, Pincus & Co., LLC, 466 Lexington Avenue, New York, NY 10017-3147.

(4) Includes 8,000 shares of Common Stock subject to options exercisable within 60 days of June 30, 1998.
(5) All of the shares indicated are owned of record by Crosspoint and are included because of Mr. Shapero's affiliation with Crosspoint. Mr. Shapero disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. The address of Mr. Shapero is c/o Crosspoint Venture Partners, The Pioneer Hotel Building, 2925 Woodside Road, Woodside, CA 94062.

(6) Includes 108,333 shares of Common Stock subject to options exercisable within 60 days of June 30, 1998. Also includes 1,129,432 shares of Common Stock subject to immediately exercisable warrants.
(7) The sole general partner of WPV is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages WPV. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP has a 15% interest in the profits of WPV as a general partner and also owns approximately 1.3% of the limited partnership interests in WPV. Mr. Kressel and Mr. Landy, directors of the Company, Managing Directors and members of EMW LLC and partners of WP and as such may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by WPV. See Note 2 above. Includes 903,546 shares of Common Stock subject to immediately exercisable warrants issued to WPV in connection with the Equity Commitment. Excludes 3,055,002 shares of Series C Preferred Stock and 2,506,636 shares subject to warrants to purchase Series C Preferred Stock that the Company will have the right to sell to WPV pursuant to the Equity Commitment. See "Certain Relationships and Related Transactions--The Equity Commitment." The address of WPV is c/o E.M. Warburg, Pincus & Co., LLC, 466 Lexington Avenue, New York, NY 10017-3147.
(8) Mr. Shapero, a director of the Company, is affiliated with Crosspoint and as such may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by Crosspoint. See Note 4 above. Includes 225,886 shares of Common Stock subject to immediately exercisable warrants issued to Crosspoint in connection with the Equity Commitment. Excludes 763,750 shares of Series C Preferred Stock and 626,658 shares subject to warrants to purchase Series C Preferred Stock that the Company will have the right to sell to Crosspoint pursuant to the Equity Commitment. See "Certain Relationships and Related Transactions--The Equity Commitment." The address of Crosspoint is The Pioneer Hotel Building, 2925 Woodside Road, Woodside, CA 94062.
(9) Includes 70,568 shares of Common Stock subject to immediately exercisable warrants issued to Intel pursuant to the Equity Commitment. Excludes 197,000 shares subject to warrants to purchase Series C Preferred Stock that the Company will be obligated to issue to Intel pursuant to the Equity Commitment. See "Certain Relationships and Related Transactions-- The Stock Purchase." The address of Intel is 2200 Mission College Boulevard, Mail Stop SC4-210, Santa Clara, CA 95052-8199.

                              THE EXCHANGE OFFER

PURPOSES OF THE EXCHANGE OFFER

  The Old Notes were sold by the Company to the Initial Purchasers, who subsequently resold the Old Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and non-U.S. persons pursuant to offers and rates that occurred outside the U. S. pursuant to Regulation S. In connection with the issuance of the Old Notes, the Company agreed to use its reasonable best efforts to cause to become effective within the time period specified in the Registration Rights Agreement, a registration statement with respect to the Exchange Offer (the "Exchange Offer Registration Statement"). However, if (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy or
(ii) any Holder of Old Notes notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or SEC policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the SEC a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

  The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Registration Rights Agreement. Once the Exchange Offer is consummated, the Company will have no further obligation to register any of the Old Notes not tendered by the Holders for exchange. See "Risk Factors-- Consequences to Non-Tendering Holders of Old Notes." A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Based on an interpretation by the Staff of the SEC set forth in the Staff's Exxon Capital Holdings Corp. SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc. SEC No-Action Letter (available June 5, 1991), Shearman & Sterling SEC No-Action Letter (available July 7, 1993), and other no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) cannot rely on the interpretation by the staff of the SEC set forth in the above referenced no-action letters, (ii) cannot tender its Old Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes."

  In addition, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes not acquired directly from the Company must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

  Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other transfer of New Notes.

TERMS OF THE EXCHANGE OFFER

  General. Upon the terms and subject to the conditions of the Exchange Offer set forth in this Prospectus and the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of outstanding Old

Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer; provided, that Old Notes may be tendered only in integral multiples of $1,000 principal amount at maturity.

  As of August 6, 1998, there was $260,000,000 of aggregate principal amount at maturity of the Old Notes outstanding and as of June 8, 1998, 15 registered Holders of Old Notes. This Prospectus, together with the Letter of
Transmittal, is being sent to such registered Holder(s) as of        , 1998.

  In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes will be issued and transferable in book-entry form through DTC. See "--Book-Entry Transfer; Delivery and Form."

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Old Notes for the purpose of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof or the appropriate book-entry transfer will be made, in each case, as promptly as practicable after the Expiration Date.

  Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay the expenses, other than certain applicable taxes, of the Exchange Offer. See "--Fees and Expenses."

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

  Expiration Date; Extensions; Amendments. The term "Expiration Date" shall
mean    , 1998, unless the Company in its sole discretion, extends the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

  In order to extend the Expiration Date, the Company will notify the Exchange Agent and the record Holders of Old Notes of any extension by oral (followed by written) notice, each prior to 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date. Such notice may state that the Company is extending the Exchange Offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of Old Notes are tendered.

  The Company reserves the right to delay accepting any Old Notes, to extend the Exchange Offer, to amend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay, extension, amendment or termination to the Exchange Agent as promptly as practicable. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange

Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Holders of the Old Notes, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

ACCRETION OF THE NEW NOTES AND THE OLD NOTES; INTEREST

  The Old Notes will continue to accrete in principal amount through (but not including) the date of issuance of the New Notes. Any Old Notes not tendered or accepted for exchange will continue to accrete in principal amount at the rate of 13.5% per annum in accordance with its terms. From and after the date of issuance of the New Notes, the New Notes shall accrete in principal amount at the rate of 13.5% per annum, but no cash interest will accrue or be payable in respect of the New Notes prior to March 15, 2003. Thereafter, the New Notes will bear interest at a rate equal to 13.5% per annum. Interest on the New Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2003.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a Holder of certificated Old Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by Instruction 3 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. If delivery of the Old Notes is to be made through book-entry transfer into the Exchange Agent's account at DTC, tenders of the Old Notes must be effected in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures. See "--Book-Entry Transfer; Delivery and Form."

  The tender by a Holder of Old Notes will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders of Old Notes may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

  THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

  Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder.

  Any beneficial Holder whose Old Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on its behalf. If such beneficial Holder wishes to tender on its own behalf, such beneficial Holder must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such Holder's name or obtain a properly completed bond power from the registered Holder. The transfer of record ownership may take considerable time.

  Signatures on a Letter of Transmittal or notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S. (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder or Holders appears on the Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons shall so indicate when signing and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such Holder's business, that such Holder has no arrangement with any person to participate in the distribution of such New Notes, and that such Holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the Holder is a Participating Broker-Dealer that will receive New Notes for its own account in exchange for Old Notes that were not acquired directly from the Company, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER; DELIVERY AND FORM

  The Old Notes were initially represented (i) in the case of Old Notes initially purchased by "qualified institutional buyers" (as such term is defined in Rule 144A under the Securities Act), by two global Old Notes in fully registered form, all registered in the name of a nominee of the DTC, and (ii) in the case of Old Notes initially purchased by persons other than U.S. persons in reliance upon Regulation S under the Securities Act, by one global Regulation S Old Note in fully registered form, all registered in the name of a nominee of DTC for the accounts of Euroclear and Cedel Bank. The New Notes exchanged for the Old Notes represented by the global Old Notes and global Regulation S Old Note will be represented (a) in the case of "qualified institutional buyers", by one global New Note in fully registered form, registered in the name of the nominee of DTC, and (b) in the case of persons outside of the U. S., by one global Regulation S New Note in fully registered form, registered in the name of the nominee of DTC for the accounts of Euroclear and Cedel Bank. The global New Note and global Regulation S New Note will be exchangeable for definitive New Notes in registered form, in denominations of $1,000 principal amount at maturity and integral multiples thereof. The New Notes in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such New Notes will therefore settle in immediately available funds.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's ATOP procedures for such book-entry transfers. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the exchange for Old Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of the Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of a Book-Entry Confirmation with a message, transmitted by DTC and received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received express acknowledgment from a participant tendering Old Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that such agreement may be enforced against such participant.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount at maturity of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, or a Book-Entry Confirmation, as the case may be, will be delivered by the Eligible Institution to the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or a Book-Entry Confirmation, as the case may be, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures, described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

    (a) the Exchange Offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the SEC;

    (b) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer;

    (c) any law, statute, rule or regulation is adopted or enacted which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer;

    (d) a banking moratorium is declared by U.S. federal or California or New York state authorities which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

    (e) trading on the New York Stock Exchange or generally in the U.S. over-the-counter market is suspended by order of the SEC or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

    (f) a stop order is issued by the SEC or any state securities authority suspending the effectiveness of the Registration Statement or proceedings are initiated or, to the knowledge of the Company, threatened for that purpose.

  If any such conditions exist, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to exchanging Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see""--Withdrawal of Tenders") or (iii) waive certain of such conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform Holders of Old Notes of such waiver.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

  The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal and Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:            By Overnight Courier:
Attention:                                  Attention:
Reorganization Section                      Reorganization Section
The Bank of New York                        The Bank of New York
101 Barclay Street, Floor 7E                101 Barclay Street
New York, New York 10286                    Corporate Trust Services Window
                                            Ground Floor
                                            New York, New York 10286

By Hand:                                    By Facsimile:
Attention:                                  (212) 815-
Reorganization Section                      Attention:
The Bank of New York                        Reorganization Section

101 Barclay Street
Corporate Trust Services Window             Confirm by telephone:
Ground Floor                                (212) 815-
New York, New York 10286

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company, are estimated in the aggregate to be approximately
$    and include fees and expenses of the Exchange Agent and the Trustee under the Indenture and accounting and legal fees.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts at maturity not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exception therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, which is face value as reflected in the Company's accounting records on the date of the Exchange Offer. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The issuance costs incurred in connection with the Exchange Offer will be capitalized and amortized over the term of the New Notes.

                         DESCRIPTION OF THE OLD NOTES

GENERAL

  The Old Notes were issued pursuant to the Indenture between the Company and The Bank of New York, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Old Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Old Notes are subject to all such terms, and Holders of Old Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, including the definitions therein of certain terms used below. Copies of such agreements have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are available from the SEC or as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Covad Communications Group, Inc. and not to any of its Subsidiaries and the term "Notes" refers only to the Old Notes.

  The Old Notes are senior obligations of the Company, rank pari passu in right of payment with all existing and future Debt of the Company and senior in right of payment to any future subordinated Debt of the Company but are effectively subordinated to any secured Debt of the Company and future Debt and other liabilities (including subordinated Debt and trade payables) of the Company's Subsidiaries. The Indenture permits the incurrence of substantial additional Debt, including secured Debt by the Company and its Subsidiaries, subject to certain restrictions. See "Risk Factors--Holding Company Structure; Restrictions on Access to Subsidiary Cash Flow." As of March 31, 1998, the total amount of long-term obligations (including current portion but net of the Debt Discount) of the Company was approximately $128.4 million.

  The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Old Notes. See "Risk Factors--Holding Company Structure; Restrictions on Access to Subsidiary Cash Flow."

  As of the date of the Indenture, the Company had two Subsidiaries, both of which had been designated as Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate Subsidiaries of the Company, including Subsidiaries that it creates or acquires in the future, to be Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. See "--Certain Covenants--Restricted Payments."

PRINCIPAL, MATURITY AND INTEREST

  The Notes were limited in initial aggregate Accreted Value to $185.0 million, of which approximately $135.1 million of Notes were issued in the Old
Note Issuance and $50.0 million of Notes will be available for issuance in the future, subject to the covenant described under "--Certain Covenants-- Incurrence of Debt." The Notes will mature on March 15, 2008. The Notes were offered at a substantial discount from their principal amount at maturity, to generate gross proceeds of approximately $135.1 million. See "Certain United States Income Tax Considerations--The New Notes--Original Issue Discount." Until the Full Accretion Date, no interest will accrue or be payable on the Notes, but the Accreted Value will accrete (representing the amortization of original issue discount) between the date of issuance and the Full Accretion Date, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount at maturity of the Notes on the Full Accretion Date. Beginning on the Full Accretion Date, interest on the Notes will accrue at the rate of 13.5% per annum and will be payable in cash semi-annually in arrears on March 15 and September 15, commencing on September 15, 2003, to Holders of record on the immediately preceding March 1 and September 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Full Accretion Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, if any, and interest with respect to Notes of Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York, New York will be the office of the applicable Trustee maintained for such purpose. The Notes were issued in denominations of $1,000 principal amount at maturity and integral multiples thereof.

OPTIONAL REDEMPTION

  Except as noted below, the Notes will not be redeemable at the Company's option prior to March 15, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

   YEAR                                                               PERCENTAGE
   ----                                                               ----------
   2003..............................................................   106.75%
   2004..............................................................   104.50%
   2005..............................................................   102.25%
   2006 and thereafter...............................................   100.00%

  In addition, at any time on or prior to March 15, 2001, the Company, at its option, may use the net cash proceeds (but only to the extent such proceeds consist of cash or Cash Equivalents) of one or more Public Equity Offerings or the sale of at least $35.0 million of Capital Stock (other than Disqualified Stock) to one or more Strategic Equity Investors in a single transaction or a series of related transactions to redeem up to an aggregate of 35% of the Accreted Value of Notes originally issued under the Indenture at a redemption price of 113.5% of the Accreted Value, plus accrued and unpaid interest, if any, to the date of redemption; provided that Notes representing at least $87.8 million of the aggregate initial Accreted Value of the Notes remain outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption, the Company must mail a notice of redemption no later than 30 days after the related Public Equity Offering and must consummate such redemption within 60 days of the closing of such Public Equity Offering. Neither the Equity Commitment nor the Stock Purchase shall constitute an investment or any part of any investment by a Strategic Equity Investor.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 principal amount at maturity or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, Indenture requires the Company to make an offer to each Holder of Notes to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (or if such Change of Control Offer is prior to the Full Accretion Date, 101% of the Accreted Value thereof on the date of repurchase, plus accrued and unpaid, thereon to the date of repurchase). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount or Accreted Value, as applicable, of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above are applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of any combination of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (b) any securities, notes or other obligations received by the

Company or such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

  The Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with clause (ii) of the immediately proceeding paragraph if (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or other property sold, issued or otherwise disposed of and (ii) at least 85% of the consideration for such Asset Sale constitutes any combination of cash, Cash Equivalents and Productive Assets; provided that any cash consideration, any non-cash consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with such Asset Sale that is converted into or sold or otherwise disposed of for cash or Cash Equivalents at any time within 270 days after such Asset Sale and any Productive Assets constituting cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with such Asset Sale shall constitute Net Cash Proceeds subject to the provisions set forth above.

  Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or such Restricted Subsidiary, as the case may be) may, subject to the provisions of the Indenture described under "--Certain Covenants-- Restricted Payments," apply such Net Proceeds to (i) permanently reduce the amounts permitted to be borrowed by the Company or such Restricted Subsidiary under the terms of any of its Debt that is not subordinated Debt or (ii) the purchase of Telecommunications Related Assets or Voting Stock of any Person engaged in the Telecommunications Business in the U.S. (provided that such Person concurrently becomes a Restricted Subsidiary of the Company). Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to repurchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase (or, if such Asset Sale Offer is to be consummated prior to the Full Accretion Date, 100% of the Accreted Value of the Notes, plus accrued and unpaid interest thereon, if any, to the date of purchase), in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate Accreted Value or principal amount, as the case may be, of Notes tendered pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);
(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Debt that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two-quarter Measurement Period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Debt to Annualized Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Debt and Issuance of Disqualified Stock;" and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (ii) 100% of the aggregate net cash proceeds received by the Company since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and other than $16.0 million of net proceeds received by the Company pursuant to the Equity Capital Investment) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

  The foregoing provisions will not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Debt or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing Debt; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; and (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's or any of its Restricted Subsidiaries' management; provided, that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash or Cash Equivalents) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the "Restricted Payments" covenant.

  If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Debt of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Debt is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Debt and Issuance of Disqualified Stock," the Company shall be in default of such covenant).

  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Debt by a Restricted Subsidiary of the Company of any outstanding Debt of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Debt is permitted under the covenant described under the caption "Incurrence of Debt and Issuance of Disqualified Stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the two-quarter Measurement Period, and (ii) no Default or Event of Default would be in existence following such designation.

 Incurrence of Debt and Issuance of Disqualified Stock

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt (including Acquired Debt) and that the Company will not issue any Disqualified Stock; provided, however, that the Company may incur Debt (including Acquired
Debt) or issue shares of Disqualified Stock if the Company's Debt to Annualized Cash Flow Ratio is no greater than (a) 5.5 to 1.0, if such incurrence or issuance is on or prior to March 15, 2001, and (b) 5.0 to 1.0, if such incurrence or issuance is after March 15, 2001.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Debt (collectively, "Permitted Debt"), each such item to be given independent effect:

    (i) the incurrence by the Company and/or any of its Restricted Subsidiaries of Debt under Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum reimbursement obligations of the Company and/or any of its Restricted Subsidiaries thereunder) not to exceed $25.0 million at any one time outstanding, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Debt pursuant to the covenant described above under the caption "-- Asset Sales;"

    (ii) the incurrence by the Company and/or any of its Restricted Subsidiaries of Vendor Debt, provided that the aggregate amount of such Vendor Debt incurred does not exceed 80% of the total cost of the Telecommunications Related Assets financed therewith;

    (iii) the incurrence by the Company and its Restricted Subsidiaries of Existing Debt;

    (iv) the incurrence by the Company and/or any of its Restricted Subsidiaries of Debt in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

    (v) the incurrence by the Company of Debt (other than secured Acquired
  Debt) in an aggregate principal amount not to exceed 2.0 times the sum of the net cash proceeds received by the Company after the date of the Indenture in connection with any issuance and sale of Equity Interests (other than Disqualified Stock and other than $16.0 million of net proceeds received by the Company pursuant to the Equity Capital Investment), plus the fair market value of Equity Interests (other than Disqualified Stock) issued after consummation of a Public Equity Offering in connection with an acquisition of a Telecommunications Business or Telecommunications Related Assets; provided that such Debt does not mature prior to the Stated Maturity of the Notes or has an Average Life to Stated Maturity at least equal to the Notes;

    (vi) the incurrence by the Company of Debt represented by, and accreting or accruing in respect of, the $260.0 million in principal amount at maturity of Notes originally issued under the Indenture;

    (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt (other than intercompany
  Debt) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (iii) or (vi) of this paragraph;

    (viii) the incurrence by the Company or any of its Wholly Owned Restricted Subsidiaries of intercompany Debt; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company and (b) any sale or other transfer of any such Debt to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Debt by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
  (viii);

    (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of this Indenture to be outstanding; and

    (x) the incurrence by the Company or any of its Restricted Subsidiaries of Purchase Money Debt, in each case incurred for the purpose of financing all or any part of the purchase price or cost of development, construction, maintenance, enhancement or improvement of Productive Assets; provided, however, that the aggregate principal amount of Purchase Money Debt shall not exceed $25.0 million at any one time outstanding, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Debt pursuant to the covenant described above under the caption "--Asset Sales."

  For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Debt in any manner that complies with this covenant. Accrual of interest and accretion or amortization of original issue discount will not be deemed to be an incurrence of Debt for purposes of this covenant.

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Debt as in effect on the Closing Date, (b) the Indenture and the Notes, (c) applicable law, (d) any instrument governing Debt or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the Indenture to be incurred, (e) customary non-assignment provisions in contracts entered into in the ordinary course of business, (f) customary restrictions on encumbrance, transfer or disposition of financed assets pursuant to agreements governing Purchase Money Debt and Vendor Debt permitted by the Indenture on the property so acquired, (g) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (h)Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive, taken as a whole, than those contained in the agreements governing the Debt being refinanced, (i) secured Debt otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Debt, (j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business. The Indenture will provide that the Company or any of its Restricted Subsidiaries will not create any Subsidiary after the date of the Indenture that is not either an Unrestricted Subsidiary or a Wholly Owned Restricted Subsidiary.

 Merger, Consolidation, or Sale of Assets

  The Indenture provides that neither the Company nor any of its Restricted Subsidiaries may consolidate or merge with or into (whether or not the Company or such Restricted Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity, unless (i) the Company or such Restricted Subsidiary is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of the Company with or

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

into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable two-quarter Measurement Period, be permitted to incur at least $1.00 of additional Debt pursuant to the Debt to Annualized Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Debt and Issuance of Disqualified Stock" or any other Person which (x) assumes or guarantees the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee,
(y) would, as a result of the applicable transaction, properly classify the Company or such Restricted Subsidiary as a consolidated subsidiary in accordance with GAAP and (C) would, if the conditions set forth in clauses (a) and (b) above were tested substituting such Person for the Company, satisfy such conditions.

  The restriction on merger, consolidation or sale of assets prohibits the Company or any of its Restricted Subsidiaries from, among other things, selling, assigning, transferring, leasing, conveying or otherwise disposing of all or substantially all of their properties or assets in one or more related transactions to another corporation, Person or entity unless certain requirements are met. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of the Company or any of its Restricted Subsidiaries to sell less than all of their assets to another corporation, Person or entity without complying with these requirement is uncertain. This uncertainty could result in the Company selling, assigning, transferring, leasing, conveying or otherwise disposing of a substantial portion but less than all of its assets without the approval of the Note holders and could deprive such holders of the asset base on which they may have relied. Alternatively, this uncertainty could result in the loss of opportunity to the Company. Unless case law or other applicable law develops a precise definition of the phrase "substantially all", the Note holders have no recourse to resolve this uncertainty other than through litigation for clarification of such phrase.

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement and related arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (ii) transactions between or among the Company and/or its Restricted Subsidiaries; (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company; and (iv) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

 Limitations on Issuances of Guarantees of Debt

  The Indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Pari Passu Debt or Subordinated Debt of the

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

Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Notes on the same terms as the guarantee of such Debt except that (i) such guarantee need not be secured unless required pursuant to "--Liens" and (ii) if such Debt is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such Debt shall be subordinated to such Subsidiary's guarantee of the Notes at least to the same extent as such Debt is subordinated to the Notes; provided, that this paragraph shall not apply to any guarantee or assumption of liability of Debt permitted under the Indenture described in clauses (i), (vi), (vii), (viii) and (ix) of the second paragraph under "--Incurrence of Debt and Issuance of Disqualified Stock."

  Notwithstanding the foregoing, any guarantee by a Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Subsidiary, which transaction is in compliance with the terms of the Indenture and such Subsidiary is released from its guarantees of other Debt of the Company or any of its Subsidiaries.

 Issuances and Sales of Equity Interests in Wholly Owned Restricted
Subsidiaries

  The Indenture provides that the Company (i) will not, and will not permit any of its Wholly Owned Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or another Wholly Owned Restricted Subsidiary, unless (a) such transfer, conveyance, sale, lease or other disposition is of all of the Equity Interests in such Wholly Owned Restricted Subsidiary and (b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or another Wholly Owned Restricted Subsidiary.

 Business Activities

  The Indenture provides that the Company and its Restricted Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business.

 Limitations on Sale and Leaseback Transactions

  The Indenture provides that the Company and its Restricted Subsidiaries may not, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transactions; provided, that the Company or any Restricted Subsidiary of the Company may enter into any such transaction if (i) the Company or such Restricted Subsidiary would be permitted under the covenants described above under "--Incurrence of Debt and Issuance of Disqualified Stock" and "--Liens" to incur secured Debt in an amount equal to the Attributable Debt with respect to such transaction, (ii) the consideration received by the Company or such Restricted Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred and (iii) the Net Proceeds received by the Company or such Restricted Subsidiary from such transaction are applied in accordance with the covenant described above under the caption "--Asset Sales."

 Payments for Consent

  The Indenture provides that neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes and file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commissions rules and regulations. In addition, for so long as any Notes are outstanding, the Company will furnish to the Holders of the Notes, securities analysts and prospective investors or beneficial owners of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following will constitute an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes (including any Additional Interest); (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "-- Restricted Payments," "--Incurrence of Debt and Issuance of Disqualified Stock" or "--Merger, Consolidation, or Sale of Assets;" (iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Debt or guarantee now exists or is created after the Closing Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default (a "Payment Default") or (b) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) the failure by the Company for any reason to consummate by March 11, 1999 the Equity Capital Investment or the repudiation by any of the Investors of their respective obligations under the Equity Commitment; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

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

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to March 15, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations under the Notes discharged ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith, and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there

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

has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that (assuming that no Holder of any Notes would be considered an insider of the Company under applicable bankruptcy or insolvency law) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders;" (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of

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

at least a majority in aggregate principal amount at maturity of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, interest on the Notes; (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or
(viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise to comply with applicable law.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Covad
Communications Group, Inc., 3560 Bassett Street, Santa Clara, California 34054, Attention: General Counsel.

REGISTRATION RIGHTS; ADDITIONAL INTEREST

  Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to a registered offer to exchange the Old Notes for New Notes of the Company having terms substantially identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions, registration rights or payment of additional interest. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities (as defined below) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes pursuant to the Exchange Offer. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,
(iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

  The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then interest ("Additional Interest") will accrue on the Notes and the Exchange Notes (in addition to the stated interest on the Notes and the Exchange Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Additional Interest will accrue at a rate of 0.50% per annum over the rate at which interest is then otherwise accruing or, as applicable, principal is then accreting during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such Additional Interest exceed 2.0% per annum. Additional Interest will be payable in cash, semiannually in arrears on each March 15 and September 15, regardless of whether any such date is otherwise an Interest Payment Date. All references herein and in the Indenture to "interest" on the Notes and the New Notes shall be deemed to include any Additional Interest that may become payable thereon according to the provisions of this paragraph.

  Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" is defined to mean, for any date of calculation, the amount calculated pursuant to (i), (ii), (iii) or (iv) for each $1,000 of principal amount at maturity of Notes:

    (i) if such date of calculation occurs on one or more of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

                                                                     ACCRETED
                        SEMI-ANNUAL ACCRUAL DATE                       VALUE
                        ------------------------                     ---------
     March 15, 1998................................................. $  520.40
     September 15, 1998.............................................    555.53
     March 15, 1999.................................................    593.02
     September 15, 1999.............................................    633.05
     March 15, 2000.................................................    675.78
     September 15, 2000.............................................    721.40
     March 15, 2001.................................................    777.09
     September 15, 2001.............................................    822.08
     March 15, 2002.................................................    877.57
     September 15, 2002.............................................    936.80
     March 15, 2003.................................................  1,000.00

    (ii) if such date of calculation occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) $519.62 and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less $519.62 multiplied by (2) a fraction, the numerator of which is the number of days from the issue date of the Notes to such date of calculation, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Notes to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

    (iii) if such date of calculation occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value of Semi-Annual Accrual Date immediately preceding such date of calculation and
  (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to such date of calculation, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

    (iv) if such date of calculation occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

  "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including, without limitation, Debt incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of services in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments"; (iv) disposals or replacements of obsolete, uneconomical, negligible, worn-out or surplus property in the ordinary course of business; or (v) a conveyance constituting or pursuant to a Permitted Lien.

  "Attributable Debt" means, with respect to any Sale and Leaseback Transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the applicable lease (including any period for which such lease has been extended or may, at the option of the lessee be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall be calculated to include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

  "Average Life to Stated Maturity" means, as of any date of determination with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt multiplied by (b) the amount of each such principal payment; by (ii) the sum of all such principal payments.

  "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and
(2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of (other than distributions of assets in respect of Debt), the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers acceptances with maturities not continued exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market and mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) and 14 (d)(2) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) any Person or group (as defined above) other than the Permitted Holders is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the Company, including by way of merger, consolidation or otherwise or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Closing Date" shall mean the first date on which Notes are issued by the Company.

  "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

  "Commission" means the Securities and Exchange Commission, as from time to time constituted.

  "Common Stock" means the common stock, par value $0.001 per share, of the Company.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or the holders of its Capital Stock.

  "Consolidated Debt" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Debt of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Debt of any other Person, to the extent that such Debt has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of issuance or (ii) was nominated for election to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or who was elected or appointed in the ordinary course by Continuing Directors or other directors so elected or appointed.

  "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities or commercial paper facilities with any combination of banks, other institutional lenders and other Persons extending financial accommodations or holding corporate debt obligations in the ordinary course of their business, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time by the same or different institutional lenders.

  "Debt" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person, valued, if not assumed, at the lesser of the Fair Market Value of the encumbered assets or the amount of Debt so secured) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt issued with original issue discount and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

  "Debt to Annualized Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Debt of the Company as of such date to (b) two times the Consolidated Cash Flow of the Company for the two most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available (the "Measurement Period"), determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Restricted Subsidiaries from the beginning of such two-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such two-quarter period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the two-quarter Measurement Period or subsequent to such Measurement Period and on or prior to the date of calculation shall be deemed to have occurred on the first day of the two-quarter Measurement Period and Consolidated Cash Flow for such Measurement Period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "Certain Covenants--Restricted Payments."

  "Equity Capital Investment" means the purchase of $16.0 million in Equity Interests (other than Disqualified Stock) of the Company (i) pursuant to the Equity Commitment or (ii) by any other equity investor, pursuant to a "Replacement Financing" of the kind contemplated by the Equity Commitment, in each case no later than March 11, 1999.

  "Equity Commitment" means the collective purchase by a Warburg Entity and Crosspoint Venture Partners 1996 of $16.0 million in Equity Interests (other than Disqualified Stock) of the Company, no later than March 11, 1999, pursuant to the Series C Preferred Stock and Warrant Subscription Agreement dated as of February 20, 1998 among the Company and the Investors.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

  "Existing Debt" means Debt of the Company and its Restricted Subsidiaries in existence on the Closing Date.

  "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

  "guarantee" means, with respect to any Person, without duplication, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Debt of another Person.

  "Guarantor" means any Subsidiary which is a guarantor of the Notes, including any Person that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the "Limitations on Issuance of Guarantees of Debt" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Debt or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity

Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments".

  "Investor" means any Warburg Entity, Intel Corporation or Crosspoint Venture Partners 1996.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Measurement Period" shall have the definition set forth above under "Debt to Annualized Cash Flow Ratio."

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Debt of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Debt (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute
Debt), (b) is directly or indirectly liable (as a guarantor or otherwise) or
(c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

  "Pari Passu Debt" means (i) any Debt of the Company that is pari passu (equal) in right of payment to the Notes and (ii) with respect to any guarantee, Debt which ranks pari passu (equal) in right of payment to such guarantee.

  "Permitted Holder" means (i) any Warburg Entity or (ii) Charles J. McMinn, his spouse, his lineal descendants, whether acting in their own name or as a majority of persons having the power to exercise the voting rights attached to, or having investment power over, shares held by others, any Affiliate of such persons, any trust principally for the benefit of one or more members of such persons, (whether or not any such person is a trustee of such trust) and any charitable foundation whose majority of members, trustees or directors, as the case may be, are any of such persons.

  "Permitted Investments" means (i) any Investment in the Company or in any Wholly Owned Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Company or any Wholly Owned Restricted Subsidiary of the Company in a Person if, as a result of such Investment, (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its Debt, Equity Interests or other securities to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company, (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (v) any acquisition of assets to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company and (vi) any Investment by the Company in joint ventures or one or more Wholly Owned Unrestricted Subsidiaries of the Company; provided, however, that the aggregate amount of Investments made pursuant to this clause (vi) shall not exceed $20.0 million at any one time outstanding and provided, further, that Investments in joint ventures which are not also Unrestricted Subsidiaries shall not exceed $10.0 million at any one time outstanding; (vii) accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary and on ordinary business terms; and
(viii) Investments arising from transactions by the Company or any Restricted Subsidiaries with trade creditors or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim).

  "Permitted Liens" means (i) Liens in favor of the Company or Holders of the Notes; (ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;
(iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition; (iv) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens existing on the Closing Date; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) Liens securing Vendor Debt or Purchase Money Debt permitted by the Indenture, in each case, on the property together with proceeds, product, accessions, substitutions and replacements thereof; (viii) Liens created by "notice" or "precautionary" filings in connection with operating leases or other transactions pursuant to which no Debt or Attributable Debt is Incurred by the Company or any Restricted Subsidiary; (ix) Liens on securities constituting "margin stock" within the meaning of Regulation G, T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that the Investment by the Company or any Restricted Subsidiary in such margin stock is not prohibited by the Indenture; (x) Liens on Capital Stock of Unrestricted Subsidiaries; (xi) Liens in favor of the Trustee arising under the Indenture; and (xii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

  "Permitted Refinancing Debt" means any Debt of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Company or such Restricted Subsidiary (other than intercompany Debt); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Debt is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

  "Public Equity Offering" means an underwritten offering of Common Stock with gross proceeds to the Company of at least $35.0 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

  "Productive Assets" means assets (including assets owned directly or indirectly through Capital Stock of a Restricted Subsidiary) of a kind used or usable in the Telecommunications Business of the Company.

  "Purchase Money Debt" means Debt of the Company (including Acquired Debt and Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time incurred for the purpose of financing all or any part of the cost of development, construction, acquisition or improvement by the Company or any Restricted Subsidiary of the Company of any Productive Assets of the Company or any Restricted Subsidiary of the Company.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. If no referent Person is identified, the term "Restricted Subsidiaries" shall be deemed to refer to Restricted Subsidiaries of the Company.

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary, or, in the case of the Company, a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries or, in the case of the Company, one of its Restricted Subsidiaries.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the Closing Date.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Debt, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Strategic Equity Investor" means any Investor or other Person which is (or a controlled Affiliate of any Person which is) engaged in the Telecommunications Business and for which, as of the last available annual or quarterly financial statements, the sum of (a) the consolidated Debt of such Person and any Subsidiaries on such day plus (b) such Person's Total Common Equity is at least $1.0 billion.

  "Subordinated Debt" means Debt of the Company or a Guarantor subordinated in right of payment to the Notes or the guarantee of such Guarantor, as the case may be.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership, limited liability company or similar pass-through entity, (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners, managing members, or Persons, however designated in corresponding roles, of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of transmitting, or providing services relating to the transmission of, voice or data through leased transmission facilities.

  "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, real or personal, used or to be used, in connection with a Telecommunications Business.

  "Total Common Equity" of any Person means, as of any date of determination the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

  "Trading Day", with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (i) has no Debt other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, unless such agreement, contract, arrangement or understanding constitutes a Restricted Payment permitted by the Indenture;
(iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Persons financial condition or to cause such Person to achieve any specified levels of operating results; (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Company or any of its Restricted Subsidiaries; and (v) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries or has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

  "Vendor Debt" means any Debt of the Company or any Restricted Subsidiary incurred in connection with the acquisition or construction of Telecommunications Related Assets.

  "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

  "Warburg Entities" means Warburg, Pincus Ventures, L.P. or any wholly owned Subsidiary thereof.

  "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Debt.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                         DESCRIPTION OF THE NEW NOTES

  The terms of the New Notes will be identical in all material respects to those of the Old Notes, except that the New Notes (i) will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) will not be entitled to certain registration rights under the Registration Rights Agreement, including the provision for Additional Interest of up to 2.0% on the Old Notes. Holders of Old Notes should review the information set forth under "Summary--Certain Consequences of a Failure to Exchange Old Notes" and "--Terms of New Notes."

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the actual terms of the capital stock contained in the Company's Amended and Restated Certificate of Incorporation and other agreements referenced below.

  The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock, of which 500,000 shares are designated as Series A Preferred, 11,400,002 shares are designated as Series B Preferred, and 7,432,858 shares are designated Series C Preferred. At June 30, 1998, the Company had outstanding 7,653,178 shares of Common Stock, 500,000 shares of Series A Preferred, 11,400,002 shares of Series B Preferred and 264,106 shares of Series C Preferred (the Series A Preferred, Series B Preferred and Series C Preferred are collectively referred to herein as the "Preferred Stock"). As of such date, there were thirteen (13) holders of record of Common Stock and nine
(9) holders of record of Preferred Stock. The Common Stock and Preferred Stock each have a par value of $0.001 per share. No shares of undesignated Preferred Stock are currently outstanding. As of June 30, 1998, options to purchase 4,692,733 shares of Common Stock at a weighted average exercise price of $0.423 per share were outstanding. The Company also has outstanding warrants to purchase an aggregate 1,200,000 shares of Common Stock at an exercise price of $0.005 per share.

  The Company's Board of Directors and stockholders have authorized an amendment to the Company's Certificate of Incorporation, contingent upon the closing of the Equity Commitment if such closing would cause Warburg to own more than 49% of the Company's outstanding voting securities, (i) to create a second class of Common Stock designated as "Class B Common" and (ii) to create a new series of Preferred Stock designated as "Series C-1 Preferred." The Class B Common Stock will have the same rights, preferences, privileges and restrictions as the Common Stock except that the Class B Common Stock will have very limited voting rights and will not vote for the election of directors and will be convertible into Common Stock solely to the extent that such conversion would not result in the holder of such converted shares having greater than 49% of the Company's outstanding voting securities. The Series C-1 Preferred will have the same rights, preferences, privileges and restrictions as the Series C Preferred, except that the Series C-1 Preferred will have very limited voting rights and will not vote for the election of directors and will be convertible into Series C Preferred or Class B Common. The conversion of Series C-1 Preferred into Series C Preferred will not be permitted if the conversion would result in the holder of such converted shares having greater than 49% of the Company's outstanding voting securities. See "Certain Relationships and Related Transactions--The Equity Commitment."

COMMON STOCK

  The holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors, except that no dividend or distribution may be paid on any shares of Common Stock during any fiscal year unless (i) all dividend preferences of the Preferred Stock have been paid or declared and set aside during that fiscal year and any prior year in which dividends accumulated but remain unpaid and (ii) a dividend is paid on all outstanding shares of Preferred Stock, in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends as would be paid for all shares of Common Stock into which that share of Preferred Stock could then be converted. Upon liquidation, dissolution, merger or sale of all or substantially all of the assets of the Company, after paying in full the preferential amounts due the holders of the Preferred Stock, all remaining assets will be distributed ratably among the holders of Preferred Stock and Common Stock based upon the number of shares of Common Stock then held by each holder on an as-converted basis. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Common Stock has no preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

 Dividends

  The holders of Series A Preferred, Series B Preferred and Series C Preferred are entitled to receive dividends in preference to Common Stock at a rate of $0.025 per share, $0.06 per share and $0.335 per share, respectively, per annum. Unpaid dividends on the Preferred Stock are cumulative. Any accrued and unpaid dividends are payable only in the event of a liquidation, dissolution or winding up of the Company or other Liquidity Event (as defined below); provided, that in the event the Liquidity Event is an underwritten public offering, such unpaid dividends on the Series B Preferred and the Series A Preferred shall be paid in shares of Common Stock valued at the initial public offering price per share of Common Stock (prior to any underwriting discounts and commissions).

 Liquidation Preference

  Upon a liquidation, dissolution or winding up of the Company, the holders of Series A Preferred, Series B Preferred and Series C Preferred are entitled to receive in preference to the holders of Common Stock an amount equal to the Initial Series A Preferred Price (as defined below) for each share of Series A Preferred, an amount equal to the Initial Series B Preferred Price (as defined below) for each share of Series B Preferred and an amount equal to the Initial Series C Preferred Price (as defined below) for each share of Series C Preferred, respectively, plus any cumulated but unpaid dividends. The Series A Preferred, the Series B Preferred and Series C Preferred rank in parity with regard to the receipt of the respective preferential amounts. Thereafter, any remaining assets shall be distributed ratably among the holders of Common Stock and Preferred Stock on an as-converted basis. The "Initial Series A Preferred Price" (i) in the event that the Liquidation Preference Threshold (as defined below) is achieved, is $0.00 for each share of Series A Preferred then held, or (ii) in the event that the Liquidation Threshold is not achieved, is $0.50 for each such share. The "Initial Series B Preferred Price"
(i) in the event that the Liquidation Preference Threshold is achieved, is $0.00 for each share of Series B Preferred then held, or (ii) in the event that the Liquidation Preference Threshold is not achieved, is $0.75 for each such share. The "Initial Series C Preferred Price" is $4.165 for each share of Series C Preferred then held. The "Liquidation Preference Threshold" is deemed achieved if the quotient obtained by dividing (i) (A) the aggregate value to be received by the holders of the Company's capital stock upon a liquidation, dissolution or winding up or other Liquidity Event or, if the Liquidity Event is an underwritten public offering of the Company's Common Stock, the pre-offering valuation of the Company, less (B) the sum of the aggregate purchase price received by the Company for the Series B Preferred plus the aggregate purchase price received by the Company for the Series A Preferred, less (C) the sum of the cumulated but unpaid dividends on the Series B Preferred plus the cumulated but unpaid dividends on the Series A Preferred, by (ii) the total number of shares of the Company's Common Stock outstanding on the date of such event on a fully-diluted, as converted basis, equals or exceeds $3.00, as adjusted for any stock splits, combinations, stock distributions or dividends.

  A consolidation or merger of the Company with or into any other corporation, or a sale of all or substantially all of the assets of the Company, the effectuation of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or an underwritten public offering pursuant to an effective registration statement under the Securities Act of shares of the Company's Common Stock (each, a "Liquidity Event"), is considered a liquidation, dissolution or winding up of the Company (except that an underwritten public offering is only deemed to be such a liquidation, dissolution or winding up with respect to the holders of the Series A Preferred and the Series B Preferred). In the event of a deemed liquidation in connection with an underwritten public offering in which the Liquidation Preference Threshold is not achieved, in addition to (and not in lieu of) their respective conversion rights, the holders of the Series A Preferred and the Series B Preferred will be entitled to receive immediately upon the closing of such underwritten public offering, that number of shares of Common Stock of the Company equal to the quotient obtained by dividing (i) the full preferential amount to which such holder of Series A Preferred and Series B Preferred is entitled by (ii) the public offering price per share (prior to any underwriters' discounts and commissions) in such underwritten public offering.

 Conversion

  The Preferred Stock is convertible into Common Stock at the rate of its initial conversion price divided by the conversion price in effect at the time of conversion and may be converted by the holder at any time. The initial conversion prices of the Series A Preferred, Series B Preferred and Series C Preferred are $0.50, $0.75 and $4.165, respectively. The conversion price of the Preferred Stock is subject to adjustment for stock splits, stock dividends, consolidations, combinations, reclassifications, and other like events. The conversion prices of the Preferred Stock may also be subject to adjustment for certain dilutive issues of stock at a price per share below the applicable conversion price of such respective series of Preferred Stock prior to the closing of the Equity Commitment or an alternative financing, each adjustment as to the Series C Preferred will result in the conversion price being adjusted to the price per share in the dilutive issue; thereafter the adjustment will be based on the weighted average dilution to such series. The Series A Preferred and Series B Preferred are automatically convertible into Common Stock upon the earlier of
(i) the consent of holders of 70% of the outstanding number of shares of Series A Preferred and Series B Preferred voting together as a single class on an as-converted basis, or (ii) the closing of an underwritten public offering of the Company's capital stock with aggregate net proceeds of not less than $15 million ("IPO"). The Series C Preferred is automatically convertible into Common Stock upon the earlier of (i) the consent of the holders of 70% of the outstanding Series C Preferred, or (ii) the closing of an underwritten public offering covering the offer and sale of securities for the account of the Company to the public at a per share price of $4.165 or greater (prior to any underwriters' discounts or commissions) and with aggregate gross proceeds to the Company of not less than $15.0 million.

 Voting Rights

  The holders of Common Stock are entitled to one vote for each share of Common Stock and the holders of Preferred Stock are entitled to vote on an as-converted basis.

 Protective Provisions

  So long as any shares of Series B Preferred or Series C Preferred are outstanding, the Company may not, without first obtaining the approval of the holders of at least a majority of the then-outstanding shares of Series A, Series B Preferred and Series C Preferred, voting together as a class on an as-converted basis, take any action that (i) alters the rights, preferences or privileges of the Preferred Stock; (ii) creates any new class or series of shares that has a preference over or is on a parity with the Preferred Stock with respect to voting, dividends or liquidation preferences; (iii) reclassifies stock into shares having a preference over or in parity with the Preferred Stock with respect to voting, dividends or liquidation preferences;
(iv) repurchases, redeems or retires capital stock of the Company (subject to certain exceptions); (v) results in the sale, merger or reorganization of the Company or a sale of all or substantially all of the assets of the Company;
(vi) materially alters the strategic direction of the Company or business operations of the Company in a manner that is not contemplated by the Company's most recent Board-approved operating plan; (vii) increases the authorized number of directors as set forth in the Bylaws of the Company;
(vii) amends the Certificate of Incorporation or Bylaws; (viii) results in a change in accounting policies or in the auditors of the Company; (ix) permits a Subsidiary of the Company to sell stock to a third party; (x) results in a dissolution, liquidation or winding up of the Company; (xi) causes aggregate capital expenditures that are not included in the Company's most recent annual operating plan to exceed $500,000 in any given 12-month period; (xii) results in the acquisition of stock or assets of any other business for an aggregate consideration in excess of $500,000; (xiii) results in an encumbrance on any assets of the Company not in the ordinary course of business; or (xiv) results in the issuance of any equity securities of the Company, other than stock options, warrants or other rights to purchase equity securities approved by the Board of Directors, or issuance of any long-term debt.

  The Amended and Restated Certificate of Incorporation does not contain any restriction on the purchase or redemption of shares by the Company while there is an arrearage in the payment of dividends. There are no sinking fund provisions applicable to the Preferred Stock.

REGISTRATION RIGHTS

  Pursuant to the Amended and Restated Stockholder Rights Agreement dated February 20, 1998 (the "Stockholder Rights Agreement"), certain holders of outstanding shares of Preferred Stock (collectively, the "Rights Holders") are entitled to certain rights with respect to the registration under the Securities Act of the

Common Stock issuable upon conversion of the Preferred Stock, the Common Stock issuable upon exercise of the Common Warrants and any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the foregoing ("Registrable Securities").

  The Rights Holders are entitled to demand, "piggy-back" and S-3 registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration involving the exercise of demand and "piggy-back" rights are subject to a pro rata reduction based on the number of Registrable Securities held by each Rights Holder and any other security holders exercising their respective registration rights to the extent that the Company is so advised by the managing underwriter, if any, therefor that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering.

  The registration rights terminate as to any Rights Holder at the later of
(i) two years after the Company's IPO, or (ii) such time as such Rights Holder may sell under Rule 144 in a three month period all Registrable Securities then held by such Rights Holder.

PREEMPTIVE RIGHTS, RIGHTS OF FIRST REFUSAL AND CO-SALE RIGHT

 Preemptive Rights

  Under the Stockholder Rights Agreement, the Company may not sell or issue certain new securities for consideration other than cash without the prior written consent of the holders of a majority of the outstanding Series B Preferred and Series C Preferred. In addition, the Investors have the right to purchase their pro rata portion of certain new issues of the Company's securities for consideration solely in cash on the same terms and conditions as the Company proposes to issue such securities, subject to certain conditions and limitations. These preemptive rights shall terminate as to any Investor at such time as the holder ceases to own any shares of Series B Preferred and Series C Preferred or Common Stock issuable upon conversion of the Series B Preferred and Series C Preferred and shall terminate as to all Investors upon the closing of an IPO.

 Right of First Refusal and Co-Sale Right

  Except in certain situations, in the event any holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred or certain holders of Common Stock (each a "Selling Holder") proposes to sell such shares to a third party, the Company has a right of first refusal to acquire some or all such shares from such Selling Holder under the same terms and conditions. If the Company does not elect to exercise such right of first refusal, the remaining holders of Common Stock and Preferred Stock who are parties to the Stockholder Rights Agreement (the "Remaining Holders") may purchase their pro rata portion of the Selling Holder's shares under the same terms and conditions. If any Remaining Holder fails to exercise his or her pro rata portion, the Selling Holder must give Warburg the option to buy the shares. If Warburg does not purchase all of the shares, the Selling Holder may then sell the unsubscribed shares to a third party buyer, subject to the right of the Remaining Holders to sell a pro rata portion of their shares of Common Stock or Preferred Stock to the buyer in such transaction. The rights of first refusal and co-sale terminate on the earlier of (i) the closing of the Company's IPO; or (ii) as to any stockholder at such time as such stockholder holds less than 2.5% of the total number of shares of Common Stock held by all stockholders (assuming the conversion of all shares of Preferred Stock into Common Stock).

BOARD REPRESENTATION AND VOTING AGREEMENT

  The Stockholder Rights Agreement provides that in all elections of directors of the Company, certain holders of Common Stock and all holders of Series A, Series B and Series C Preferred Stock shall vote all Common Stock and Preferred Stock owned or controlled by such stockholder to fix the number of directors of the Company at seven and to elect (i) three board members designated by Warburg and Crosspoint, two of whom must be designees of Warburg and one of whom must be a designee of Crosspoint (provided, however, that so long as the aggregate investment in the Company of Crosspoint is less than $5,000,000, if Crosspoint fails to invest on a pro rata basis with Warburg in subsequent equity financings of the Company, the designee of Crosspoint must resign and his or her vacancy must be filled by a person mutually designated by Warburg and the Company); (ii) two board members who are senior officers of the Company, one of whom shall be the chief executive officer of the Company; and (iii) one board member mutually designated by Warburg and the Company. The parties to the Stockholder Rights Agreement also agree to vote in favor of removing a director only if the grounds for removal involve bad faith or wilful misconduct. This voting agreement terminates in its entirety on July 16, 2007 or until such time as any stockholder ceases to own voting stock of the Company.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a general summary of the material U.S. federal income tax considerations relating to the Exchange Offer and to the purchase, ownership and disposition of the New Notes and has been reviewed by counsel to the Company. The tax consequences of these transactions are uncertain. The discussion of the federal income tax consequences set forth below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and judicial decisions and administrative interpretations thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not successfully challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding New Notes. The discussion below pertains only to U.S. Holders, except as described below under the caption "Tax Treatment of the Ownership and Disposition of New Notes by Non-U.S. Holders." As used herein, a U.S. Holder means (i) citizens or residents (within the meaning of Section 7701(b) of the Code) of the U.S., (ii) corporations, partnerships or other entities created in or under the laws of the U.S. or any political subdivision thereof, (iii) estates the income of which is subject to U.S. federal income taxation regardless of its source, (iv) trusts subject to the primary supervision of a court within the U.S. and the control of a U.S. person as described in Section 7701(a)(30) of the Code, and (v) any other person whose income or gain is effectively connected with the conduct of a U.S. trade or business.

  This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding New Notes as part of a hedging or conversion transaction or straddle or persons deemed to sell New Notes under the constructive sale provisions of the Code) may be subject to special rules. The discussion below is premised upon the assumption that the New Notes and Old Notes are held (or would be held if acquired) as capital assets within the meaning of Section 1221 of the Code and constitute indebtedness for tax purposes. This summary does not discuss the tax considerations applicable to subsequent purchasers. The discussion also does not discuss any aspect of state, local or foreign law.

  EACH HOLDER OR PROSPECTIVE HOLDER OF NEW NOTES IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO ITS PARTICULAR TAX SITUATION INCLUDING THE TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

EXCHANGE OF NOTES

  The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a Holder should have the same adjusted issue price, adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

THE NEW NOTES

 Original Issue Discount

  The New Notes will be treated as issued with original issue discount, and each Holder will be required to include in its gross income original issue discount income as described below. Except as provided below in the section entitled "Applicable High-Yield Discount Obligations," a Holder must include original issue discount (to the extent there is not offsetting acquisition or bond premium) in income as ordinary interest income as it accrues on the basis of a constant yield to maturity. Generally, original issue discount must be included in income in advance of the receipt of cash representing such income.

  The stated redemption price at maturity of a New Note will equal the sum of all payments other than any "qualified stated interest" payments. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instrument of the issuer) at least annually at a single fixed rate. Because interest on the New Notes will not be payable prior to March 15, 2003, none of the payments on the New Notes will constitute qualified stated interest. Accordingly, all payments on the New Notes will be treated as part of their stated redemption price at maturity.

  Because the Old Notes were issued as part of an investment unit, the issue price of each investment unit was allocated between the Old Note and the warrant constituting an investment unit based on their relative fair market values on the issue date. Although the Company's allocation is not binding on the IRS, a holder of a unit must use the Company's allocation unless the holder discloses on its federal income tax return for the year in which the unit was acquired that it plans to use an allocation that is inconsistent with the Company's allocation.

  A Holder must include in gross income, for all days during its taxable year in which it holds such New Note, the sum of the "daily portions" of original issue discount. The "daily portions" are determined by allocating to each day in an "accrual period" (generally the period between interest payments or compounding dates) a pro rata portion of the original issue discount that accrued during such accrual period. The amount of original issue discount that will accrue during an accrual period is the product of the "adjusted issue price" of the New Note at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the particular accrual period). The adjusted issue price of a New Note is the sum of the issue price of an Old Note, plus prior accruals of original issue discount, reduced by the total payments made with respect to such New Note in all prior periods and on the first day of the current accrual period. Each payment on a New Note will be treated as a payment of original issue discount to the extent that original issue discount has accrued as of the date such payment is due and has not been allocated to prior payments, and any excess will be treated as a payment of principal.

  There are several circumstances under which the Company could make a payment on a New Note which would affect the yield to maturity of a New Note, including the redemption or repurchase of a New Note (as described under "Description of the Old Notes"). According to Treasury Regulations, the possibility of a change in the yield will not be treated as affecting the amount of interest income (including original issue discount) recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date of the debt obligations are issued, is remote. The Company intends to report on the basis that the likelihood of any change in the yield on the New Notes is remote.

  The Company is required to furnish certain information to the IRS, and will furnish annually to record Holders of a New Note, information with respect to original issue discount accruing during the calendar year. That information will be based upon the adjusted issue price of the New Note as if the Holder were the original Holder of the New Note.

 Election to Treat All Interest as Original Issue Discount

  A Holder may elect to treat all "interest" on any New Note as original issue discount and calculate the amount includable in gross income under the method described above. For this purpose, "interest" includes stated and unstated interest, original issue discount, acquisition discount, market discount and de minimis market discount, as adjusted by any acquisition premium. The election is to be made for the taxable year in which the Holder acquired the note and may not be revoked without the consent of the IRS.

 Acquisition Premium

  To the extent a Holder had acquisition premium with respect to an Old Note, the Holder generally will have acquisition premium with respect to a New Note. A Holder will reduce the original issue discount otherwise includable for each accrual period by an amount equal to the product of (i) the amount of such original issue discount otherwise includable for such period, and (ii) a fraction, the numerator of which is the acquisition premium and the denominator of which is the excess of the amounts payable on the New Note after the purchase date over the adjusted issue price.

 Market Discount

  To the extent a Holder had market discount with respect to an Old Note, the Holder generally will have market discount with respect to a New Note. Any principal payment or gain realized by a Holder on disposition or retirement of a New Note will be treated as ordinary income to the extent that there is accrued market discount on the New Note. Unless a Holder elects to accrue under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the Holder has held the obligation and the denominator of which is the number of days from the date the Holder acquired the obligation until its maturity. A Holder may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a New Note purchased with market discount. Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includable in income. If the Holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by the Holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

 Sale, Exchange or Retirement of the New Notes

  Upon the sale, exchange or retirement of a New Note, the Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (which does not include any amount attributable to accrued but unpaid interest) and the Holder's adjusted tax basis in the New Note. A Holder's adjusted tax basis in the New Note will equal the Holder's cost for the Old Note exchanged therefor increased by any original issue discount included in income by such Holder with respect to such New Note and decreased by any payments received thereon other than qualified stated interest.

  Gain or loss realized on the sale, exchange or retirement of a New Note will be capital, and will be long-term if at the time of sale, exchange or retirement the New Note has been held for more than one year. The maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months is 20%, and gain on most capital assets held by an individual more than one year and up to 18months is subject to tax at a maximum rate of 28%. The deductibility of capital losses is subject to limitations.

 Applicable High-Yield Discount Obligations

  The New Notes will be subject to the "applicable high yield discount obligation" provisions of the Code. Because the yield of the New Notes is at least five percentage points above the applicable federal rate and the New Notes are issued with "significant original issue discount," otherwise deductible interest and original issue discount will not be deductible with respect thereto until such interest is actually paid. In addition, because the yield of the New Notes is more than six percentage points above the applicable federal rate, (i) a portion of such interest corresponding to the yield in excess of six percentage points above the applicable federal rate will not be deductible by the Company at any time, and (ii) a corporate Holder may be entitled to treat the portion of the interest that is not deductible by the Company as a dividend for purposes of qualifying for the dividends received deduction provided for by the Code, subject to applicable limitations. In such event, corporate Holders should consult with their own tax advisors as to the applicability of the dividends received deduction.

TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES BY NON-U.S.
HOLDERS

  The following discussion is a general summary of certain U.S. federal income and estate tax considerations of the ownership and disposition of New Notes by Non-U.S. Holders. As used herein, a Non-U.S. Holder means any Holder other than a U.S. Holder.

 Withholding Tax on Payments of Principal and Interest on New Notes

  The payment of principal and interest on a New Note to a Non-U.S. Holder will not be subject to U.S. federal withholding tax pursuant to the "portfolio interest exception," provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation that is related to the Company within the meaning of the Code and (ii) the beneficial owner of the New Notes certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on U.S. Treasury Form W-8 (or a suitable substitute form) or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the debenture certificates under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Treasury Regulations that will be effective January 1, 2000 (the "Withholding Regulations") provide alternative methods for satisfying the certification requirement described in (ii) above. The Withholding Regulations will generally require, in the case of New Notes held by a foreign partnership, that the certificate described in (ii) above be provided by the partners rather that by the foreign partnership, and that the partnership provide certain information including a U.S. tax identification number.

 Gain on Disposition of the Notes

  Non-U.S. Holders generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of New Notes, unless in the case of an individual Non-U.S. Holder such Holder is present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  In general, information reporting requirements will apply to payments of principal and interest on a New Note and payments on the proceeds of the sale of a New Note to certain noncorporate U.S. Holders, and a 31% backup withholding tax may apply to such payments if the Holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Certain Holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

  The Company must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

  Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments of principal on the New Notes by the Company to a Non-U.S. Holder if the Holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its Paying Agent has actual knowledge that the Holder is a U.S. person or that the conditions of any other exception are not, in fact, satisfied).

  The payment of the proceeds from the disposition of New Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person will be subject to information reporting (but currently not backup withholding) unless the broker has documentary evidence in the files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding and information reporting will not apply to payments made through foreign offices of a broker that is not a U.S.

person or a U.S. related person (absent actual knowledge that the payee is U.S. person). For purposes of this paragraph, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or (iii) with respect to payments made after December 31, 1999, a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. The Withholding Regulations provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless the Non-U.S. Holder provides a certification as to its Non-U.S. Holder status.

  Any amounts withheld under the backup withholding rules from a payment to a U.S. or Non-U.S. Holder will be allowed as a refund or a credit against such Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus may be used by Participating Broker-Dealers during the period referred to below in connection with resales of the New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts. The Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 150 days after the effective date of the Registration Statement (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "The Exchange Offer--Terms of the Exchange Offer."

  The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by Participating Broker-Dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  The validity of the New Notes offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

  The Consolidated Financial Statements of the Company as of December 31, 1997 and for the year then ended included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                        COVAD COMMUNICATIONS GROUP, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Auditors...........................................   F-2
Consolidated Balance Sheet as of December 31, 1997.......................   F-3
Consolidated Statement of Operations for the year ended December 31,
 1997....................................................................   F-4
Consolidated Statement of Stockholders' Equity for the year ended
 December 31, 1997.......................................................   F-5
Consolidated Statement of Cash Flows for the year ended December 31,
 1997....................................................................   F-6
Notes to Consolidated Financial Statements--December 31, 1997............   F-7
Consolidated Balance Sheet as of March 31, 1998 (Unaudited)..............  F-15
Consolidated Statements of Operations for the three months ended March
 31, 1998 and 1997 (Unaudited)...........................................  F-16
Consolidated Statement of Stockholders' Equity for the three months ended
 March 31, 1998 (Unaudited)..............................................  F-17
Consolidated Statements of Cash Flows for the three months ended March
 31, 1998 and 1997 (Unaudited)...........................................  F-18
Notes to Consolidated Financial Statements--March 31, 1998 (Unaudited)...  F-19

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
 Covad Communications Group, Inc.

  We have audited the accompanying consolidated balance sheet of Covad Communications Group, Inc. as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Covad Communications Group, Inc. as of December 31, 1997, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Walnut Creek, California

January 16, 1998, except for the
 fourth and seventh paragraphs of
 Note 6 as to which the date is
 August 6, 1998

                        COVAD COMMUNICATIONS GROUP, INC.

                           CONSOLIDATED BALANCE SHEET

             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                                                      1997
                                                                  (RESTATED/1/)
                                                                  -------------
                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................    $ 4,378
  Accounts receivable, net.......................................         25
  Unbilled revenue...............................................          4
  Inventories....................................................         43
  Prepaid expenses...............................................         52
  Other current assets...........................................        317
                                                                     -------
    TOTAL CURRENT ASSETS.........................................      4,819
PROPERTY AND EQUIPMENT:
  Networks and communication equipment...........................      2,185
  Computer equipment.............................................        600
  Furniture and fixtures.........................................        185
  Leasehold improvements.........................................        114
                                                                     -------
                                                                       3,084
  Less accumulated depreciation and amortization.................        (70)
                                                                     -------
    NET PROPERTY AND EQUIPMENT...................................      3,014
OTHER ASSETS:
  Restricted cash................................................        210
  Deposits.......................................................         31
                                                                     -------
    TOTAL OTHER ASSETS...........................................        241
                                                                     -------
    TOTAL ASSETS.................................................    $ 8,074
                                                                     =======
              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...............................................    $   651
  Unearned revenue...............................................          7
  Accrued network costs..........................................         58
  Other accrued liabilities......................................         77
  Current portion of capital lease obligations...................        229
                                                                     -------
    TOTAL CURRENT LIABILITIES....................................      1,022
Long-term capital lease obligations..............................        554
                                                                     -------
    TOTAL LIABILITIES............................................      1,576
STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, $0.001 par value, 500,000
   shares authorized, issued and outstanding.....................          1
  Series B convertible preferred stock, $0.001 par value,
   11,333,334 shares authorized, issued and outstanding..........         11
  Common stock, $0.001 par value, 50,000,000 shares authorized,
   7,574,136 shares issued and outstanding.......................          8
  Additional paid-in capital.....................................      9,701
  Deferred compensation..........................................       (611)
  Retained earnings (deficit)....................................     (2,612)
                                                                     -------
    TOTAL STOCKHOLDERS' EQUITY...................................      6,498
                                                                     -------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................    $ 8,074
                                                                     =======

--------

/1/ See Note 6.

   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                YEAR ENDED
                                                             DECEMBER 31, 1997
                                                               (RESTATED/1/)
                                                             -----------------
Revenues....................................................     $      26
Operating expenses:
  Network and product costs.................................            54
  Sales, marketing, general and administrative..............         2,669
  Depreciation and amortization.............................            70
                                                                 ---------
Total operating expenses....................................         2,793
                                                                 ---------
Loss from operations........................................        (2,767)
Interest income (expense):
  Interest income...........................................           167
  Interest expense..........................................           (12)
                                                                 ---------
Net interest................................................           155
                                                                 ---------
Net loss....................................................     $  (2,612)
                                                                 =========
Net loss per common share...................................     $   (0.36)
Weighted average shares used in computing net loss per
 share......................................................     7,344,276

--------

/1/ See Note 6.


   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                               (RESTATED/1/)

                               (AMOUNTS IN 000'S)

                           SERIES A    SERIES B
                          CONVERTIBLE CONVERTIBLE        ADDITIONAL              RETAINED      TOTAL
                           PREFERRED   PREFERRED  COMMON  PAID-IN     DEFERRED   EARNINGS  STOCKHOLDERS'
                             STOCK       STOCK    STOCK   CAPITAL   COMPENSATION (DEFICIT)    EQUITY
                          ----------- ----------- ------ ---------- ------------ --------- -------------
Initial issuance of com-
 mon stock..............     $--         $--       $ 8     $   42      $ --       $   --      $    50
Repurchase of common
 stock..................      --          --        (2)        (8)       --           --          (10)
Issuance of common
 stock..................      --          --         2         66        --           --           68
Issuance of Series A
 Preferred Stock........        1         --        --        249        --           --          250
Issuance of Series B
 Preferred Stock (net of
 $43 of financing
 costs).................      --           11       --      8,446        --           --        8,457
Deferred compensation...      --          --        --        906       (906)         --          --
Amortization of deferred
 compensation...........      --          --        --        --         295          --          295
Net loss................      --          --        --        --         --        (2,612)     (2,612)
                             ----        ----      ---     ------      -----      -------     -------
Balance at December 31,
 1997...................     $  1        $ 11      $ 8     $9,701      $(611)     $(2,612)    $ 6,498
                             ====        ====      ===     ======      =====      =======     =======

-------

/1/ See Note 6.



   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                               (AMOUNTS IN 000'S)

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                                (RESTATED/1/)
                                                              -----------------
OPERATING ACTIVITIES:
Net loss....................................................       $(2,612)
Reconciliation of net loss to net cash provided by (used in)
 operating activities:
  Depreciation and amortization.............................            70
  Amortization of deferred compensation.....................           295
  Net changes in current assets and liabilities:
    Accounts receivable.....................................           (25)
    Inventories.............................................           (43)
    Other current assets....................................          (373)
    Accounts payable........................................           651
    Unearned revenue........................................             7
    Other current liabilities...............................           135
                                                                   -------
Net cash used in operating activities.......................        (1,895)
INVESTING ACTIVITIES:
Purchase of restricted investment...........................          (210)
Deposits....................................................           (31)
Purchase of property and equipment..........................        (2,253)
                                                                   -------
Net cash used in investing activities.......................        (2,494)
FINANCING ACTIVITIES:
Principal payments under capital lease obligations..........           (48)
Proceeds from common stock issuance, net of repurchase......           108
Proceeds from Series A preferred stock issuance.............           250
Proceeds from Series B preferred stock issuance.............         8,457
                                                                   -------
Net cash provided by financing activities...................         8,767
                                                                   -------
Cash and cash equivalents at end of year....................       $ 4,378
                                                                   =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest....................       $     9
                                                                   =======
Supplemental schedule of non-cash investing and financing
 activities:
  Equipment purchased through capital leases................       $   831
                                                                   =======

--------

/1/ See Note 6.

   The accompanying notes are an integral part of these financial statements.

                       COVAD COMMUNICATIONS GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS

  Covad Communications Company was organized in October 1996. On July 16, 1997, Covad Communications Group, Inc. (the "Company") was incorporated in the state of Delaware. Simultaneous with the Company's incorporation, an exchange agreement was executed which effectively made Covad Communications Company a wholly-owned subsidiary of the Company.

  The Company is a packet-based Competitive Local Exchange Carrier ("CLEC") which provides high-speed data communication services using Digital Subscriber Line ("DSL") technology. The Company's services enhance remote access from homes to enterprise Local Area Networks ("LANs") and enable Internet Service Providers ("ISPs") to offer high speed Internet access to their end-users. The Company's services are provided over standard copper telephone lines at considerably faster speeds than available through a standard modem. The Company markets its services directly to enterprises (corporations, government entities, and educational institutions) that are increasingly emphasizing remote LAN access to improve employee productivity and reduce operating costs. The Company also markets its services indirectly through ISPs that wish to sell high-speed Internet access to small- and medium-sized businesses and subsequently consumers, using the Company's DSL lines.

  The Company's operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, growth and expansion, technological, regulatory, and other risks associated with an emerging business.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 A. BASIS OF PRESENTATION

  The consolidated financial statements of the Company include the accounts of all of its wholly-owned subsidiaries. There were no intercompany accounts and transactions which required elimination.

  The accompanying statements of operations, stockholders' equity, and cash flows includes $50,000 received during 1996 upon issuance of the initial capital stock of the Company and $2,000 expended in 1996 for general and administrative expenses. Due to the insignificance of balances at December 31, 1996 and activity for the period from inception through December 31, 1996, financial statements for 1996 have not been presented.

 B. REVENUE RECOGNITION

  Revenue related to installation of service and sale of customer premise equipment is recognized when equipment is delivered and installation is completed. Revenue from monthly recurring service is recognized in the month the service is provided. Payments received in advance of providing services are recorded as unearned revenue until the period such services are provided.

 C. CASH AND CASH EQUIVALENTS

  All highly liquid investments with a maturity of three months or less from the date of original issuance are considered to be cash equivalents.

 D. RESTRICTED CASH

  The Company has $210,000 in commercial deposits held in the Company's name but restricted as security for certain of the Company's capital lease arrangements. This amount is reflected in other assets.

                       COVAD COMMUNICATIONS GROUP, INC.

 E. INVENTORIES

  Inventories are stated at the lower of cost or market. Costs are based on the first-in first-out method.

 F. PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

   Leasehold improvements......................... 15 years or life of the lease
   Electronic communications equipment............                       5 years
   Furniture and fixtures.........................                       7 years
   Computer equipment.............................                       3 years
   Office equipment...............................                 2 to 10 years
   Computer software..............................                  3 to 7 years

  The Company capitalizes costs associated with the design and implementation of the Company's network including internally and externally developed software. Capitalized external software costs include the actual costs to purchase existing software from vendors. Capitalized internal software costs generally include personnel costs incurred in the enhancement and implementation of purchased software packages. For 1997, total capitalized internal costs were $139,000.

 G. EQUIPMENT UNDER CAPITAL LEASES

  The Company leases certain of its equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease, whichever is less. Assets under capital lease are amortized over the lease term or useful life of the assets.

 H. INCOME TAXES

  From January 1, 1997 to June 30, 1997, Covad Communications Company was an S Corporation under the provisions of the Internal Revenue Code. Effective June 30, 1997, Covad Communications Company terminated its S Corporation status and became a C Corporation, and on July 16, 1997 Covad Communications Company became a wholly-owned subsidiary of the Company. Under S Corporation provisions, income or losses of Covad Communications Company were reported by the stockholders on their individual federal and state income tax returns, and Covad Communications Company did not pay income taxes or receive income tax benefits.

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 1997, the Company has deferred tax assets related to federal and California net operating loss carryforwards of approximately $700,000 and $120,000, respectively. The net deferred tax asset has been fully offset by a valuation allowance. The federal and California net operating loss carryforwards of $2,062,000 expire in 2012 and 2003, respectively. Utilization of the net operating losses is subject to a substantial annual limitation provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

 I. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                       COVAD COMMUNICATIONS GROUP, INC.

 J. FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," as amended by SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," which are effective for the Company's December 31, 1997 financial statements, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available for identical or comparable financial instruments, fair values are based on estimates using the present value of estimated cash flows or other valuation techniques. The resulting fair values can be significantly affected by the assumptions used, including the discount rate and estimates as to the amounts and timing of future cash flows.

  The following methods and assumptions were used to estimate the fair value for financial instruments:

  Cash and cash equivalents. The carrying amount approximates fair value.

  Borrowings. The fair value of borrowings, including capital lease obligations and other obligations, is estimated by discounting the future cash flows using estimated borrowing rates at which similar types of borrowing arrangements with the same remaining maturities could be obtained by the Company. For borrowings outstanding at December 31, 1997, fair value approximates recorded value.

 K. EARNINGS PER SHARE

  In March 1997, SFAS No. 128 "Earnings Per Share" ("SFAS 128") was issued specifying the computation, presentation, and disclosure requirements for earnings per share for publicly held entities. This statement is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company has applied the provisions of SFAS 128.

  Basic earnings per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares outstanding during the period.

  Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of stock options and warrants using the treasury stock method and conversion of convertible preferred stock. In addition, income or loss is adjusted for dividends and other transactions relating to preferred shares for which conversion is assumed. The diluted earnings per share amount has not been reported because the Company has a net loss and the impact of the assumed exercise of the stock options and warrants and the assumed preferred stock conversion is not dilutive.

                       COVAD COMMUNICATIONS GROUP, INC.

2. BORROWING ARRANGEMENTS

  During 1997, the Company entered into capital lease arrangements to finance the acquisition of certain operating assets, two of which have bargain purchase options. The principal value of these leases totaled $831,000 and was equivalent to the fair value of the assets leased.

  Future minimum lease payments under capital leases are as follows:

   YEAR ENDING
   DECEMBER 31,                                                   CAPITAL LEASES
   ------------                                                   --------------
    1998.........................................................   $ 339,000
    1999.........................................................     322,000
    2000.........................................................     285,000
    2001.........................................................      26,000
    2002.........................................................         --
    Thereafter...................................................         --
                                                                    ---------
                                                                      972,000
    Less amount representing interest............................    (189,000)
    Less current portion.........................................    (229,000)
                                                                    ---------
    Total long-term portion......................................   $ 554,000
                                                                    =========

  Accumulated amortization for equipment under capital leases is reflected in accumulated depreciation and amortization for property and equipment.

3. OPERATING LEASES

  The Company leases vehicles, equipment, and office space under various operating leases. Future minimum lease payments at December 31, 1997 are as follows:

                                                                        TOTAL
                                                                      ----------
   1998.............................................................. $  405,000
   1999..............................................................    264,000
   2000..............................................................     65,000
   2001..............................................................     62,000
   2002..............................................................     65,000
   Thereafter........................................................    364,000
                                                                      ----------
     Total........................................................... $1,225,000
                                                                      ==========

  Rental expense on operating leases for the year ended December 31, 1997 was $131,000.

4. OTHER ASSETS AND OTHER LIABILITIES

  On December 30, 1997, the Company entered into a capital lease agreement (see Note 2) with a principal balance of $316,000. As of December 31, 1997, this amount had not yet been received into the Company's bank account and is, therefore, included as part of other current assets on the balance sheet.

5. STOCKHOLDERS' EQUITY

COVAD COMMUNICATIONS COMPANY

  In October 1996, Covad Communications Company was granted authority to issue up to 10,000,000 shares of stock. In May 1997, the shareholders of Covad Communications Company voted to amend the articles of

                       COVAD COMMUNICATIONS GROUP, INC.

incorporation granting authority to issue two classes of stock to be designated "Preferred Stock" and "Common Stock". The number of shares of Preferred Stock authorized was 7,500,000 shares with no par value. The number of shares of Common Stock authorized was 12,500,000 shares with no par value.

  In July 1997, the Company entered into an Exchange Agreement (the "Agreement") with the shareholders of Covad Communications Company to convey to the Company 100% of the issued and outstanding shares of capital stock of Covad Communications Company for capital stock of the Company.

COVAD COMMUNICATIONS GROUP, INC.

 Common Stock:

  The number of shares of common stock ("Common Stock") authorized for issuance by the Company is 50,000,000 shares with a par value of $.001 per share. As of December 31, 1997, 7,574,136 shares were issued and outstanding.

 Preferred Stock:

  The number of shares of preferred stock authorized for issuance by the Company is 25,000,000 shares. Of this amount, 500,000 shares have been designated as Series A Preferred Stock ("Series A") and 11,333,334 shares as Series B Preferred Stock ("Series B"), each with a par value of $.001 per share. As of December 31, 1997, 500,000 and 11,333,334 shares of Series A and Series B, respectively, were issued and outstanding.

  The holders of Series A and Series B are entitled to receive in any fiscal year, dividends at the rate of $0.025 per share and $0.06 per share, respectively, payable in preference and priority to any payment of dividends on Common Stock. The rights to such dividends are cumulative and accrue to the holders to the extent they are not declared or paid and are payable only in the event of a liquidation, dissolution or winding up of the Company, or other liquidity event (as defined in the Certificate of Incorporation). The cumulative dividends at December 31, 1997 for Series A and Series B were $12,500 and $680,000, respectively, none of which has been declared or paid.

  Subject to certain adjustments as set forth in the Certificate of Incorporation, each share of Series A and Series B is convertible into one share of Common Stock. Each share of Series A and Series B is entitled to the number of votes equal to the number of shares of Common Stock in which such shares of Series A and Series B, respectively, could be converted.

  In the event of any liquidation or dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A and Series B are entitled to receive, in addition to the cumulated and unpaid dividends, $0.50 and $0.75 per share, respectively (the "Initial Preference"), until a "Liquidation Preference Threshold" is met based on a formula as set forth in the Certificate of Incorporation. After payment of these preferences, any remaining amounts are distributed to the holders of Series A, Series B, and Common Stock on a pro rata basis based on the number of shares of Common Stock held by each holder on an as-converted basis. If the "Liquidation Preference Threshold" is met, the Initial Preference is eliminated and all amounts are distributed to the holders of Series A, Series B, and Common Stock on a pro rata basis based on the number of shares of Common Stock held by each holder on an as-converted basis.

6. STOCK OPTIONS

  In 1997, the Company adopted the Covad Communications Group, Inc. 1997 Stock Plan (the "Plan"). The Plan provides for the grant of stock purchase rights and options to purchase shares of Common Stock to

                       COVAD COMMUNICATIONS GROUP, INC.

employees and consultants from time to time as determined by the Board of Directors. The options expire from two to eight years after the date of grant. The Plan has reserved 3,513,500 shares of the Company's Common Stock for sale and issuance under the Plan at prices to be determined by the Board of Directors.

  The following is a summary of the status of stock options outstanding at December 31, 1997:

                OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
---------------------------------------------------- ------------------------
                         WEIGHTED-      WEIGHTED-                WEIGHTED-
 EXERCISE    NUMBER OF    AVERAGE        AVERAGE     NUMBER OF    AVERAGE
PRICE RANGE   SHARES   LIFE REMAINING EXERCISE PRICE  SHARES   EXERCISE PRICE
-----------  --------- -------------- -------------- --------- --------------
  $0.05      1,503,500   7.3 years        $0.05       179,834      $0.05
  $0.075     1,033,000   7.8 years        $0.075        1,000      $0.075
             ---------                                -------
             2,536,500   7.5 years        $0.06       180,834      $0.05
             =========                                =======

  The following table summarizes stock option activity for the year ending December 31, 1997:

                                                        NUMBER OF
                                                         SHARES
                                                        OF COMMON  OPTION PRICE
                                                          STOCK     PER SHARE
                                                        ---------  ------------
   Balance as of December 31, 1996.....................       --            N/A
   Granted............................................. 2,562,500  $0.05-$0.075
   Exercised...........................................    (4,000) $       0.05
   Forfeited...........................................   (22,000) $0.05-$0.075
                                                        ---------  ------------
   Balance as of December 31, 1997..................... 2,536,500  $0.05-$0.075
                                                        =========  ============

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its employee stock options and the disclosure only provisions of SFAS No. 123, "Accounting and Disclosure of Stock-Based Compensation," ("SFAS 123"). Under APB 25, compensation expense is recognized based on the amount by which the deemed fair value of the underlying common stock exceeds the exercise price of stock options at the date of grant. As a result of recent interpretations as to the manner in which the deemed fair value of the Company's common stock is determined, the Company agreed to restate its financial statements for the year ended December 31, 1997 to record a deferred compensation charge of $906,000 as a result of granting stock options and issuing restricted stock with exercise or issue prices per share below the newly determined deemed fair value per share of the Company's common stock at the date of grant or issuance. This amount was recorded as reduction of stockholders' equity and is being amortized as a charge to operations over the vesting period of the applicable options. Such amortization was $295,000 for the year ended December 31, 1997.

 Stock-Based Compensation

  Pro forma information regarding results of operations and loss per share is required by SFAS 123 as if the Company had accounted for its stock-based awards under the fair value method of SFAS 123. The fair value of the Company's stock-based awards to employees has been estimated using the minimum value option pricing model which does not consider stock price volatility. Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of stock-based awards.

  For 1997, the fair value of the Company's stock-based awards to employees was estimated using the following weighted average assumptions:

     Expected life of options in years....................................  4.0
     Risk-free interest rate..............................................  7.0%
     Expected dividend yield.............................................. 0.00%

                       COVAD COMMUNICATIONS GROUP, INC.

  The weighted average fair value of stock options granted during 1997 was $0.26 per share. For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period which would result in an increase in net loss of approximately $12,000. The result of applying SFAS 123 to the Company's option grants in 1997 was not material to the results of operations or loss per share as reported in the accompanying statement of operations.

7. YEAR 2000 COMPLIANT (UNAUDITED)

  The Company is engaged in the development of information systems to manage various aspects of the Company's operations. All of these information systems will be in compliance with year 2000 requirements.

8. SUBSEQUENT EVENT (UNAUDITED)

 Equity Commitment

  On February 20, 1998, the Company entered into a Series C Preferred Stock and Warrant Subscription Agreement (the "Subscription Agreement") with certain of its investors (the "Series C Investors") pursuant to which the Series C Investors have unconditionally agreed to purchase an aggregate of 3,842,762 shares of Series C Preferred Stock and warrants to purchase an aggregate of 3,153,000 shares of Series C Preferred Stock (the "Series C Warrants") for an aggregate purchase price of $16.0 million at a date to be determined by the Company but no later than March 11, 1999. The Company either has agreed to call the Equity Commitment or to complete an alternate equity financing of at least $16.0 million by March 11, 1999. In consideration of this commitment, the Company has issued to the Series C Investors warrants to purchase an aggregate of 1,129,432 shares of the Company's Common Stock at a purchase price of $0.005 per share (the "Common Warrants").

  On April 24, 1998, the Subscription Agreement was amended pursuant to an Assignment and Assumption Agreement between the Company, the Series C Investors, and a director of the Company whereby the Series C Investors assigned to the director of the Company their obligation to purchase 24,010 shares of Series C Preferred Stock and 19,706 Series C Warrants for an aggregate purchase price of $100,000. On the same date, the director purchased 24,010 shares of Series C Preferred Stock. As a result of this amendment, the aggregate obligation of the Series C Investors to purchase Series C Preferred Stock and Series C Warrants was reduced from 3,842,762 shares to 3,818,752 shares, and from 3,153,000 shares to 3,133,294 shares, respectively, for an aggregate purchase price of $15.9 million, reduced from $16.0 million.

  The Series C Warrants issuable in connection with the closing of the Equity Commitment will have five-year terms, have an exercise price of $4.165 per share of Series C Preferred Stock (subject to adjustment in certain events), are immediately exercisable and contain a net exercise provision. The Common Warrants issued upon the signing of the Subscription agreement have five-year terms (but must be exercised prior to the closing of an initial public offering of equity securities by the Company), have exercise prices of $0.005 per share, are immediately exercisable and contain net exercise provisions.

 The Stock Purchase

  On March 11, 1998, an investor in the Company purchased 240,096 shares of Series C Preferred Stock and Series C Warrants to purchase an aggregate of 197,000 shares of Series C Preferred Stock for an aggregate purchase price of $1,000,000; provided, that the Company does not have any obligation to issue such Series C Warrants to this investor until such time as the Equity Commitment is called. In connection with its agreement to purchase such Series C Preferred Stock and Series C Warrants, the Company issued to this investor Common Warrants to purchase an aggregate of 70,568 shares of Common Stock at a purchase price of $0.005 per share.

                       COVAD COMMUNICATIONS GROUP, INC.

 Debt Issuance

  On March 11, 1998, the Company received net proceeds of approximately $130 million in connection with the issuance of 13 1/2% Senior Discount Notes due 2008 (the "Notes") and Warrants to purchase 3,369,176 shares of Common Stock due March 15, 2008. The Notes will accrete in value through March 15, 2003 (the "Full Accretion Date") at a rate of 13 1/2% per annum compounded semi-annually. Cash interest will neither accrue nor be payable on the Notes prior to March 15, 1998. Thereafter, the Notes will bear interest at the rate of 13 1/2% per annum, payable in cash semi-annually in arrears on March 15 and September 15, commencing September 15, 2003.

 Stock Split

  The consolidated financial statements applicable to the prior period have been restated to reflect a two-for-one stock split effective in May 1998 for common stock ("Common Stock") and preferred stock ("Preferred Stock"). Concurrent with the stock split, the Company amended the authorized shares of Common Stock to 50,000,000 and Preferred Stock to 25,000,000, of which 500,000 are designated Series A Preferred, 11,400,002 are designated Series B Preferred, 7,432,858 are designated Series C Preferred, and 5,667,140 are undesignated.

                        COVAD COMMUNICATIONS GROUP, INC.

                           CONSOLIDATED BALANCE SHEET

             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                      MARCH 31,
                                                                        1998
                                                                      ---------
                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................... $131,758
  Accounts receivable, net...........................................      154
  Unbilled revenue...................................................       52
  Inventories........................................................      117
  Prepaid expenses...................................................      114
  Other current assets...............................................       16
                                                                      --------
    TOTAL CURRENT ASSETS.............................................  132,211
PROPERTY AND EQUIPMENT:
  Networks and communication equipment...............................    5,208
  Computer equipment.................................................    1,317
  Furniture and fixtures.............................................      205
  Leasehold improvements.............................................      156
                                                                      --------
                                                                         6,886
  Less accumulated depreciation and amortization.....................     (234)
                                                                      --------
    NET PROPERTY AND EQUIPMENT.......................................    6,652
OTHER ASSETS:
  Deferred debt issuance costs (net).................................    8,377
  Restricted cash....................................................      210
  Deposits...........................................................       31
                                                                      --------
    TOTAL OTHER ASSETS...............................................    8,618
                                                                      --------
    TOTAL ASSETS..................................................... $147,481
                                                                      ========
                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................... $  1,722
  Unearned revenue...................................................       41
  Accrued network costs..............................................      195
  Accrued financing costs............................................      750
  Other accrued liabilities..........................................      179
  Current portion of capital lease obligations.......................      237
                                                                      --------
    TOTAL CURRENT LIABILITIES........................................    3,124
Long-term debt (net of discount).....................................  127,679
Long-term capital lease obligations..................................      485
                                                                      --------
    TOTAL LIABILITIES................................................  131,288
STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, $0.001 par value, 500,000
   shares authorized, issued and outstanding.........................        1
  Series B convertible preferred stock, $0.001 par value, 11,400,002
   shares authorized, issued and outstanding.........................       11
  Series C convertible preferred stock, $0.001 par value, 7,432,858
   shares authorized, 240,096 shares issued and outstanding..........      --
  Common stock, $0.001 par value, 50,000,000 shares authorized,
   7,576,136 shares issued and outstanding...........................        8
  Additional paid-in capital.........................................   22,769
  Deferred compensation..............................................   (1,203)
  Retained earnings (deficit)........................................   (5,393)
                                                                      --------
    TOTAL STOCKHOLDERS' EQUITY.......................................   16,193
                                                                      --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................... $147,481
                                                                      ========

   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                         --------------------
                                                           1997       1998
                                                         ---------  ---------
Revenues................................................ $     --   $     186
Operating expenses:
  Network and product costs.............................       --         203
  Sales, marketing, general and administrative..........        24      2,171
  Depreciation and amortization.........................       --         164
                                                         ---------  ---------
Total operating expenses................................        24      2,538
                                                         ---------  ---------
Loss from operations....................................       (24)    (2,352)
Interest income (expense):
  Interest income.......................................       --         435
  Interest expense......................................       --        (864)
                                                         ---------  ---------
Net interest............................................       --        (429)
                                                         ---------  ---------
Net loss................................................ $     (24) $  (2,781)
                                                         =========  =========
Net loss per common share...............................    $(0.00)   $ (0.37)
Weighted average shares used in computing net loss per
 share.................................................. 8,000,000  7,575,803


   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               (AMOUNTS IN 000'S)
                                  (UNAUDITED)

                           PREFERRED   PREFERRED   PREFERRED
                             STOCK       STOCK       STOCK           ADDITIONAL              RETAINED      TOTAL
                           SERIES A    SERIES B    SERIES C   COMMON  PAID-IN     DEFERRED   EARNINGS  STOCKHOLDERS'
                          CONVERTIBLE CONVERTIBLE CONVERTIBLE STOCK   CAPITAL   COMPENSATION (DEFICIT)    EQUITY
                          ----------- ----------- ----------- ------ ---------- ------------ --------- -------------
Balance at December 31,
 1997...................     $   1       $  11      $  --     $   8   $ 9,701     $  (611)    $(2,612)    $ 6,498
Issuance of common
 stock..................       --          --          --       --        --          --          --          --
Issuance of Series B
 Preferred Stock........       --          --          --       --        100         --          --          100
Issuance of Series C
 Preferred Stock........       --          --          --       --      1,000         --          --        1,000
Issuance of common stock
 warrants as part of
 debt offering issuance
 costs..................       --          --          --       --      2,928         --          --        2,928
Issuance of common stock
 warrants pursuant to
 debt offering..........       --          --          --       --      8,221         --          --        8,221
Deferred compensation...       --          --          --       --        819        (819)        --          --
Amortization of deferred
 compensation...........       --          --          --       --        --          227         --          227
Net loss................       --          --          --       --        --          --       (2,781)     (2,781)
                             -----       -----      ------    -----   -------     -------     -------     -------
Balance at March 31,
 1998...................     $   1       $  11      $  --     $   8   $22,769     $(1,203)    $(5,393)    $16,193
                             =====       =====      ======    =====   =======     =======     =======     =======


   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               (AMOUNTS IN 000'S)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                           1997       1998
                                                          --------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES...............  $    51  $       521
INVESTING ACTIVITIES:
Purchase of property and equipment......................      (48)      (3,802)
                                                          -------  -----------
Net cash used in investing activities...................      (48)      (3,802)
FINANCING ACTIVITIES:
Net proceeds from issuance of long-term debt and
 warrants...............................................      --       129,622
Principal payments under capital lease obligations......      --           (61)
Proceeds from common stock issuance, net of repurchase..       50          --
Proceeds from Series B preferred stock issuance.........      --           100
Proceeds from Series C preferred stock issuance.........      --         1,000
                                                          -------  -----------
Net cash provided by financing activities...............       50      130,661
                                                          -------  -----------
Net increase in cash and cash equivalents...............       53      127,380
Cash and cash equivalents at beginning of period........      --         4,378
                                                          -------  -----------
Cash and cash equivalents at end of period..............  $    53  $   131,758
                                                          =======  ===========


   The accompanying notes are an integral part of these financial statements.

                       COVAD COMMUNICATIONS GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                MARCH 31, 1998

1. BASIS OF PRESENTATION

  The accompanying consolidated balance sheets and related interim statements of income and cash flows include all adjustments (which include reclassifications and normal recurring adjustments) necessary for presentation in conformity with generally accepted accounting principles. The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. These consolidated financial statements should be read in conjunction with Covad Communications Group, Inc.'s (the "Company") audited annual financial statements and notes thereto. The Company's quarterly results of operations are not indicative of, and should not be relied upon as an indicator of, future performance of the Company.

2. DEBT

  On March 11, 1998, the Company completed a private placement (the "1998 Private Offering") through the issuance of 260,000 units (the "Units"), each unit consisting of $1,000 in principal amount at maturity of 13 1/2% Senior Discount Notes due 2008 (the "Notes") and one warrant, initially exercisable to purchase 12.9584 shares of common stock, $0.001 par value, of the Company (the "Unit Warrants"). Net proceeds from the 1998 Private Offering were approximately $129.6 million, after transaction costs of approximately $5.5 million.

  The principal amount of the Notes will accrete from the date of issuance at the rate of 13 1/2% per annum through March 15, 2003, compounded semi-annually, and thereafter bear interest at the rate of 13 1/2% per annum, payable semi-annually, in arrears on March 15 and September 15 of each year, commencing on September 15, 2003. The Notes are unsecured senior obligations of the Company that will mature on March 15, 2008. The Notes will be redeemable at the option of the Company at any time after March 15, 2003 plus accrued and unpaid interest thereon, if any, to the redemption date.

  The Notes were originally recorded at approximately $126.9 million, which represents the $135.1 million in gross proceeds less the approximate $8.2 million value assigned to the Unit Warrants, which is included in additional paid-in capital. The value assigned to the Unit Warrants, representing debt discount, is being amortized over the life of the notes. Additional debt issuance costs were incurred through the issuance of warrants associated with the commitment of equity by certain investors. Financing costs for the Notes and the additional debt issuance costs are also being amortized over the life of the Notes. The accretion of interest on the Notes, and amortization of debt issuance costs, debt discount, and financing costs are included in interest expense as shown in the accompanying consolidated financial statements.

3. STOCKHOLDERS' EQUITY

 Stock Split

  The consolidated financial statements applicable to the prior period have been restated to reflect a two-for-one stock split effective in May 1998 for common stock ("Common Stock") and preferred stock ("Preferred Stock"). Concurrent with the stock split, the Company amended the authorized shares of Common Stock to 50,000,000 and Preferred Stock to 25,000,000, of which 500,000 are designated Series A Preferred, 11,400,002 are designated Series B Preferred, 7,432,858 are designated Series C Preferred, and 5,667,140 are undesignated.

 Equity Commitment

  On February 20, 1998, the Company entered into a Series C Preferred Stock and Warrant Subscription Agreement (the "Subscription Agreement") with certain of its investors (the "Series C Investors") pursuant to

                       COVAD COMMUNICATIONS GROUP, INC.

                                  (UNAUDITED)
which the Series C Investors have unconditionally agreed to purchase an aggregate of 3,842,762 shares of Series C Preferred Stock and warrants to purchase an aggregate of 3,153,000 shares of Series C Preferred Stock (the "Series C Warrants") for an aggregate purchase price of $16.0 million at a date to be determined by the Company but no later than March 11, 1999. The Company either has agreed to call the Equity Commitment or to complete an alternate equity financing of at least $16.0 million by March 11, 1999. In consideration of this commitment, the Company has issued to the Series C Investors warrants to purchase an aggregate of 1,129,432 shares of the Company's Common Stock at a purchase price of $0.005 per share (the "Common Warrants").

  On April 24, 1998 the Subscription Agreement was amended pursuant to an Assignment and Assumption Agreement between the Company, the Series C Investors, and a director of the Company whereby the Series C Investors assigned to the director of the Company their obligation to purchase 24,010 shares of Series C Preferred Stock and 19,706 Series C Warrants for an aggregate purchase price of $100,000. On the same date, the director purchased 24,010 shares of the Series C Preferred Stock. As a result of this amendment, the aggregate obligation of the Series C Investors to purchase Series C Preferred Stock and Series C Warrants was reduced from 3,842,762 shares to 3,818,752 shares, and from 3,153,000 shares to 3,133,294 shares, respectively, for aggregate purchase price of $15.9 million, reduced from $16.0 million.

  The Series C Warrants issuable in connection with the closing of the Equity Commitment will have five-year terms, have an exercise price of $4.165 per share of Series C Preferred Stock (subject to adjustment in certain events), are immediately exercisable and contain a net exercise provision. The Common Warrants issued upon the signing of the Subscription agreement have five-year terms (but must be exercised prior to the closing of an initial public offering of equity securities by the Company), have exercise prices of $0.005 per share, are immediately exercisable and contain net exercise provisions.

 The Stock Purchase

  On March 11, 1998, an investor in the Company purchased 240,096 shares of Series C Preferred Stock and Series C Warrants to purchase an aggregate of 197,000 shares of Series C Preferred Stock for an aggregate purchase price of $1,000,000; provided, that the Company does not have any obligation to issue such Series C Warrants to this investor until such time as the Equity Commitment is called. In connection with its agreement to purchase such Series C Preferred Stock and Series C Warrants, the Company issued to this investor Common Warrants to purchase an aggregate of 70,568 shares of Common Stock at a purchase price of $0.005 per share.

 Preferred Stock

  The holders of Series A Preferred, Series B Preferred, and Series C Preferred are entitled to receive in any fiscal year, dividends at the rate of $0.025 per share, $0.06 per share, and $0.335 per share, respectively, payable in preference and priority to any payment of dividends on Common Stock. The rights to such dividends are cumulative and accrue to the holders to the extent they are not declared or paid and are payable only in the event of a liquidation, dissolution or winding up of the Company or other liquidity event (as defined in the Company's Certificate of Incorporation).

  Subject to certain adjustments as set forth in the Certificate of Incorporation, each share of Series A Preferred, Series B Preferred, and Series C Preferred is convertible into one share of Common Stock. Each share of Series A Preferred, Series B Preferred, and Series C Preferred is entitled to the number of votes equal to the number of shares of Common Stock in which such shares of Series A Preferred, Series B Preferred, and Series C Preferred, respectively, could be converted.

  In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred, and Series B Preferred are entitled to receive, in addition to the cumulated and

                       COVAD COMMUNICATIONS GROUP, INC.

                                  (UNAUDITED)

unpaid dividends, $0.50 and $0.75 per share, respectively (the "Initial Preference") until a "Liquidation Preference Threshold" is met based on a formula as set forth in the Certificate of Incorporation. If the "Liquidation Preference Threshold" is met, the Initial Preference is eliminated. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series C Preferred are entitled to receive, in addition to the cumulated and unpaid dividends, $4.165 (the "Initial Preference"). After payment of these preferences, if applicable, any remaining amounts are distributed to the holders of Series A Preferred, Series B Preferred, Series C Preferred, and Common Stock on a pro rata basis based on the number of shares of Common Stock held by each holder on an as-converted basis.

4. LEGAL PROCEEDINGS

  On March 11, 1998, the Company initiated an arbitration proceeding against Pacific Bell before the American Arbitration Association seeking damages and equitable relief from Pacific Bell regarding its collocation practices that have led to the denial of physical collocation space for the installation of the Company's equipment in multiple central offices in California. On May 8, 1998, the Company filed a complaint in Federal Court against Pacific Bell seeking damages and equitable relief from Pacific Bell regarding its collocation practices, failures to timely and properly deliver transmission and local loop facilities, position on local loop spectral interference issues, as well as other practices.

5. NEW ACCOUNTING PRONOUNCEMENT

 Accounting for Internal Use Computer Software

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies the characteristics of internal-use software. The Company's accounting policy with respect to accounting for computer software developed or obtained for internal use is consistent with SOP 98-1. Therefore, SOP 98-1 is not expected to have a material impact on future reported financial results of the Company.

6. DEFERRED COMPENSATION EXPENSE

  During the quarter ended March 31, 1998, the Company recorded a deferred compensation charge of approximately $819,000 as a result of granting stock options to employees with exercise prices per share below the deemed fair values per share of the Company's common stock at the dates of grant. Amortization of this amount, as well as the compensation charge of $906,000 deferred during the year ended December 31, 1997, resulted in a charge of $227,000 to operations during the three months ended March 31, 1998. As a result of additional stock option grants through July 31, 1998, the Company will subsequently record an additional deferred compensation charge of approximately $7.2 million. Based on the options granted through July 31, 1998, the total charge to operations during the year ending December 31, 1998 for amortization of the deferred charge will approximate $3.8 million.

7. PRO FORMA INFORMATION WITH RESPECT TO DEBT ISSUANCE

  Had the debt described in Note 2 been issued as of January 1, 1997, the Company's interest expense for the year ended December 31, 1997 and the three months ended March 31, 1998 would have been $19.6 million and $5.4 million, the Company's net loss would have been $22.2 million and $7.4 million, and the Company's net loss per share would have been $3.01 and $.97.

                                  APPENDIX A

                       COVAD COMMUNICATIONS GROUP, INC.

                               GLOSSARY OF TERMS

  Access Line--A circuit that connects a telephone user (customer) to the ILEC
CO.

  Analog Modem--A telecommunications device that allows the communication of digital information over analog telephone lines and through the public switched telephone network by translating such information in a way that simulates and uses only the bandwidth of normal voice transmissions.

  Asynchronous Transfer Mode (ATM)--A protocol that segments digital information into 53-byte cells (5-byte header and 48-byte payload) that are switched throughout a network over virtual circuits. Able to accommodate multiple types of media (voice, video, data).

  Bandwidth--Refers to the maximum amount of data that can be transferred through a computer's backplane or communication channel in a given time. It is usually measured in Hertz for analog communications and bits per second for digital communications.

  CO (Central Office)--ILEC facility where subscriber lines are joined to switching equipment.

  CLEC (Competitive Local Exchange Carrier)--Category of telephone service provider (carrier) that offers services similar to those of the ILEC, as allowed by recent changes in telecommunications law and regulation. A CLEC may also provide other types of services such as long distance, Internet access and entertainment.

  CLEC Certification--Granted by a state public service commission or public utility commission, this certification provides a telecommunications services provider with the legal standing to offer telecommunications services in direct competition with the ILEC and other CLECs. Such certifications are granted on a state-by-state basis.

  Communications Act of 1934--The federal legislation governing broadcast and non-broadcast communications, including both wireless and wired telephone service, and which established the FCC.

  CPE--Customer Premise Equipment.

  Digital Service 3 (DS-3)--In the digital hierarchy, this signaling standard defines a transmission speed of 44.736 Mbps, equivalent to 28 T1 channels; this term is often used interchangeably with T3.

  FCC (Federal Communications Commission)--The U.S. government agency charged with the oversight of communications originating in the U.S. and crossing state lines.

  Facilities-Based Provider--A telecommunications provider that delivers its services to the end-user via owned equipment and leased (or owned) transport in contrast to a reseller of an ILEC's services.

  Frame Relay--A high-speed packet-switched data communications protocol.

  HFC (Hybrid Fiber Coax)--A combination of fiber optic and coaxial cable, which has become the primary architecture utilized by cable operators in recent and ongoing upgrades of their systems. An HFC architecture generally utilizes fiber optic wire between the headend and the nodes and coaxial wire from nodes to individual end-users.

  ILEC (Incumbent Local Exchange Carrier)--The local exchange carrier that was the monopoly carrier in a region, prior to the opening of local exchange services to competition.

  ILEC Collocation--A location serving as the interface point for a CLEC network's interconnection to that of the ILEC. Collocation can be (i) physical, in which the CLEC places and directly maintains equipment in the ILEC CO, or (ii) virtual, in which the CLEC leases a facility, similar to that which it might build, to effect a presence in the ILEC CO.

  Interconnection (Co-Carrier) Agreement--A contract between an ILEC and a CLEC for the interconnection of the two networks and CLEC access to ILEC UNEs. These agreements set out the financial and operational aspects of such interconnection and access.

  ISP (Internet Service Provider)--A vendor that provides subscribers access to the Internet.

  ISDN (Integrated Services Digital Network)--ISDN provides standard interfaces for digital communications networks and is capable of carrying data, voice, and video over digital circuits. ISDN protocols are used worldwide for connections to public ISDN networks or to attach ISDN devices to ISDN-capable PBX systems (ISPBXs). Developed by the International Telecommunications Union, ISDN includes two user-to-network interfaces: basic rate interface (BRI) and primary rate interface (PRI). An ISDN interface contains one signaling channel (D-channel) and a number of information channels ("bearer" or B channels). The D-channel is used for call setup, control, and call clearing on the B-channels. It also transports feature information while calls are in progress. The B-channels carry the voice, data, or video information.

  IXC (Interexchange Carrier)--Facilities-based interLATA carriers (e.g., AT&T Corp., MCI Communications Corp., Sprint Corp. and WorldCom, Inc.), who also provide intraLATA toll service and may operate as CLECs.

  Kbps (Kilobits per second)--One thousand bits per second.

  LATA (Local Access and Transport Area)--A geographic area inside of which a local telephone company can offer switched telecommunications services, including long distance (known as toll). There are 196 LATAs in the U.S.

  Mbps (Megabits Per Second)--One million bits per second.

  RBOC (Regional Bell Operating Company)--One of the ILECs created by AT&T's divestiture of its local exchange business. The remaining RBOCs include BellSouth, Bell Atlantic Corporation, Ameritech Corporation, US West, Inc. and SBC Communications, Inc.

  T1--This is a Bell system term for a digital transmission link with a capacity of 1.544 Mbps.

  UNEs (Unbundled Network Elements)--The various portions of an ILEC's network that a CLEC can lease for purposes of building a facilities-based competitive network, including copper lines, CO collocation space, inter-office transport, operational support systems, local switching and rights of way.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMA-TION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SO-LICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RE-LATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OF-FER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITA-TION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITA-TION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  12
Use of Proceeds..........................................................  26
Dividend Policy..........................................................  26
Capitalization...........................................................  27
Selected Financial Data..................................................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30
Business.................................................................  35
Management...............................................................  51
Certain Relationships and Related Transactions...........................  57
Principal Stockholders...................................................  60
The Exchange Offer.......................................................  62
Description of the Old Notes.............................................  70
Description of the New Notes.............................................  95
Description of Capital Stock.............................................  96
United States Federal Income Tax Considerations.......................... 101
Plan of Distribution..................................................... 106
Legal Matters............................................................ 106
Experts.................................................................. 106
Index to Financial Statements............................................ F-1
Glossary................................................................. A-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                 $260,000,000
                         PRINCIPAL AMOUNT AT MATURITY

                                    [LOGO]

                       COVAD COMMUNICATIONS GROUP, INC.

                    13 1/2% SENIOR DISCOUNT NOTES DUE 2008

                                ---------------

                                  PROSPECTUS


                                ---------------



                                      , 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article X of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors, employees and agents of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  The Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

  The Registrant does not maintain any liability insurance coverage for its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits.

 EXHIBIT
 NUMBER                                DESCRIPTION
 ------- ----------------------------------------------------------------------
  1.1*   Purchase Agreement dated March 6, 1998 among the Registrant and Bear,
         Stearns & Co. Inc. and BT Alex. Brown Incorporated.
  3.1*   Amended and Restated Certificate of Incorporation filed with the
         Delaware Secretary of State on May 21, 1998.
  3.2*   Bylaws.
  4.1*   Indenture dated as of March 11, 1998 between the Registrant and The
         Bank of New York, including form of Senior Discount Note Due 2008.
  4.2*   Registration Rights Agreement dated as of March 11, 1998 among the
         Registrant and the Initial Purchasers.
  4.3*   Warrant Agreement dated as of March 11, 1998 between the Registrant and The Bank of New York.
  4.4*   Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and the Initial Purchasers.
  4.5*   Specimen 13 1/2% Senior Discount Note Due 2008, Series B.
  4.6*   Amended and Restated Stockholders Rights Agreement dated March 11,
         1998 among the Registrant and certain of its stockholders, as amended by Amendment No. 1 to the Amended and Restated Stockholder Rights
         Agreement among the Registrant and certain of its stockholders dated as of April 24, 1998.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement entered into between the Registrant and each of the Registrant's executive officers and directors.
 10.2*   Employment Agreement entered into between the Registrant and Rex
         Cardinale.
 10.3*   Employment Agreement entered into between the Registrant and Dhruv
         Khanna.
 10.4*   1997 Stock Plan and related form of option agreement, as amended.
 10.5*   Series C Preferred Stock and Warrant Subscription Agreement dated as of February 20, 1998 among the Registrant, Warburg, Pincus Ventures,
         L.P. ("Warburg"), Crosspoint Venture Partners 1996 ("Crosspoint") and
         Intel Corporation, as amended by the Assignment and Assumption
         Agreement and First Amendment to the Series C Preferred Stock and
         Warrant Subscription Agreement dated as of April 24, 1998 among the
         Registrant, Warburg, Crosspoint and Robert Hawk.

 EXHIBIT
 NUMBER                                DESCRIPTION
 ------- ----------------------------------------------------------------------
 10.6*   Sublease dated August 15, 1997 between Intevac, Inc. and Registrant for the Registrant's facility located in Santa Clara, California.
 21.1*   Subsidiaries of the Registrant.
 23.1    Consent of Ernst & Young LLP.
 23.2*   Consent of Counsel.
 24*     Power of Attorney.
 25.1*   Statement of Eligibility of Trustee.
 27.1    Amended Financial Data Schedule as of and for the year ended December
         31, 1997.
 27.2    Financial Data Schedule as of and for the three months ended March 31,
         1998.
 99.1*   Form of Letter of Transmittal with respect to Exchange Offer.
 99.2*   Form of Notice of Guaranteed Delivery.
 99.3*   Form of Exchange Agent Agreement.

--------
* Previously filed

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or Notes thereto.

ITEM 22. UNDERTAKING

  1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  2. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  3. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

  4. The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

    Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by (S)210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statement. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or (S)210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA CLARA, STATE OF CALIFORNIA ON AUGUST 7, 1998.

                                          Covad Communications Group, Inc.


                                          By:    /s/ Timothy Laehy
                                             ----------------------------------
                                             Timothy Laehy
                                             Chief Financial Officer,
                                             Treasurer and Vice President,
                                             Finance

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON THE 7TH DAY OF AUGUST, 1998 IN THE CAPACITIES INDICATED:

              SIGNATURE                        TITLE
              ---------                        -----

                  *                    Chairman of the Board of Directors
-------------------------------------
          (CHARLES MCMINN)

       /s/ Robert Knowling Jr.         President, Chief Executive Officer and
-------------------------------------   Director (Principal Executive
        (ROBERT KNOWLING JR.)           Officer)

          /s/ Timothy Laehy            Chief Financial Officer, Treasurer and
-------------------------------------   Vice President, Finance (Principal
           (TIMOTHY LAEHY)              Financial and Accounting Officer)

                  *                    Director
-------------------------------------
            (ROBERT HAWK)

                  *                    Director
-------------------------------------
           (HENRY KRESSEL)

                  *                    Director
-------------------------------------
           (JOSEPH LANDY)

                  *                    Director
-------------------------------------
           (DANIEL LYNCH)

                  *                    Director
-------------------------------------
          (FRANK MARSHALL)

                  *                    Director
-------------------------------------
           (RICH SHAPERO)

         /s/ Timothy Laehy
*By:
  ----------------------------------
     Timothy Laehy, attorney-in-fact

                        COVAD COMMUNICATIONS GROUP, INC.

                       REGISTRATION STATEMENT ON FORM S-4

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 ------- ----------------------------------------------------------------------
  1.1*   Purchase Agreement dated March 6, 1998 among the Registrant and Bear,
         Stearns & Co. Inc. and BT Alex. Brown Incorporated.
  3.1*   Amended and Restated Certificate of Incorporation filed with the
         Delaware Secretary of State on May 21, 1998.
  3.2*   Bylaws.
  4.1*   Indenture dated as of March 11, 1998 between the Registrant and The
         Bank of New York, including form of Senior Discount Note Due 2008.
  4.2*   Registration Rights Agreement dated as of March 11, 1998 among the
         Registrant and the Initial Purchasers.
  4.3*   Warrant Agreement dated as of March 11, 1998 between the Registrant and The Bank of New York.
  4.4*   Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and the Initial Purchasers.
  4.5*   Specimen 13 1/2% Senior Discount Note Due 2008, Series B.
  4.6*   Amended and Restated Stockholders Rights Agreement dated March 11,
         1998 among the Registrant and certain of its stockholders, as amended by Amendment No. 1 to the Amended and Restated Stockholder Rights
         Agreement among the Registrant and certain of its stockholders dated as of April 24, 1998.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement entered into between the Registrant and each of the Registrant's executive officers and directors.
 10.2*   Employment Agreement entered into between the Registrant and Rex
         Cardinale.
 10.3*   Employment Agreement entered into between the Registrant and Dhruv
         Khanna.
 10.4*   1997 Stock Plan and related form of option agreement, as amended.
 10.5*   Series C Preferred Stock and Warrant Subscription Agreement dated as of February 20, 1998 among the Registrant, Warburg, Pincus Ventures,
         L.P. ("Warburg"), Crosspoint Venture Partners 1996 ("Crosspoint") and
         Intel Corporation, as amended by the Assignment and Assumption
         Agreement and First Amendment to the Series C Preferred Stock and
         Warrant Subscription Agreement dated as of April 24, 1998 among the
         Registrant, Warburg, Crosspoint and Robert Hawk.
 10.6*   Sublease dated August 15, 1997 between Intevac, Inc. and Registrant for the Registrant's facility located in Santa Clara, California.
 21.1*   Subsidiaries of the Registrant.
 23.1    Consent of Ernst & Young LLP.
 23.2*   Consent of Counsel.
 24*     Power of Attorney.
 25.1*   Statement of Eligibility of Trustee.
 27.1    Amended Financial Data Schedule as of and for the year ended December
         31, 1997.
 27.2    Financial Data Schedule as of and for the three months ended March 31,
         1998.
 99.1*   Form of Letter of Transmittal with respect to Exchange Offer.
 99.2*   Form of Notice of Guaranteed Delivery.
 99.3*   Form of Exchange Agent Agreement.

--------
* Previously filed